Exhibit (k)(4)

Revolving Credit and Security Agreement

among

nbl spv i, llc,

as Borrower,

SMALL BUSINESS LENDING, LLC,

as Servicer,

U.S. Bank National association,

as Backup Servicer,

the Lenders from time to time parties hereto,

and

Capital One, N.A.,

as Administrative Agent and as Lead Arranger,

Dated as of July 31, 2018

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES

Schedule 1	Initial Commitments and Percentages
Schedule 2	Forms of Monthly Report
Schedule 3	Initial Eligible Loans
Schedule 4	Industry Groups
Schedule 5	Notice Information
Schedule 6	Collection Account Details
Schedule 7	Scope of Agreed Upon Procedures
Schedule 8	Credit and Collection Policy
Schedule 9	Approved Hospitality Flags
Schedule 10	Review Procedures

EXHIBITS

Exhibit A	Form of Notice of Borrowing (with attached form of Borrowing Base Calculation)
Exhibit B	Form of Notice of Prepayment
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Facility Amount Increase
Exhibit E	Form of Release of Interest in Loan Documents
Exhibit F-1	Form of Assignment of Mortgage
Exhibit F-2	Form of Assignment of Note
Exhibit G	Form of Interest Election Request
Exhibit H	Form of Closing Certificate
Exhibit I	Form of U.S. Tax Compliance Certificate
Exhibit J	Form of Compliance Certificate
Exhibit K	Intentionally Omitted
Exhibit L	Form of Custodial File Document Receipt Certificate
Exhibit M	Form of Account Control Agreement

-i-

Revolving Credit and Security Agreement

Revolving Credit and Security Agreement dated as of July 31, 2018 among NBL SPV I, LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, the “Borrower”); SMALL BUSINESS LENDING, LLC, a New York limited liability company, as the servicer (together with its permitted successors and assigns, the “Servicer”); U.S. BANK NATIONAL ASSOCIATION, as backup servicer (in such capacity, together with its successors and assigns, the “Backup Servicer”); the Lenders from time to time party hereto; and Capital One, N.A., as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Administrative Agent”) and as Lead Arranger.

Recitals:

The Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

Each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

In consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01.         Definitions.

As used in this Agreement, the following terms shall have the meanings indicated:

“Account Bank” means (i) Capital One, N.A. or (ii) another Qualified Institution reasonably acceptable to the Administrative Agent.

“Account Control Agreement” means an agreement in substantially the form of Exhibit M.

“Adjusted Eurodollar Rate” means, for any day during which LIBOR Advances are outstanding, an interest rate per annum equal to a fraction, expressed as a percentage, (i) the numerator of which is equal to the LIBOR Rate for such day and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage.

“Adjusted Net Investment Income” means, with reference to any period in respect of the Parent: (i) net investment income (or net investment loss), plus (ii) net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less (iii) realized losses on non-affiliate investments, plus or minus (iv) net loss on lease adjustment, plus (v) the net realized gains on controlled investments, plus or minus (vi) the change in fair value of contingent consideration liabilities, plus (vii) loss on extinguishment of debt.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of the date hereof, by and between the Administrative Agent and the Borrower.

“Administrative Expenses” means the fees and expenses (including indemnities) and other amounts of the Borrower due or accrued with respect to any Payment Date and payable, on a pro rata basis, to:

(a)          the Independent Accountants, agents and counsel of the Borrower for fees and expenses related to the Collateral and the Facility Documents; and

(b)          any other Person (other than the Lenders) in respect of any other fees or expenses permitted under or incurred pursuant to the Facility Documents and other amounts payable by the Borrower under any Facility Document;

provided that, for the avoidance of doubt, amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal, other amounts owing in respect of the Advances and the Commitments and servicing fees) shall not constitute Administrative Expenses.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” means 80%.

“Advances” has the meaning assigned to such term in Section 2.01.

“Affected Person” means (i) each Lender and each of its Affiliates and (ii) any assignee or participant of any Lender.

“Affiliate” means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person; provided that a Person shall not be deemed to be an “Affiliate” of an Obligor solely because it is under the common ownership or control of the same financial sponsor or affiliate thereof as such Obligor (except if any such Person or Obligor provides collateral under, guarantees or otherwise supports the obligations of the other such Person or Obligor).

“Agent’s Account” means Capital One, N.A., ABA #065000090, Account: 7057502962, Attention: Structured Products Loan Collections, Reference: NBL SPV I, LLC.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Eligible Loans, the sum of the outstanding Principal Balances of all or of such portion of such Eligible Loans.

“Agreement” means this Revolving Credit and Security Agreement.

“Alternative Rate” means an interest rate per annum equal to (i) if a Eurodollar Disruption Event has occurred and is continuing or an Event of Default has occurred and is continuing (and has not otherwise been waived by the Lenders pursuant to the terms hereof), the Base Rate, or (ii) in all other cases, the Adjusted Eurodollar Rate.

“Applicable Law” means any Law of any Governmental Authority, including all Federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” means with respect to LIBOR Advances, 2.75% per annum, and with respect to Base Rate Advances, 0.00% per annum.

“Appraised Value” means the “as is” value of the Project Property (or, with respect to Renovation Loans and Construction Loans, the “as completed” value), in each case as determined in accordance with the requirements and standards of the SBA 504 Loan Program.

“Approved Hospitality Property” means a hotel property that is (i) operated under one of the hotel brands set forth on Schedule 9 attached hereto; (ii) has hotel rooms only in interior corridors; and (iii) that is less than 25 years old as of any applicable date of determination.

“Asset Coverage Ratio” means, on any Determination Date, for Parent, the ratio which the value of total assets, less all liabilities and indebtedness not represented by Senior Securities, bears to the aggregate amount of Senior Securities representing indebtedness of the Parent (all as determined pursuant to the Investment Company Act and any orders of the SEC issued to the Borrower thereunder).

“Asset Coverage Ratio Test” means a test that will be satisfied on any date of determination if the Asset Coverage Ratio is one hundred fifty percent (150%) or greater.

“Asset Schedule and Exception Report” means, with respect to any Loan File, a list attached to a Custodial File Document Receipt Certificate of all the related Collateral Loans and the documents being held by the Custodian in respect thereof, together with a list of codes identifying all Exceptions related thereto. Each Asset Schedule and Exception Report shall set forth (a) the Collateral Loans subject to the Lien of the Administrative Agent for the benefit of the Secured Parties on any applicable Business Day, as well as the other Collateral Loans held by the Custodian pursuant to the Custodial Agreement, and (b) all Exceptions with respect thereto, with any updates thereto from the time last delivered.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit C, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“Assignment of Mortgage” means, with respect to a Collateral Loan, the executed instrument of assignment of the related Mortgage in recordable form and all other documents securing such Loan in substantially the form of Exhibit F-1 and that is in a form sufficient under the laws of the jurisdiction in which the Project Property which is the subject of such Mortgage is located to permit the assignee to exercise all rights granted by the seller under such Mortgage and such other documents and all rights available under applicable law to the obligee under such Loan and which may also, to the extent permitted by the laws of the state in which the Project Property is located, be a blanket instrument of assignment covering other Mortgages; provided, however, that the Custodian shall have no obligation to determine whether any such assignment is in recordable form.

“Assignment of Note” means each allonge or any other instrument of transfer assigning a Loan Note issued by an Obligor substantially in the form of Exhibit F-2.

“Availability” means the least of:

(a)          the Facility Amount at such time minus the Net Aggregate Exposure Amount at such time; and

(b)          (i) the product of (x) the Borrowing Base times (y) the Advance Rate, minus (ii) the product of the (x) Net Aggregate Exposure Amount times (y) the difference between (1) 100% minus (2) the Advance Rate.

“Availability Test” means a test that will be satisfied at any time if (a) the aggregate outstanding principal balance of the Advances at such time is less than or equal to (b) the Availability at such time.

“Backup Servicer” means U.S. Bank National Association, and any successor thereto appointed under this Agreement.

“Backup Servicer Fee Letter” means the U.S. Bank National Association fee letter, dated as of July 13, 2018, setting forth the fees payable by the Borrower to the Backup Servicer in connection with the transactions contemplated by this Agreement.

“Backup Servicer Indemnified Amounts” has the meaning set forth in Section 14.05.

“Bankruptcy Code” means the United States Bankruptcy Code, as amended.

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50%, and (c) other than as a result of a Eurodollar Disruption Event, the LIBOR Rate plus 1.0%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of the Administrative Agent or any Lender. Interest calculated pursuant to clauses (a) and (b) above will be determined based on a year of 365 days or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clause (c) above will be determined based on a year of 360 days and actual days elapsed.

“Base Rate Advance” means an Advance bearing Interest at the Base Rate. For the avoidance of doubt, a Borrowing bearing Interest at the Base Rate pursuant to clause (c) of the definition thereof shall constitute a Base Rate Advance until such Borrowing is converted to a LIBOR Advance at the option of the Borrower pursuant to Section 2.15 hereof.

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower Account” means that certain deposit account designated in writing from time to time by the Borrower to the Administrative Agent in a Notice of Borrowing as the deposit account into which the proceeds of each Borrowing are to be deposited.

“Borrowing” has the meaning assigned to such term in Section 2.01.

“Borrowing Base” means, at any time, (a) the Aggregate Principal Balance; minus (b) any Excess Concentration Amount; minus (c) the aggregate net amount payable by the Borrower (determined as of any time based on the termination value thereof), if any, under any interest rate swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate hedging arrangement with respect to Fixed Rate Loans. For the avoidance of doubt, the net amount owed to the Borrower under any interest rate hedges shall be zero for purposes of determining the Borrowing Base.

“Borrowing Base Calculation Statement” means a statement in substantially the form attached as Schedule I to the form of Notice of Borrowing attached hereto as Exhibit A, as such form of Borrowing Base Calculation Statement may be modified by the Administrative Agent from time to time to the extent such form does not, in the good faith opinion of the Administrative Agent, accurately reflect the calculation of the Borrowing Base required hereunder.

“Borrowing Base Inclusion Criteria” means, with respect to any Collateral Loan, the SBA Loan Borrowing Base Inclusion Criteria.

“Borrowing Base Inclusion Criteria Exception Loan” means a Collateral Loan that does not satisfy one or more of the Borrowing Base Inclusion Criteria but is approved as an Eligible Loan by the Administrative Agent acting in its sole discretion.

“Borrowing Base Inclusion Date” means, with respect to any Collateral Loan that satisfies each of the Eligibility Criteria, the date such Collateral Loan either satisfied each of the Borrowing Base Inclusion Criteria applicable to such Collateral Loan or became a Borrowing Base Inclusion Criteria Exception Loan and was included in the calculation of the Borrowing Base.

“Borrowing Date” means the date of a Borrowing.

“Business Day” means any day other than a Saturday or Sunday, provided that (i) days on which banks are authorized or required to close in New York, New York, St. Paul, Minnesota, or Chicago, Illinois, and (ii) if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of an Advance bearing interest at the LIBOR Rate or the determination of the LIBOR Rate, days on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England are closed, shall not constitute Business Days.

“Cash” means Dollars immediately available on the day in question.

“CDC” means a Certified Development Company as authorized by the SBA to deliver loan financing under the SBA 504 Loan Program.

“CERCLA” means, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986 and all other amendments thereto, together with the rules and regulations promulgated thereunder as in effect from time to time.

“Change of Control” means, at any time, the occurrence of one of the following events: (a) Parent fails to own directly or indirectly 100.0% of the equity interests of Holdco 6 free and clear of all Liens at any time; (b) Holdco 6 fails to own directly or indirectly 100.0% of the equity interests of Originator free and clear of all Liens at any time, (c) Originator fails to own directly or indirectly 100.0% of the equity interests of Borrower, free and clear of all Liens at any time (other than any Lien granted therein under the Pledge Agreement), or (d) Parent fails to own directly or indirectly 100.0% of the equity interests of Servicer.

“Charged-Off Loan” means any Loan (i) that the Borrower (or the Servicer) has reasonably determined in accordance with the Servicing Standard and the Credit and Collection Policies that such Collateral Loan shall be placed on “non-accrual” status or “not collectible, (ii) for which an Insolvency Event has occurred with respect to the related Obligor, or (iii) that is more than 180 days past due.

“Charged-Off Loan Ratio” means, with respect to any calendar quarter, the ratio, expressed as a percentage the Aggregate Principal Balance of all Collateral Loans that became Charged-Off Loans during the twelve calendar months then ended divided by (ii) the average of the Aggregate Principal Balance with respect to all Collateral Loans as of the last day of the prior Collection Period and the previous eleven Collection Periods; provided that if twelve (12) consecutive calendar months have not yet elapsed since the Borrower was formed, the Charged-Off Loan Ratio shall initially be measured from the period of the date of formation of the Borrower to the most recently ended month or fiscal quarter (as the case may be), with applicable amounts in such period annualized for purposes of such calculations, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of Borrower.

“Closing Date” means July 31, 2018.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Loan” means a Loan owned by the Borrower and included as part of the Collateral.

“Collateral Loan File Checklist” means an electronic or hard copy, as applicable, checklist substantially in the form of Attachment B to the Custodial Delivery Certificate delivered by or on behalf of the Borrower to the Custodian, for each Loan, of all Loan Documents to be included within the respective loan file.

“Collateral Loan Schedule” means the list of Collateral Loans delivered by the Borrower to the Custodian in accordance with the terms of the Custodial Agreement, setting forth, as applicable, with respect to each such Collateral Loan, the information specified on Attachment A to the Custodial Delivery Certificate.

“Collateral Quality Tests” means, after such time as there are fifteen (15) or more Eligible Loans in the Borrowing Base, as of any date of determination, a set of tests that are satisfied so long as each of the following are satisfied:

(a)          the Modified Loan Ratio does not exceed 5.0% as of the end of any Collection Period;

(b)          the Defaulted Loan Ratio does not exceed 5.0% as of the end of any Collection Period; and

(c)          the Charged-Off Loan Ratio does not exceed 2.5% as of the end of any Collection Period.

“Collection Account” means the trust account established pursuant to Section 8.02.

“Collection Period” means each calendar month; provided, however that the initial Collection Period shall be the period from and including the Closing Date to and including the last day of the calendar month in which the Closing Date occurs; provided, further that the final Collection Period preceding the Final Maturity Date or the final Collection Period preceding an optional prepayment in whole of the Advances shall end on the Final Maturity Date or the date of such prepayment, respectively.

“Collections” means (i) all cash collections, distributions, payments and other amounts received, and to be received by the Borrower, from any Person in respect of any Collateral Loan, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loan, all servicing fees received by the Borrower in respect of any guaranteed portion of a Collateral Loan sold to a third party, guaranty payments and all Proceeds from any sale or disposition of any such Collateral Loan or other recoveries from the Obligor or the Loan Collateral with respect to such Collateral Loan; and (ii) all amounts paid to the Borrower under any interest rate swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement with respect to Fixed Rate Loans.

“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 15.06(a).

“Commitment Termination Date” means the earlier of (a) the last day of the Reinvestment Period (or such later date as may be agreed by the Borrower and each of the Lenders and notified in writing to the Administrative Agent) or (b) the date of the termination of the Commitments and the acceleration of the Advances pursuant to Section 6.02.

“Concentration Limitations” means, as of any date of determination, the following limitations applied to the Concentration Test Amount, and when calculated as a percentage of the Concentration Test Amount in accordance with the procedures set forth in Section 1.04, provided that for purposes of calculating each of the following limitations Unseasoned Second Lien Loans owed by any single Obligor may be excluded from such calculations:

(a)          not more than $7,500,000 consists of First Lien Loans owed by any single Obligor;

(b)          not more than $5,500,000 consists of Second Lien Loans owed by any single Obligor;

(c)          not more than the greater of (i) $15,000,000, and (ii) 30.0% of the Concentration Test Amount consists of Eligible Loans that are Special Purpose Loans;

(d)          not more than the greater of (i) $15,000,000, and (ii) 30.0% of the Concentration Test Amount consists of Eligible Loans that are secured by Approved Hospitality Properties;

(e)          not more than the greater of (i) $10,000,000, and (ii) 20.0% of the Concentration Test Amount consists of Eligible Loans with Obligors in the largest Industry Group (measured as the Industry Group with the largest percentage of the Concentration Test Amount), excluding Collateral Loans that are secured by Approved Hospitality Properties;

(f)           not more than the greater of (i) $15,000,000, and (ii) 25.0% of the Concentration Test Amount consists of Eligible Loans from Obligors located in the state representing the largest percentage of the Concentration Test Amount;

(g)          not more than the greater of (i) $10,000,000, and (ii) 20.0% of the Concentration Test Amount consists of Eligible Loans from Obligors located in the state representing the second largest percentage of the Concentration Test Amount;

(h)          not more than the greater of (i) $8,000,000, and (ii) 17.5% of the Concentration Test Amount consists of Eligible Loans from Obligors located in the state representing the third largest percentage of the Concentration Test Amount;

(i)           not more than the greater of (i) $6,000,000, and (ii) 10.0% of the Concentration Test Amount consists of Eligible Loans from Obligors located in any single state other than as set forth in clauses (f), (g), and (h) above; and

(j)           not more than the greater of (i) $15,000,000, and (ii) 25.0% of the Concentration Test Amount consists of Construction Loans and Renovation Loans in the aggregate; provided that for purposes of this clause (j), (x) if less than 20% of the proceeds of an Eligible Loan are used for the conversion or renovation of existing facilities, then only such portion of the loan proceeds used for the conversion or renovation of existing facilities shall be included in calculations of this clause (j), and (y) if 20% or greater of the proceeds of an Eligible Loan are used for the conversion or renovation of existing facilities, then the entire amount of such Eligible Loan shall be included in calculations of this clause (j).

“Concentration Test Amount” means the Aggregate Principal Balance of all Eligible Loans other than Unseasoned Second Lien Loans.

“Constituent Documents” means in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement, trust agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Construction Loan” means a Collateral Loan, the proceeds of which will be used for the construction of new facilities.

“Continued Errors” has the meaning specified in Section 11.08(f).

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have the meaning correlative thereto.

“Credit and Collection Policies” means the credit policies of Originator attached hereto as Schedule 8, as amended subject to the terms hereof, together with the Servicing Standard.1

“Custodial Agreement” means that certain Custodial Agreement dated as of the date hereof, by and among the Custodian, the Borrower, Newtek Business Lending, LLC, as seller, the Servicer, and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Custodial Delivery Certificate” means a delivery certificate substantially in the form set forth in the Custodial Agreement, executed by the Borrower in connection with its delivery of a Loan File to the Custodian pursuant to the Custodial Agreement.

“Custodial File Document Receipt Certificate” means a receipt substantially in the form of Exhibit L delivered to the Borrower with a copy to the Administrative Agent by the Custodian covering all of the Collateral Loans subject to the Custodial Agreement from time to time, as reflected on the Asset Schedule and Exception Report attached thereto in accordance with Section 13.02.

1 NTD: Newtek to send PDF of Credit and Collection Policies.

“Custodian” means U.S. Bank National Association, and any successor thereto appointed under the Custodial Agreement.

“Data File” has the meaning assigned to such term in Section 8.06(a).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event which, with the passage of time, the giving of notice, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means a rate per annum equal to:

(a)          with respect to LIBOR Advances, the sum of (i) the LIBOR Rate plus (ii) the Applicable Margin then applicable to such LIBOR Advance, plus (iii) 2.0%; and

(b)          with respect to Base Rate Advances or any other Obligation, the sum of (i) the Base Rate plus (ii) the Applicable Margin then applicable to such Base Rate Advances plus (iii) 2.0%.

“Defaulted Loan” means any Loan as to which any of the following occurs:

(a)          a default as to all or any portion of one or more payments of principal and/or interest has occurred with respect to such Loan and such payment default has continued for 30 days or more;

(b)          a default other than a payment default described in clause (a) above (after giving effect to any grace period applicable thereto) and for which the Borrower (or the Originator or other applicable lender pursuant to the related Loan Documents, as applicable) has elected to exercise any of its rights and remedies under such related Loan Documents (including, without limitation, acceleration or foreclosing on collateral, but excluding the exercise of any rights to receive reports or conduct audits);

(c)          the related Obligor or Loan Guarantor of such Loan is the subject of an Insolvency Event;

(d)          any or all of the principal amount due under such Loan is reduced or forgiven;

(e)          the Servicer or the Borrower has reasonably determined in accordance with the Servicing Standard and the Credit and Collection Policies that such Loan shall be placed on “non-accrual” status or “not collectible”;

(f)          a Material Modification has occurred with respect to such Loan without the prior written consent of the Administrative Agent; or

(g)          is subject to a mandatory repurchase as a Warranty Loan under the Purchase and Contribution Agreement.

“Defaulted Loan Ratio” means, with respect to any Collection Period, the ratio, expressed as a percentage, of (i) the Aggregate Principal Balance of all Loans in the overall managed portfolio of Loans serviced by Servicer which became or would become (if owned by the Borrower) a Defaulted Loan during the twelve calendar months then ended divided by (ii) the average of the Aggregate Principal Balance of all such Loans in the overall managed portfolio of Loans serviced by Servicer as of the last day of the prior Collection Period and the previous eleven Collection Periods.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, at any time after the Closing Date (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a)          in the case of each Instrument, causing the delivery of such Instrument to the Custodian; and

(b)          in the case of each account or general intangible, causing the filing of a Financing Statement in the office of the Secretary of State of the State of Delaware.

In addition, the Borrower (or a Successor Servicer) will obtain any and all consents required by the related Loan Documents relating to any Instruments, accounts or general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Determination Date” means the last day of each Collection Period.

“Document Custodian” means the Custodian when acting in the role of a custodian of the Loan Documents hereunder.

“Document Custodian Facilities” means the office of the Document Custodian specified on Schedule 5.

“Dollars” and “$” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Loan in accordance with its terms.

“EBITDA” means, with reference to any period, net income (or net loss) of the Borrower for such period computed on a consolidated basis in accordance with GAAP plus all amounts deducted in arriving at such net income amount in respect of Interest Expense, Taxes, depreciation and amortization as determined and calculated by the Borrower (or a Successor Servicer) in a manner acceptable to the Administrative Agent in its sole discretion.

“Eligibility Criteria” means, with respect to any Loan, the following eligibility criteria:

(a)          such Loan is either a First Lien Loan or an Eligible Second Lien Loan;

(b)          is an obligation of an Obligor that (x) is not a Governmental Authority or a natural person and (y) is a business entity organized or incorporated in the United States (or any state, territory or possession thereof);

(c)          unless such Loan is an Eligible Second Lien Loan, such Loan is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other contractual pre-petition obligation for borrowed money of the related Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings;

(d)          is fully secured by the related Project Property and the related Project Property is commercial real property that is at least 51% owner occupied;

(e)          no Insolvency Event with respect to the Obligor or any related Loan Guarantor shall have occurred within the previous three (3) years;

(f)           is not a Defaulted Loan or Charged-Off Loan and is not in payment deferral;

(g)          provides for payment of interest in cash no less frequently than quarterly and provides for the full principal balance to be payable in cash at or prior to its maturity;

(h)          is denominated and payable in Dollars and the related Loan Documents do not permit either (x) such debt to be denominated in any other currency or (y) permit the place of payment to be changed;

(i)           if the related Project Property is a hotel property, such Project Property is an Approved Hospitality Property;

(j)           such Loan was not selected for inclusion in the pool of assets that are sold to the Borrower by the Originator in a manner materially adverse to the interests of the Secured Parties;

(k)          is not subject to material non-credit related risk (such as a Loan the payment of which is expressly contingent upon the non-occurrence of a catastrophe) as determined in accordance with the Credit and Collection Policy;

(l)           the Loan is not subject to any pending or threatened litigation, right of rescission, set-off, counterclaim or defense, including the defense of usury, or any assertion thereof by the related Obligor, nor will the operation of any of the terms of such Loan or any Loan Document, or the exercise of any right thereunder, including, without limitation, remedies after default, render either the Loan or any Loan Document unenforceable in whole or in part; nor is the Loan subject to any prepayment in an aggregate amount less than the remaining Principal Balance of the Loan plus all accrued and unpaid interest;

(m)         such Loan (i) was originated, underwritten, closed, and documented by the Originator in the ordinary course of its business in accordance with the Credit and Collection Policies, (ii) was documented pursuant to legal documentation in form and substance satisfactory to the Administrative Agent in accordance with Applicable Laws and all rules, regulations and guidelines of the SBA necessary to qualify such Loan under the SBA 504 Loan Program; provided, that legal documentation that conforms in all material respects to forms provided by the SBA, standard forms of mortgages or deeds of trust procured by Borrower for use in specific jurisdictions, or other forms of documents previously approved by the Administrative Agent shall be presumed to be satisfactory to the Administrative Agent, (iii) is administered in accordance with and has been at all times in compliance with the Credit and Collection Policies and Applicable Laws, and all rules, regulations and guidelines of the SBA and the SBA 504 Loan Program (notwithstanding that a CDC is responsible for ensuring eligibility under the SBA 504 Loan Program with respect to Second Lien Loans) including, without limitation, all terms set forth in the related Third Party Lender Agreement and the SBA Authorization, (iv) was purchased from the Originator and conveyed to the Borrower pursuant to the Purchase and Contribution Agreement, and (v) the SBA and applicable CDC were provided notice of the sale of such SBA Loan in accordance with the terms set forth in the related Third Party Lender Agreement;

(n)          is guaranteed by one or more natural persons pursuant to a valid and binding guarantee agreement and, if such Loan is a Second Lien Loan, the related SBA Guaranty is in accordance with the SBA 504 Loan Program;

(o)         the Obligor of which is not an Affiliate of the Borrower, the Originator, or the Servicer;

(p)         has an original and remaining term to maturity of not more than twenty-five (25) years;

(q)          is fully assignable by the Borrower without restriction (or subject only to restrictions which have been complied with) and may be collaterally assigned by the Borrower to the Administrative Agent without restriction (or subject only to restrictions which have been complied with), and the rights to service, administer and enforce rights and remedies in respect of the same under the Loan Documents inure to the benefit of the holder of such Loan or its designee (subject to customary consent rights of the Obligor and any applicable agent, which have all been obtained with respect to the assignment to the Borrower);

(r)          such Loan does not contain a confidentiality provision that restricts the ability of the Administrative Agent, on behalf of the Secured Parties, to exercise its rights under the Facility Documents, including, without limitation, its rights to review the Loan or the Borrower’s credit approval file in respect of such Loan; provided, however, that a provision which requires the Administrative Agent or other prospective recipient of confidential information to maintain the confidentiality of such information shall not be deemed to restrict the exercise of such rights;

(s)          there are no proceedings pending or, to the best of the Borrower’s knowledge, threatened (i) asserting an Insolvency Event has occurred with respect to the Obligor or the Loan Guarantor or (ii) wherein the Obligor of such Loan, or any other Person or Governmental Authority, has alleged that such Loan or the Loan Documents with respect to such Loan are illegal or unenforceable;

(t)           to the Borrower’s knowledge after performance of commercially reasonable due diligence, the underlying collateral related to such Loan has not been used by the related Obligor in any manner or for any purpose which would result in any material risk of liability being imposed upon the Borrower, the Administrative Agent or the Lender under any Applicable Law;

(u)          the origination of such Loan by the Originator and the ownership of such Loan by the Borrower will not violate any Applicable Law, cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act, or cause the Administrative Agent or any Lender to fail to comply with any request or directive from any banking authority or Governmental Authority having jurisdiction over the Administrative Agent or any Lender;

(v)          the Borrower has a valid and binding ownership interest in its entirety free and clear of any Liens, claims or encumbrances of any nature whatsoever except for Permitted Liens, in such Loan; provided that such Permitted Liens do not directly secure indebtedness for borrowed money other than Permitted Liens granted under this Agreement and/or the other Facility Documents; and, if such Loan is an Eligible Second Lien Loan, the lien of the related First Lien Loan;

(w)         such Loan is in full force and effect and, together with the related Loan Documents, constitutes the legal, valid and binding payment obligation of the related Obligor and each guarantor thereof, enforceable by or on behalf of the holder thereof against such Obligor or guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws and subject to general principles of equity;

(x)          the Obligor of such Loan is not in an Excluded Industry;

(y)          the Borrower, the Servicer, and any of their Affiliates and agents, with respect to such Loan, have at all times complied, in all material respects, with all requirements of Applicable Law and such Loan does not violate any Applicable Law in any material respect;

(z)          at the time of acquisition thereof, the all-in yield with respect to such Loan is equal to or greater than the applicable Interest Rate hereunder;

(aa)        as of the date such Loan was originated by the Originator and acquired by the Borrower, with respect to which the Originator and the Borrower had all necessary licenses and permits to originate or purchase such Loan in the state where the Obligor is located and the related Project Property is located and enter into the related Loan Documents;

(bb)       the underlying collateral with respect to such Loan is in good repair and free of any damage, waste or defective condition that would materially and adversely affect the value of such collateral as security for such Loan and the Loan Documents with respect to such Loan require that the related Obligor maintain the underlying collateral for such Loan in good repair and the Obligor with respect to such Loan is required to maintain adequate insurance coverage (including, without limitation, flood insurance and any other insurance required under SBA requirements, as applicable) with respect to its assets and there is no total or partial condemnation proceeding or eminent domain proceeding pending or threatened against the related collateral;

(cc)        such Loan is a Loan with respect to which the Borrower has a valid first priority or, if such Loan is an Eligible Second Lien Loan, junior priority perfected security interest and Lien in all underlying collateral for the applicable Loan free and clear of any Liens other than Permitted Liens; provided that such Permitted Liens do not directly secure indebtedness for borrowed money; provided, that at the discretion of Administrative Agent, the perfection requirements of this clause may be deemed satisfied if escrow arrangements reasonably acceptable to the Administrative Agent are in place to insure that all steps necessary for such perfection will be accomplished promptly, and in any event within seven (7) Business Days following the disbursement by the Borrower of the proceeds of such Loan;

(dd)       such Loan conforms to all requirements of the SBA applicable to the SBA Authorization and, with respect to an Eligible Second Lien Loan, the SBA Guaranty;

(ee)        such Loan is a Loan with respect to which (A) no event or condition has occurred that would release the SBA from its obligations to Borrower with respect to the applicable SBA Loan, (B) the SBA has not rejected the applicable SBA Loan or the applicable Loan Documents in any respect, and (C) if such Loan is an Eligible Second Lien Loan, no event has occurred pursuant to which the SBA has reduced the amount of its guarantee of any of the foregoing (but in such event only to the extent of such reduction);

(ff)         such Loan is a Loan with respect to which the insurance coverage required by the applicable Loan Documents is in full force and effect and Borrower has been named as loss payee or additional insured, as applicable, with respect thereto;

(gg)       such Loan has not been turned over to the SBA or any other Person for servicing or collection;

(hh)       such Loan is not a Participation Interest in a Loan;

(ii)          if such Loan is a Renovation Loan and requires the Borrower to make one or more future advances to the Obligor under the Loan Documents, such Loan (i) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (ii) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder;

(jj)          such Loan does not constitute Margin Stock and no part of the proceeds of such loan or any other extension of credit made thereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock;

(kk)        such Loan is in the form of, and is treated as, indebtedness for U.S. federal income tax purposes;

(ll)          such Loan does not subject the Borrower to any withholding tax, other tax, fee or governmental charge unless the Obligor is required to make “gross-up” payments constituting 100% of such withholding tax, other tax, fee or governmental charge on an after-tax basis (other than with respect to customary “excluded taxes”);

(mm)      such Loan, at acquisition, is not the subject of an offer and has not been called for redemption;

(nn)       such Loan is not an obligation (other than a Renovation Loan or a Construction Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(oo)       with respect to the Project Property related to such Loan, (i) the related Phase I environmental assessment and any other environmental audit have not revealed the existence of any Hazardous Materials on such Project Property or any other violations of Environmental Laws, or (ii) any environmental risks associated with the existence of Hazardous Materials or any other violation of Environmental Law are being mitigated or cured in accordance with Applicable Laws and, if applicable, the SBA Rules and Regulations, to the satisfaction of the Administrative Agent in its sole discretion;

(pp)       such Loan is evidenced by a note or other instrument and such note or other instrument has been delivered to the Custodian in accordance with the provisions of the Custodial Agreement (or will be delivered within three (3) Business Days, as set forth in the Custodial Agreement) and the Custodian has received all other Loan Documents as required pursuant to the Custodial Agreement; and

(qq)       if such Loan is a Special Purpose Loan and the outstanding balance of such Loan is greater than or equal to $5,000,000, such Loan was approved by Administrative Agent in Administrative Agent’s sole discretion.

“Eligible Loan” means a Collateral Loan that (i) from and after the time of acquisition thereof by the Borrower (or its binding commitment to acquire the same), satisfies each of the Eligibility Criteria and (ii) on the date such Collateral Loan is included in the Borrowing Base, satisfies each of the applicable Borrowing Base Inclusion Criteria or is a Borrowing Base Inclusion Criteria Exception Loan.

“Eligible Second Lien Loan” means a SBA Loan that satisfies the following criteria as of any date of determination:

(a)          is a Second Lien Loan;

(b)          was originated within the previous 120 days;

(c)          is in compliance with the SBA Authorization or the applicable CDC has provided takeout financing with respect to the Second Lien Loan;

(d)          all conditions have been satisfied for the refinancing of such SBA Loan other than the receipt of funds from the takeout financing with respect to such SBA Loan; and

(e)          the Loan Documents with respect to such SBA Loan include a fully executed SBA Authorization and no condition has occurred that would excuse the SBA from issuing its guarantee of the debenture that will be used to refinance such Second Lien Loan or otherwise affect the obligation of the SBA to guarantee such Second Lien Loan.

“Environmental Complaint” has the meaning assigned to such term in Section 5.01(m)(v).

“Environmental Laws” means, all applicable Federal, state, and local laws (including common laws), statutes, ordinances, rules, regulations and orders or restrictions of, or legally binding agreements with, any Governmental Authority relating to the protection of human health, safety, the environment, natural resources or the use, possession, handling, generation, transportation, treatment, storage, recycling, discharge, disposal, emission, presence, or Release, or the threat of Release of (collectively “Management”), exposure to, or any remedial, removal or response action in connection with, any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.

“Eurocurrency Liabilities” is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Disruption Event” means the occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent of a determination by such Lender or any of its assignees or participants that, as a result of the introduction of any change in applicable law since the Closing Date, it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) any Lender shall have notified the Administrative Agent that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for such Lender or any of its assignees or participants to ascertain the Adjusted Eurodollar Rate, (c) any Lender shall have notified the Administrative Agent of a determination by such Lender or any of its assignees or participants that the rate at which deposits of Dollars are being offered to such Lender or any of its assignees or participants in the London interbank market does not adequately and fairly reflect the cost to such Lender, such assignee or such participant of making, funding or maintaining any Advance; provided that such Lender has generally made a similar determination with respect to its other borrowers under facilities bearing interest at an index based on the London interbank offered rate or (d) any Lender shall have notified the Administrative Agent of the inability of such Lender or any of its assignees or participants to obtain Dollars in the London interbank market using reasonable commercial efforts to make, fund or maintain any Advance.

“Eurodollar Reserve Percentage” means, for any period, the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

“Event of Default” means the occurrence of any of the events, acts or circumstances set forth in Section 6.01.

“Exception” means, with respect to any Collateral Loan, (i) any variance from the applicable delivery requirements of the Custodial Agreement with respect to the related Loan File, including any variance from the documents purported to be delivered in any related Collateral Loan File Checklist or any variance with respect to the Review Procedures, or (ii) any Loan Document which has been released from the possession of the Custodian pursuant to the terms of the Custodial Agreement for a period in excess of twenty (20) calendar days.

“Excess Concentration Amount” means, at any time in respect of which any one or more of the Concentration Limitations are exceeded, the portions (calculated by the Borrower (or a Successor Servicer) without duplication) of each Eligible Loan that cause such Concentration Limitations to be exceeded.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Amount” means (a) any amount received in the Collection Account with respect to any Collateral Loan, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Governmental Authority on such Collateral Loan or any related Collateral, (b) any reimbursement of insurance premiums paid by the Borrower, (c) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Loan Documents or (d) any amount deposited into the Collection Account in error.

“Excluded Industry” means any one of the following industries or any industry substantially related thereto: payday lending, pawn shops, adult entertainment, marijuana related businesses, automobile title loans, tax refund anticipation loans, credit repair services, drug paraphernalia, tax evasion, businesses engaged in predatory lending practices, and strip mining.

“Facility Amount” means (a) on or prior to the Commitment Termination Date, $75,000,000.00 (as such amount may be reduced from time to time pursuant to Section 2.06) and (b) following the Commitment Termination Date, the outstanding principal balance of all the Advances; provided that the Facility Amount may be increased by the Borrower from time to time in accordance with Section 2.10 hereof.

“Facility Amount Increase” means an increase in the Facility Amount pursuant to Section 2.10.

“Facility Amount Increase Request” is defined in Section 2.10.

“Facility Documents” means this Agreement, the Purchase and Contribution Agreement, the Account Control Agreement, the Backup Servicer Fee Letter, the Custodial Agreement, the Administrative Agent Fee Letter, each Lender Fee Letter (if any), the Guaranty Agreements, the Pledge Agreement, and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Administrative Agent’s security interest.

“FATCA” means Code Sections 1471 through 1474 (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions) and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Administrative Agent in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“FICO Score” means, with respect to a Loan Guarantor, the statistical credit score of such Loan Guarantor based on methodology developed by Fair Isaac Corporation and used by the Borrower or its agents to determine credit risk when underwriting such Loan. For purposes of clarification, the “FICO Score” of any Loan Guarantor shall mean the most recent FICO Score used to make a credit decision with respect to such Loan Guarantor, by the Borrower, the Servicer, or the Originator, as the case may be.

“Final Maturity Date” means the earlier of (a) the first anniversary of the Commitment Termination Date (or such later date as may be agreed by the Borrower and each of the Lenders and notified in writing to the Administrative Agent) or (b) the date of the termination of the Commitments and the acceleration of the Advances pursuant to Section 6.02.

“Final Order” means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Statements” has the meaning specified in Section 9-102(a)(39) of the UCC.

“First Lien Loan” means any Loan that:

(a)          is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other contractual pre-petition obligation for borrowed money of the related Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings; and

(b)          is secured by a valid first priority perfected mortgage, deed of trust, security interest or Lien in, to or on the Project Property subject to customary Liens for taxes or regulatory charges not then due and payable and other permitted Liens under the Loan Documents, provided that such permitted Liens do not directly secure indebtedness for borrowed money.

“Fixed Rate Loan” means any Loan that bears a fixed rate of interest.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would (a) increase or extend the term of the Commitments (other than an increase in the Commitment of a particular Lender or addition of a new Lender hereunder agreed to by the relevant Lender(s) pursuant to the terms of this Agreement) or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any such payment of principal or interest, (d) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 6.01, Section 9.01, or Section 15.01(b) or any related definitions or provisions in a manner that would alter the effect of such Sections, (g) modify the definition of the terms “Majority Lenders” or “Required Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (h) modify the definition of the terms “Advance Rate”, “Availability”, “Availability Test”, “Borrowing Base”, “Eligible Loan”, “Collateral Quality Test”, “Fundamental Amendment”, “Asset Coverage Ratio Test”, “Interest Coverage Ratio Test”, or any defined term used therein, in each case in a manner which would have the effect of making more credit available to the Borrower, be adverse to the interests of the Lenders or less restrictive on the Borrower in any other material fashion, or (i) extend the Reinvestment Period.

“Funding Effective Date” means the later of the Closing Date and the date on which the conditions precedent set forth in Section 3.01 are satisfied.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, quasi-regulatory authority, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the SEC, the stock exchanges, any Federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Authorities.

“Guarantor” means each of (i) Parent, (ii) Originator, (iii) Holdco 6, and (iv) any other person who becomes a guarantor hereunder, and “Guarantors” means collectively, every Guarantor.

“Guaranty Agreement” means each guaranty of payment and performance of a Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, and any other guaranty of a Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, in each case as the same may be amended, modified, or restated from time to time, each in form and substance satisfactory to the Administrative Agent.

“Hazardous Discharge” has the meaning assigned to such term in Section 5.01(m).

“Hazardous Materials” means, any dangerous, toxic or hazardous pollutants, chemicals, contaminants, wastes, medical wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or otherwise regulated under any other Environmental Law and specifically including, without limitation, asbestos and asbestos containing materials, PCBs, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Holdco 6” means Newtek Business Services Holdco 6, Inc., a Florida corporation.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business, (c) all indebtedness secured by any Lien upon property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all capitalized lease obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person or any warrant, right or option to acquire such equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (g) all guarantees of such Person in respect of any of the foregoing.

“Indemnified Party” has the meaning assigned to such term in Section 15.04(b).

“Indemnified Taxes” has the meaning assigned to such term in Section 15.03(a).

“Independent Accountants” has the meaning assigned to such term in Section 8.08.

“Independent Manager” has the meaning assigned to such term in Section 5.05(w).

“Industry Group” means any industry group listed in Schedule 4 by its three-digit NAICS code.

“Ineligible Loan” means, at any time, a Collateral Loan, or any portion thereof, that fails to satisfy any of the Eligibility Criteria after the date of acquisition thereof by the Borrower (i.e., determined as of such date).

“Insolvency Event” means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under (i) the Bankruptcy Code or (ii) any other applicable insolvency law now or hereafter in effect, (b) the appointing of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and in each of (a) or (b) above such decree or order shall remain unstayed and in effect for a period of thirty (30) consecutive days; (c) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or (e) the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, for all Advances outstanding by a Lender on such day, the product of:

where:

IR	=	the Interest Rate for Advances on such day;

P	=	the principal amount of all Advances on such day; and

D	=	if the applicable Interest Rate is the Base Rate as determined in accordance with clause (a) or (b) of the definition thereof, 365 or 366, as applicable, and in all other instances, 360.

“Interest Collections” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a)          all payments of interest and other income received by the Borrower during such Collection Period on all Collateral Loans (including Ineligible Loans), including the accrued interest received in connection with a sale thereof during such Collection Period;

(b)          all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by the Borrower during such Collection Period, unless the Servicer notifies the Administrative Agent before such Determination Date that the Servicer in its sole discretion has determined that such payments are to be treated as Principal Collections; and

(c)          commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Servicer notifies the Administrative Agent before such Determination Date that the Servicer in its sole discretion has determined that such payments are to be treated as Principal Collections;

provided that solely after the Reinvestment Period, as to any Defaulted Collateral Loan (and only so long as it remains a Defaulted Collateral Loan), any amounts received in respect thereof will constitute Principal Collections (and not Interest Collections) until the aggregate of all Collections in respect thereof since it became a Defaulted Collateral Loan equals the outstanding principal balance of such Defaulted Collateral Loan at the time as of which it became a Defaulted Collateral Loan and all amounts received in excess thereof will constitute Interest Collections.

“Interest Coverage Ratio” means, on any Determination Date, the percentage equal to:

(a)          EBITDA of the Borrower for the twelve (12) consecutive calendar months of the Borrower then most recently completed as of such Determination Date; divided by

(b)          Interest Expense of the Borrower for the twelve (12) consecutive calendar months of the Borrower then most recently completed as of such Determination Date; provided that if twelve (12) consecutive calendar months have not yet elapsed since the Borrower was formed, the Interest Coverage Ratio shall initially be measured from the period of the date of formation of the Borrower to the most recently ended month or fiscal quarter (as the case may be), with applicable amounts in such period annualized for purposes of such calculations, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of Borrower.

“Interest Coverage Ratio Test” means a test that will be satisfied on any date of determination if the Interest Coverage Ratio is greater than or equal to 120%, provided that the Interest Coverage Ratio Test shall not be tested until the sixth Determination Date after the Closing Date.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to capitalized lease obligations and all amortization of debt discount and expense) of the Borrower for such period determined on a consolidated basis in accordance with GAAP.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.15 in the form attached hereto as Exhibit G.

“Interest Rate” means a rate equal to (i) with respect to a LIBOR Advance, the Alternative Rate plus the Applicable Margin then applicable to such LIBOR Advance or (ii) with respect to a Base Rate Advance, the Base Rate plus the Applicable Margin then applicable to such Base Rate Advance; provided, however that with respect to Obligations that accrue interest at the Default Rate pursuant to Section 2.13 or upon the occurrence and during the continuation of an Event of Default, the applicable Interest Rate shall be the Default Rate.

“Interim Order” means an order, judgment, decree or ruling entered after notice and a hearing conducted in accordance with Bankruptcy Rule 4001(c) granting interim authorization, the operation or effect of which has not been stayed, reversed or amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Key Man Event” means the following events: (i) Barry Sloane shall resign, become unable to perform, or cease to serve in his current position as President of Parent and a replacement acceptable to the Lender in its reasonable discretion is not appointed, and (ii) Peter Downs shall resign, become unable to perform, or cease to be employed in his current position as Chief Lending Officer of Parent, and a replacement acceptable to the Lender in its reasonable discretion is not appointed.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender Fee Letter” means any Lender Fee Letter entered into between any Lender and the Borrower.

“Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“LIBOR Advance” means an Advance bearing Interest at the LIBOR Rate.

“LIBOR Rate” means, for any LIBOR Advance, an interest rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%), as determined by the Administrative Agent, equal to:

(a)          the ICE Benchmark Administration Limited (“ICE”) London interbank offered rate for deposits for a one-month period in Dollars as displayed in the Bloomberg Financial Markets System (or such other service as may be nominated by ICE (or any successor thereto if ICE is no longer making a London interbank offered rate available) as the information vendor for the purpose of displaying the London interbank offered rate for Dollar deposits) at approximately 11:00 a.m. (London time) on such day; or

(b)          if such rate is not published at such time and day for any reason, then the LIBOR Rate shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) based on the rates at which Dollar deposits for a one month period are displayed on page “LIBOR” of the Reuters Screen as of 11:00 a.m. (London time) on such day (it being understood that if at least two such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided further, that in the event fewer than two such rates are displayed, or if no such rate is relevant, the LIBOR Rate shall be the rate per annum equal to the average of the rates at which deposits in Dollars are offered by the Administrative Agent at approximately 11:00 a.m. (London time) on such day to prime banks in the London interbank market for a one month period.

Notwithstanding the foregoing, if the LIBOR Rate as determined herein would be a negative number, then the LIBOR Rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).

“Loan” means a SBA Loan.

“Loan Collateral” means, with respect to any Loan, any and all property or interests in property, whether personal property (including without limitation accounts, chattel paper, instruments, documents, deposit accounts, contract rights, general intangibles, inventory or equipment) or real property including the related Project Property, or both, whether owned by the related Obligor or any other Person, that secures a Loan or such Obligor’s obligations under a Loan Note or Loan Document, and all supporting obligations in respect thereof.

“Loan Documents” means, with respect to any Loan, all documents comprising the Borrower’s Loan File and the Loan Notes.

“Loan File” means, with respect to any Loan, all agreements or documents evidencing, guaranteeing, securing, governing or giving rise to such Loan (including those identified on the Collateral Loan File Checklist) including but not limited to (i) the loan or credit agreement evidencing such Loan, (ii) the original Loan Note and an original Assignment of Note with respect thereto executed in blank, (iii) any principal security agreement securing such loan as well as the related mortgage or deed of trust and assignment of mortgage or deed of trust, (iv) any guarantee executed in connection with the Loan Note, (v) all assumption, modification, consolidation or extension agreements, (vi) an assignment of security agreement executed in blank and all other assignments and intervening assignments of security agreements, (vii) any and all financing statements, (viii) with respect to First Lien Loans, (A) an original Mortgage with respect to the related Project Property, (B) an original Assignment of Mortgage from the Originator endorsed in blank and (C) an original Assignment of Mortgage from the Borrower and endorsed in blank, (ix) any environmental indemnity agreements, (x) any omnibus assignment in blank, (xi) all documents relating to the related Project Property including a survey, appraisal report, title insurance policy (or commitment for title insurance), environmental inspection report, earthquake certification with respect to any Construction Loan or Renovation Loan, and flood insurance certification, (xiii) life insurance certifications, if any, (xiv) (A) a copy of the SBA Authorization fully executed by the Certified Development Corporation, (B) if such SBA Loan is an Eligible Second Lien Loan, as indicated on the Custodial Delivery Certificate, a certified copy of the SBA Guaranty, (C) a copy of the SBA Loan Note, and (D) a copy of the Third Party Lender Agreement, and (xv) all other documents evidencing, securing, guarantying, governing or giving rise to such Collateral Loan.

“Loan Guarantor” means the individual guarantors with respect to a Loan.

“Loan Note” means one or more promissory notes executed by an Obligor evidencing a Loan.

“Majority Lenders” means, as of any date of determination, one or more Lenders having aggregate Percentages greater than 50%; provided, however that at any time there are two (2) or more Lenders, “Majority Lenders” must include at least two (2) Lenders (who are not Affiliates of each other). To the extent provided in the last paragraph of Section 14.01(c), the Percentage of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Management” shall have the meaning set forth in the definition of “Environmental Laws”.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition, operations, performance or properties of the Borrower, the Servicer or the Originator, both individually or taken as a whole, (b) the validity, enforceability or collectability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Loans generally or any material portion of the Collateral Loans, (c) the rights and remedies of the Administrative Agent, the Lenders and the Secured Parties with respect to matters arising under this Agreement or any other Facility Document taken as a whole, (d) the ability of each of the Borrower, the Servicer, or the Originator to perform its obligations under any Facility Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Administrative Agent’s Lien on the Collateral.

“Material Modification” means, with respect to any Loan, any amendment, waiver, consent or modification of a Loan Document with respect thereto executed or effected after the date on which such Loan is acquired by the Borrower, that:

(a)          reduces or waives one or more interest payments or permits any interest due with respect to such Loan in cash to be deferred or capitalized and added to the principal amount of such Loan (other than any deferral or capitalization already expressly permitted by the terms of its underlying instruments as of the date such Loan was acquired by the Borrower);

(b)          except for permitted liens, contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related Obligor or releases any material guarantor or co-Obligor from its obligations with respect thereto;

(c)          substitutes or releases the underlying assets securing such Loan (other than as expressly permitted by the Loan Documents as of the date such Loan was acquired by the Borrower), and such substitution or release materially and adversely affects the value of such Loan (as determined by the Administrative Agent in a commercially reasonable manner);

(d)          waives, extends or postpones any date fixed for any scheduled payment or mandatory prepayment of principal on such Loan; or

(e)          reduces (other than a repayment therefor pursuant to its terms) or forgives any principal amount of such Loan.

“Measurement Date” means, (i) the Closing Date, (ii) each Borrowing Date and (iii) each Monthly Report Determination Date.

“Modified Loan Ratio” means, with respect to any Collection Period, the ratio, expressed as a percentage, of (i) the Aggregate Principal Balance with respect to all Collateral Loans where either (A) a default as to all or any portion of one or more payments of principal and/or interest has occurred with respect to such Collateral Loan or (B) the payment of which has been modified to avoid a default under such Collateral Loan, in the case of each of clauses (A) and (B), at any time during the previous twelve (12) month period divided by (ii) the average of the Aggregate Principal Balance with respect to all Collateral Loans as of the last day of the prior Collection Period and the previous eleven Collection Periods. For purposes of the foregoing definition (x) the numerator in the calculation performed pursuant to clause (i) shall include any loan that was subject to one of the events described in clause (A) or (B) during such twelve (12) month period that was sold by the Borrower during such twelve (12) month period; and (y) the denominator shall also be increased by the principal balance of any such loan.

“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Monthly Report” has the meaning specified in Section 8.06(a).

“Monthly Report Determination Date” has the meaning specified in Section 8.06(a).

“Monthly Reporting Date” means the tenth (10th) day of each month; provided that, if any such day is not a Business Day, then such Monthly Reporting Date shall be the next succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Mortgage” means, the mortgage, deed of trust or other instrument creating a senior or junior lien on an estate in fee simple interest in real property.

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Net Aggregate Exposure Amount” means, at any time, the aggregate unfunded amounts in respect of all Renovation Loans and Construction Loans at such time.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 14.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02.

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05.

“Obligations” means all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all amounts payable hereunder.

“Obligor” means, in respect of any Loan, the Person primarily obligated to pay Collections in respect of such Loan, including with respect to a SBA Loan the related SBA Loan Obligor.

“OFAC” has the meaning assigned to such term in Section 4.01(f).

“Originator” means Newtek Business Lending, LLC, a Florida limited liability company.

“Other Taxes” has the meaning given in Section 15.03(b).

“Parent” means Newtek Business Services Corp., a Maryland corporation.

“Participant” means any Person to whom a participation is sold as permitted by Section 15.06(c).

“Participation Interest” means an undivided ownership interest in a Loan purchased or acquired by the Borrower.

“PATRIOT Act” has the meaning assigned to such term in Section 15.16.

“Payment Date” means the first (1st) day of each month; provided that, if any such day is not a Business Day, then such Payment Date shall be the next succeeding Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender’s name on Schedule 1, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Permitted Assignee” means (i) an Affiliate of any Lender, (ii) any Person who is a Lender immediately prior to any assignment, and (iii) any Person managed by a Lender or any of its Affiliates.

“Permitted Liens” means:

(a)          Liens created in favor of the Administrative Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties;

(b)          Liens imposed by any Governmental Authority for taxes, assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; and

(c)          customary rights of setoff, revocation, refund or chargeback under deposit agreements or under the UCC or common law of banks or other financial institutions where Borrower maintains deposits (other than deposits intended as cash collateral) or securities accounts solely to the extent incurred in connection with the maintenance of such accounts in the ordinary course of business.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Platform” means any electronic system, including Intralinks®, ClearPar® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of their respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Pledge Agreement” means the Pledge Agreement dated as of the date hereof executed by the Originator in favor of Administrative Agent, and any pledge agreements entered into after the Closing Date by any Credit Party (as required by this Agreement or any other Facility Document), in each case as the same have been or may be amended, modified, or restated from time to time.

“Potential Servicer Termination Event” means any event which, with the passage of time, the giving of notice, or both, would (if not cured or otherwise remedied during such time) constitute a Servicer Termination Event.

“Predecessor Servicer Work Product” has the meaning specified in Section 11.08(f).

“Prime Rate” means the rate announced by Capital One, N.A. from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Capital One, N.A. in connection with extensions of credit to debtors. Capital One, N.A. may make commercial loans or other loans at rates of interest at, above, or below the Prime Rate.

“Principal Balance” means, with respect to any Loan, as of any date of determination, the outstanding principal amount of such Loan (excluding any capitalized interest).

“Principal Collections” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Collections, including unapplied proceeds of the Advances and any Cash equity contributions.

“Priority of Payments” has the meaning specified in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property including interest, principal, insurance proceeds, fees, settlement payments, refinancing amounts, rent, like-kind payments, recoveries and guaranty payments.

“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA.

“Project” means the purchase or lease, and/or improvement or renovation of long-term fixed assets by an Obligor for use in its business operations.

“Project Property” means one or more long-term fixed assets, such as land, buildings, machinery, and equipment, acquired or improved by an Obligor for use in its business operations with the proceeds of a Loan and in accordance with the requirements of the SBA 504 Loan Program.

“Purchase and Contribution Agreement” means that certain Purchase and Contribution Agreement dated as of the Closing Date between the Originator, as seller, and the Borrower, as buyer.

“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (a) that has either (i) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (ii) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (i) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (ii) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s, or (c)(i) is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the Federal Deposit Insurance Corporation.

“QIB” has the meaning specified in Section 15.06(e).

“Qualified Purchaser” has the meaning specified in Section 15.06(e).

“Register” has the meaning specified in Section 15.06(d).

“Registered Holders” has the meaning set forth in Code of Federal Regulations, Chapter I, Part 120, Subpart F (cited as 13 C.F.R. Section 120.600(i)) or any successor regulation.

“Regulation T”, “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulatory Change” has the meaning specified in Section 2.09(a).

“Reinvestment Period” means the period from and including the Closing Date to and including the earliest of (a) July 31, 2020 (or such later date as may be agreed by the Borrower and each of the Lenders and notified in writing to the Administrative Agent), (b) the date of the termination of the Commitments pursuant to Section 6.02 or (c) the date of the termination of the Commitments in whole pursuant to Section 2.06.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and such Person’s Affiliates.

“Release” means any release, discharge or disposal of, spill, leak, pump, pour, emit, emptied, injected, leached, dumped or allowed to escape.

“Renovation Loan” means a Collateral Loan where the proceeds will be used for the conversion or renovation of existing facilities.

“REO Property” means real estate owned by Borrower or the Originator, which real estate has been acquired and is owned by such Person as a result of foreclosure or acceptance by such Person of a deed in lieu of foreclosure, or similar transaction, whether previously constituting Loan Collateral or otherwise, together with all of such Person’s now owned or hereafter acquired interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Requested Amount” has the meaning assigned to such term in Section 2.02.

“Required Lenders” means, as of any date of determination, one or more Lenders having aggregate Percentages greater than or equal to 66 2/3%; provided, however that at any time there are two (2) or more Lenders, “Required Lenders” must include at least two (2) Lenders (who are not Affiliates of each other). To the extent provided in the last paragraph of Section 14.01(c), the Percentage of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means (a) in the case of a corporation, partnership or limited liability company that, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, president, senior vice president, vice president, assistant vice president, treasurer, director, manager, secretary or assistant secretary, (b) in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) in the case of a limited liability company that does not have officers, any Responsible Officer of the sole member, managing member or manager, acting on behalf of the sole member, managing member or manager in its capacity as sole member, managing member or manager, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, and (e) in the case of the Backup Servicer, the Custodian or the Administrative Agent, a vice president, assistant vice president, secretary, assistant secretary or officer of the Backup Servicer, the Custodian or the Administrative Agent as applicable, in each case responsible for the administration of this Agreement.

“Restricted Payments” means the declaration of any distribution or dividends or the payment of any other amount (including in respect of redemptions permitted by the Constituent Documents of the Borrower) to any shareholder, partner, member or other equity investor in the Borrower on account of any share, membership interest, partnership interest or other equity interest in respect of the Borrower, or the payment on account of, or the setting apart of assets for a sinking or other analogous fund for, or the purchase or other acquisition of any class of stock of or other equity interest in the Borrower or of any warrants, options or other rights to acquire the same (or to make any “phantom stock” or other similar payments in the nature of distributions or dividends in respect of equity to any Person), whether now or hereafter outstanding, either directly or indirectly, whether in cash, property (including marketable securities), or any payment or setting apart of assets for the redemption, withdrawal, retirement, acquisition, cancellation or termination of any share, membership interest, partnership interest or other equity interest in respect of the Borrower.

“Review Procedures” means the review procedures attached to the Custodial Agreement substantially in the form set forth in Schedule 10 attached hereto.

“S&P” means Standard & Poor’s Ratings Group.

“SBA” means the United States Small Business Administration or any other federal agency administering the SBA Act.

“SBA 504 Loan Program” means the Certified Development Company/504 Loan Program authorized by Title V of the Small Business Investment Act of 1958 (15 U.S.C. § 695, et seq.) and all laws, rules, regulations and significant guidance with respect thereto including but not limited to the regulations set forth in Part 120 of Title 13 of the Code of Federal Regulations, in each case as the same may be issued or revised from time to time.

“SBA Act” means the Small Business Act of 1953, codified at 15 U.S.C. 631 et. seq., as the same may be amended from time to time.

“SBA Authorization” means, with respect to a SBA Loan, the Authorization for Debenture Guarantee (SBA 504 loan) from the SBA issued under the SBA 504 Loan Program providing the terms and conditions under which the SBA will guarantee a debenture the proceeds of which will be used to refinance a SBA Loan.

“SBA Guaranty” means, with respect to any SBA Loan, the guarantee by the SBA of the debenture backing such SBA Loan under the SBA 504 Loan Program.

“SBA Loan” means a Loan or any other extension of credit made in compliance with the SBA 504 Loan Program to finance a Project.

“SBA Loan Borrowing Base Inclusion Criteria” means, with respect to any SBA Loan, the following criteria:

(a)          the FICO Score for any Loan Guarantor owning more than 20% of the Obligor is not less than 625;

(b)          the historical pro forma debt service coverage ratio (or in the event there are no historical financial statements for such Obligor, the projected debt service coverage ratio) as determined by the Borrower in the manner provided in the Loan Documents and acceptable to the Administrative Agent in its sole discretion is greater than or equal to (i) if such SBA Loan is not a Special Purpose Loan and the related Project Property is not an Approved Hospitality Property, 1.10 to 1.00 or (ii) if such SBA Loan is a Special Purpose Loan or the related Project Property is an Approved Hospitality Property, 1.20 to 1.00;

(c)          the ratio (expressed as a percentage) of (i) the Principal Balance of such SBA Loan that is a First Lien Loan to (ii) the Appraised Value of the related Project Property as determined by the Borrower in a manner acceptable to the Administrative Agent in its sole discretion is less than or equal to (A) if such SBA Loan is not a Special Purpose Loan and the related Project Property is not an Approved Hospitality Property, 65% or (B) if such SBA Loan is a Special Purpose Loan or the related Project Property is an Approved Hospitality Property, 60%;

(d)          with respect to the applicable Project Property, the ratio (expressed as a percentage) of (i) the aggregate Principal Balance of such SBA Loan together with any additional First Lien Loan or Second Lien Loan secured by such Project Property to (ii) the Appraised Value of the related Project Property as determined by the Borrower in a manner acceptable to the Administrative Agent in its sole discretion is less than or equal to 90%; and

(e)          no Loan Guarantor owning 51% or more of the Obligor has been a debtor in the five (5) years prior to the making of the SBA Loan, and none of such Loan Guarantor’s properties have been subject to a foreclosure proceeding in the five (5) years prior to the making of the SBA Loan.

“SBA Loan Obligor” means any Person, other than the SBA, who is or may become obligated to Borrower under an SBA Loan.

“SBA Rules and Regulations” means the SBA Act, as amended, any other legislation binding on SBA relating to financial transactions, any “Loan Guaranty Agreement,” all rules and regulations promulgated from time to time under the SBA Act, and SBA Standard Operating Procedures and any Official Notices issued by the SBA, all as from time to time in effect.

“SBA Standard Operating Procedures and Official Notices” means Public Law 85-536; the Rules and Regulations, as defined in 13 CFR Part 120, “Business Loans” and 13 CFR Part 121, “Size Standards”; Standard Operating Procedure 504 Loan Servicing and Liquidation SOP 50-55, in each case as may be published and/or amended from time to time.

“SEC” means the Securities and Exchange Commission or any other governmental authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

“Second Lien Loan” means any SBA Loan that:

(a)          is administered in accordance with and is in compliance with all rules, regulations and guidelines of the SBA and the SBA 504 Loan Program (notwithstanding that a CDC is responsible for ensuring eligibility under the SBA 504 Loan Program with respect to Second Lien Loans) including, without limitation, all terms set forth in the related Third Party Lender Agreement and the SBA Authorization;

(b)          is secured by a valid second priority perfected mortgage, deed of trust, security interest or Lien in, to or on the Project Property subject only to a First Lien Loan and customary Liens for taxes or regulatory charges not then due and payable and other permitted Liens under the Loan Documents, provided that such permitted Liens do not directly secure indebtedness for borrowed money; and

(c)          is in an amount set forth in the related SBA Authorization.

“Secured Parties” means the Administrative Agent, the Backup Servicer, any Successor Servicer, the Lenders and their respective permitted successors and assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securitization Event” means a conduit sale, securitization, or securitization type transaction of SBA Loans, in each case in accordance with the SBA Rules and Regulations.

“Senior Securities” means senior securities (as such term is defined and determined pursuant to the Investment Company Act and any orders of the SEC issued to the Parent or any of its Affiliates thereunder).

“Servicer” has the meaning assigned to such term in the introduction of this Agreement.

“Servicer Expense Cap” means, as of any Payment Date, an amount equal to $25,000.

“Servicer Termination Event” means the occurrence of any of the events, acts or circumstances set forth in Section 6.03.

“Servicing Fees” means the monthly fee, accruing from the Closing Date, payable in arrears on each Payment Date, in an amount equal to 0.50% per annum (calculated on the basis of a 360-day year and the actual number of days elapsed) of the Monthly Asset Amount; provided, however, that if the Backup Servicer is acting as successor Servicer, such fee shall be in an amount equal to 1.00% per annum with a monthly minimum of $6,500.

“Servicing Standard” means, with respect to any Collateral Loans, to service and administer such Collateral Loans in accordance with the Loan Documents, SBA Standard Operating Procedures and Official Notices with respect to SBA Loans, and all customary and usual servicing practices (a) which are consistent with the higher of: (i) the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the Collateral Loans for its own account, and (ii) the same care, skill, prudence and diligence with which the Borrower causes loans to be serviced and administered for its own account or for the account of others; (b) to the extent not inconsistent with clause (a), with a view to maximize the value of the Collateral Loans; and (c) without regard to: (i) any relationship that the Borrower or any Affiliate of the Borrower may have with any Obligor or any Affiliate of any Obligor, (ii) the Borrower’s obligations to incur servicing and administrative expenses with respect to a Collateral Loan, (iii) the Borrower’s right to receive compensation for its services hereunder or with respect to any particular transaction, (iv) the ownership by the Borrower or any Affiliate thereof of any retained interest or one or more loans of the same class as any Collateral Loans, (v) the ownership, servicing or management for others by the Borrower of any other loans or property by the Borrower, or (vi) any relationship that the Borrower or any Affiliate of the Borrower may have with any holder of other loans of the Obligor with respect to such Collateral Loans; provided, however, if the Backup Servicer is acting as Successor Servicer, “Servicing Standard” shall mean to service and administer Collateral Loans in accordance with the standard the Successor Servicer uses to service similar assets for its own account or for the accounts of others, in each case in accordance with all rules, regulations and guidelines of the SBA and the SBA 504 Loan Program with respect to SBA Loans.

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and will not be unreasonably small with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term under the Bankruptcy Code, Section 271 of the Debtor and Creditor Law of the State of New York and applicable laws relating to fraudulent transfers under the Bankruptcy Code and New York State law. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Special Purpose Entity” means a limited liability company or other business entity that is created with the purpose of being “bankruptcy remote” and whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the special purpose provisions of the Borrower Limited Liability Company Agreement.

“Special Purpose Loan” means a Loan where (i) the Obligor (or “Operating Company” if the Obligor is an “Eligible Passive Company”) has operated for two years or less and/or (ii) the “Project” involves the acquisition, construction, conversion or expansion of a limited or single purpose building or structure, all within the meaning of 13 CFR §120.920.

“Sterling Bank Facility” means those loans and other extensions of credit made under that certain Amended and Restated Loan and Security Agreement dated as of December 7, 2015 among CDS Business Services, Inc. d/b/a Newtek Business Credit Solutions, a Delaware corporation, as borrower, Sterling National Bank, as agent and lender, and BankUnited, N.A., as lender, for the financing of SBA Loans, and any documents relating thereto, including any guarantees by Parent, as such agreements may be amended, amended and restated, supplemented, or otherwise modified from time-to-time.

“Subject Laws” has the meaning assigned to such term in Section 4.01(f).

“Subordinated Debt” means any Indebtedness which, in each case, is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by the Administrative Agent and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms (including, without limitation, no scheduled or required principal payments prior to the Commitment Termination Date), maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case satisfactory to the Administrative Agent.

“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitute Loan” has the meaning assigned to such term in Section 10.03(a).

“Successor Servicer” has the meaning assigned to such term in Section 11.08(a).

“Taxes” has the meaning assigned to such term in Section 15.03(a).

“Third Party Lender Agreement” means SBA Form 2287 between the Originator or applicable lender and a CDC that memorializes the agreement among the lender, the CDC and the SBA and outlines the parties’ rights and responsibilities with regard to a particular SBA Loan.

“Type” means, with respect to a Borrowing, a Base Rate Advance, or a LIBOR Advance.

“UCC” means the Uniform Commercial Code, as from time to time in effect in the State of New York; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Administrative Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“Unseasoned Second Lien Loan” means, as of any date of determination, a Second Lien Loan that was originated forty-five (45) days or less prior to such date.

“Unused Line Fees” means, with respect to each Lender, as of any date of calculation, an amount equal to the sum of the product of (i) the Unused Fee Rate (as defined below), times (ii) the difference between (1) such Lender’s Commitment on such day minus (2) the outstanding principal balance of the Advances of such Lender on such day, divided by (iii) 360. As used herein, “Unused Fee Rate”, as of any date, means, if the average outstanding principal balance of all the Advances (i) is less than 50% of the Facility Amount, 0.75% per annum; (ii) is greater than or equal to 50% of the Facility Amount but less than 75% of the Facility Amount, 0.50% per annum; and (iii) is greater than or equal to 75% of the Facility Amount, 0.35% per annum, provided that notwithstanding anything in this definition, if a Securitization Event occurs, the Unused Fee Rate shall be 0.35% per annum for the period from the date of the Securitization Event until the date that is six (6) months after such Securitization Event.

“Volcker Rule” means the common rule entitled “Proprietary Trading and Certain Interests and Relationships with Covered Funds” (commonly known as the “Volcker Rule”) published at 79 Fed. Reg. 5779 et seq.

“Warranty Loan” means an “Ineligible Loan” as defined in the Purchase and Contribution Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.         Rules of Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires (i) singular words shall connote the plural as well as the singular, and vice versa (except as indicated), as may be appropriate, (ii) the words “herein,” “hereof” and “hereunder” and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision, (iii) the headings, subheadings and table of contents set forth in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof, (iv) references in this Agreement to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (v) each of the parties to this Agreement and its counsel have reviewed and revised, or requested revisions to, this Agreement, and the rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of this Agreement, (vi) any definition of or reference to any Facility Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (vii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (viii) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, and (ix) unless otherwise provided herein, each reference to any time means New York, New York time.

Section 1.03.        Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

Section 1.04.        Collateral Value Calculation Procedures. In connection with all calculations required to be made pursuant to this Agreement with respect to any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on any amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a)          For purposes of calculating Availability, the Availability Test, and the Interest Coverage Ratio Test, except as otherwise specified in Availability, the Availability Test, and the Interest Coverage Ratio Test, such calculations will not include scheduled interest and principal payments on Defaulted Loans and Ineligible Loans unless or until such payments are actually made.

(b)          References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(c)          References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Loan include references to the Borrower’s acquisition of such Loan by way of a sale and/or contribution from the Originator and the Borrower’s making or origination of such Loan. Portions of the same Loan acquired by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Delayed Drawdown Loans) will, for purposes of determining the purchase price of such Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Loan).

(d)          For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(e)          Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars. For purposes of this Agreement, calculations with respect to all amounts received or required to be paid in a currency other than Dollars shall be valued at zero.

Section 1.05.        Agreement to be Construed as a Loan. It is the intention of the parties hereto that the transactions hereunder be construed as loans made by the Lenders secured by the Collateral. This Agreement shall not be construed as an issuance of a security by the Borrower or a purchase thereof by the Lenders.

ARTICLE II

ADVANCES

Section 2.01.        Revolving Credit Facility. On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make loans to the Borrower (each, an “Advance”) from time to time on any Business Day during the period from the Funding Effective Date until the Commitment Termination Date, on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Availability, in each case as then computed. Each such borrowing of an Advance on any single day is referred to herein as a “Borrowing”. Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.

Section 2.02.        Making of the Advances. If the Borrower desires to make a Borrowing under this Agreement, the Borrower shall give the Administrative Agent a written notice (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt) not later than (a) if Capital One, N.A. is the only Lender, 5:00 p.m. (New York time), and (b) if there are two (2) or more Lenders, 12:00 noon (New York time), in each case on the Business Day prior to the day of the requested Borrowing; provided, however that notwithstanding anything contained herein to the contrary, no more than five (5) such Advances may be made in a calendar week unless otherwise agreed to by the Administrative Agent. For the avoidance of doubt, any Advance that is deemed to have been requested pursuant to Section 2.04(b), shall not constitute an Advance for purposes of such weekly Advance limit. A Notice of Borrowing received after 12:00 noon (New York time) shall be deemed received on the following Business Day.

Each Borrowing shall bear interest at the Alternative Rate until the Borrower elects to convert such Borrowing to a different Interest Rate as provided in Section 2.15.

(a)          Each Notice of Borrowing shall be substantially in the form of Exhibit A, dated the date the request for the related Borrowing is being made, signed by a Responsible Officer of the Borrower, shall attach a Borrowing Base Calculation Statement as of the Borrowing Date after giving effect to the requested Borrowing, and shall otherwise be appropriately completed. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Commitment Termination Date, and the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $50,000.

(b)          Promptly following receipt of a Notice of Borrowing in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Advance to be made as part of the requested Borrowing.

(c)          Each Lender shall, not later than 1:00 p.m. (New York time) on each Borrowing Date, make its Percentage of the applicable Requested Amount on each Borrowing Date by wire transfer of immediately available funds to the Borrower Account.

Section 2.03.        Evidence of Indebtedness. (a) Maintenance of Records by Lender. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder, provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

(a)          Maintenance of Records by Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(b)          Effect of Entries. The entries made in the records maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

Section 2.04.        Payment of Principal and Interest. The Borrower shall pay principal and Interest on the Advances as follows:

(a)          100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, and all accrued and unpaid fees under the Facility Documents shall be payable on the Final Maturity Date.

(b)          Interest shall accrue on the unpaid principal amount of each Advance at the applicable Interest Rate from the date of such Advance until such principal amount is paid in full. The Administrative Agent shall determine the unpaid Interest and Unused Line Fees payable thereto prior to each Payment Date (using the applicable Interest Rate for each day) to be paid by the Borrower with respect to each Advance on each Payment Date and shall advise the Borrower thereof on the Business Day prior to such Payment Date. The Administrative Agent shall send a consolidated invoice of all such Interest and Unused Line Fees to the Borrower on the Business Day following determination of such amounts.

(c)          Accrued Interest on each Advance shall be payable in arrears (x) on each Payment Date and (y) in connection with any prepayment in full of the Advances pursuant to Section 2.05(a); provided that (i) with respect to any prepayment in full of the Advances outstanding, accrued Interest on such amount to but excluding the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrower and (ii) with respect to any partial prepayment of the Advances outstanding, accrued Interest on such amount to but excluding the date of prepayment shall be payable following such prepayment on the date of such prepayment.

(d)          Subject in all cases to Section 2.04(f), the obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.14), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

(e)          As a condition to the payment of principal of and Interest on any Advance without the imposition of withholding tax, the Borrower or the Administrative Agent may require certification acceptable to it to enable the Borrower and the Administrative Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Advance under any present or future law or regulation of the United States and any other applicable jurisdiction, or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.

(f)          Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower payable solely from the Collateral and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and, subject to Section 2.12, all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, Affiliate, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns for any amounts payable under this Agreement. It is understood that the foregoing provisions of this clause (f) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this clause (f) shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against the Borrower.

Section 2.05.         Prepayment of Advances.

(a)          Optional Prepayments. In addition to the prepayment of the Advances on any Payment Date pursuant to the Priority of Payments, the Borrower may, from time to time on any Business Day but no more than once during any Business Day, voluntarily prepay Advances in whole or in part together with all Interest accrued thereon, without penalty or premium; provided that the Borrower shall have delivered to the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit B not later than in the case of a prepayment of a Base Rate Advance or a LIBOR Advance, 12:00 noon (New York time) at least one (1) Business Day prior to the day of such prepayment (provided that same day notice may be given to the extent necessary to cure any non-compliance with the Availability Test). Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each prepayment of any Advance by the Borrower pursuant to this Section 2.05(a) (other than a prepayment made in order to cure any non-compliance with the Availability or the prepayment of the Advances on any Payment Date pursuant to the Priority of Payments) shall in each case be in a principal amount of at least $500,000 or, if less, the entire outstanding principal amount of the Advances of the Borrower or, in the case of Renovation Loans, such lesser amount as is advanced to the applicable Obligor in respect thereof. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. The Borrower shall make the payment amount specified in such notice by wire transfer of immediately available funds by 2:00 p.m. (New York time) to the Agent’s Account. The Administrative Agent promptly will make such payment amount specified in such notice available to each Lender in the amount of each Lender’s Percentage of the payment amount by wire transfer to such Lender’s account. Any funds for purposes of a voluntary prepayment received by the Administrative Agent after 2:00 p.m. (New York time) shall be deemed received on the next Business Day. Prepayments shall be accompanied by any applicable breakage payments pursuant to Section 2.16. For the avoidance of doubt, the prepayment of the Advances on any Payment Date pursuant to the Priority of Payments shall not be subject to any notice, minimum amount, or funding and payment location requirements hereunder.

(b)          Mandatory Prepayments. The Borrower shall prepay the Advances on each Business Day or Payment Date, as applicable, to the extent there are funds available for such purpose from the amounts on deposit in the Collection Account in the manner and to the extent provided in the Priority of Payments. The Borrower shall provide notice of the aggregate amounts of Advances that are to be prepaid on the related Business Day or Payment Date in accordance with the Priority of Payments. For the avoidance of doubt, the Borrower shall prepay the Advances on each Business Day that the Availability Test is not satisfied.

(c)          Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be subject to Sections 2.04(c) and 2.16 and applied to the Advances in accordance with the Lenders’ respective Percentages.

(d)          Interest on Prepaid Advances. If requested by the Administrative Agent, the Borrower shall pay all accrued and unpaid Interest on Advances prepaid on the date of such prepayment.

Section 2.06.         Changes of Commitments.

(a)          Automatic Reduction and Termination. The Commitments of all Lenders shall be automatically reduced to zero at 5:00 p.m. on the Commitment Termination Date.

(b)          Optional Reductions. Prior to the Commitment Termination Date, the Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time without any fee or penalty upon not less than two (2) Business Days’ prior notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that (i) the amount of any such reduction of the Facility Amount shall be equal to at least $5,000,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof, and (ii) no such reduction will reduce the Facility Amount below the sum of (x) aggregate principal amount of Advances outstanding at such time and (y) the Net Aggregate Exposure Amount. Such notice of termination or reduction shall be irrevocable and effective only upon receipt and shall be applied pro rata to reduce the respective Commitments of each Lender.

(c)          Effect of Termination or Reduction. The Commitments of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Facility Amount pursuant to this Section 2.06 shall be applied ratably among the Lenders in accordance with their respective Commitments.

Section 2.07.        Maximum Lawful Rate. It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.

Section 2.08.        Several Obligations. The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date, the Administrative Agent shall not be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender.

Section 2.09.        Increased Costs.

(a)          Except with respect to taxes, which shall be governed exclusively by Section 15.03, if, due to either (i) the introduction of or any change in or in the interpretation, application or implementation of any Applicable Law or GAAP or other applicable accounting policy after the date hereof, or (ii) the compliance with any guideline or change in the interpretation, application or implementation of any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the date hereof (a “Regulatory Change”), there shall be any increase in the cost or expense to any Affected Person of agreeing to make or making, funding or maintaining Advances to the Borrower or the transactions contemplated by this Agreement or any reduction in the amount of any sum received or receivable by an Affected Person under this Agreement or under any other Facility Document, then the Borrower shall from time to time in accordance with the Priority of Payments, on the Payment Date occurring at least thirty (30) days following such Affected Person’s demand, pay in accordance with the Priority of Payments such Affected Person such additional amounts as may be sufficient to compensate such Affected Person for such increased cost. If any Affected Person becomes entitled to any additional amounts pursuant to this Section 2.09(a), it shall notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled within a commercially reasonable time after any employee of such Affected Person having direct contact with the Borrower under this Agreement becomes aware of such event. A certificate setting forth in reasonable detail the amount of such increased cost or expense and the basis thereof, submitted to the Borrower by an Affected Person (with a copy to the Administrative Agent), shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, each of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules and regulations promulgated thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall be deemed to have been introduced after the Closing Date, thereby constituting a Regulatory Change hereunder with respect to the Affected Parties as of the Closing Date, regardless of the date enacted, adopted or issued, and such additional amounts which are sufficient to compensate such Affected Person for such increase in capital or liquidity or reduced return in accordance with the Priority of Payments.

(b)          If an Affected Person determines in good faith that compliance with any Applicable Law, request from any central bank or other Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) or any Regulatory Change, in each case, introduced or made after the date hereof (i) affects the amount of capital, liquidity or high quality liquid assets required to be maintained by such Affected Person and that the amount of such capital or liquidity is increased by or based upon the existence of such Affected Person’s Commitment under this Agreement or upon such Affected Person’s making, funding or maintaining Advances, (ii) reduces the rate of return of an Affected Person to a level below that which such Affected Person could have achieved but for such compliance (taking into consideration such Affected Person’s policies with respect to capital adequacy and liquidity) or (iii) causes an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person, which in the sole discretion of such Affected Person is allocable to the Borrower or to the transactions contemplated by this Agreement, then the Borrower shall from time to time on the Payment Date occurring at least thirty (30) days following such Affected Person’s demand, pay in accordance with the Priority of Payments such additional amounts which are sufficient to compensate such Affected Person for such cost, expense, increase in capital or liquidity or reduced return. If any Affected Person becomes entitled to claim any additional amounts pursuant to this Section 2.09(b), it shall notify, within a commercially reasonable time, the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate setting forth in reasonable detail such amounts submitted to the Borrower by an Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(c)          Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 2.09, such Lender shall (at the request of the Borrower), use reasonable efforts (subject to the customary practices of such Lender) to minimize any increased amounts payable by the Borrower which at first shall include, but not be limited to, designating a different lending office for the funding or the booking of its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(d)          Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of such Affected Person’s right to demand or receive such compensation. Notwithstanding anything to the contrary in this Section 2.09, the Borrower shall not be required to compensate an Affected Person pursuant to this Section 2.09 for any amounts incurred more than one hundred eighty (180) days prior to the date that such Affected Person notifies the Borrower of such Affected Person’s intention to claim compensation therefor.

Section 2.10.        Increase in Facility Amount. The Borrower may, on any Business Day prior to the Commitment Termination Date, increase the Facility Amount by delivering a request substantially in the form attached hereto as Exhibit D (each, a “Facility Amount Increase Request”) or in such other form acceptable to the Administrative Agent at least sixty (60) days prior to the desired effective date of such increase (the “Facility Amount Increase”) identifying an additional Lender that is a Permitted Assignee (or additional Commitments for existing Lender(s) which have consented to such increase), and the amount of its Commitment (or additional amount of its Commitment(s)); provided, however, that (i) any increase of the Facility Amount to an amount in excess of $150,000,000 in the aggregate (after giving effect to any increase hereunder) will require the approval of all Lenders, (ii) any increase of the aggregate amount of the Facility Amount shall be in an amount not less than $25,000,000, (iii) no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of the Facility Amount Increase, (iv) all representations and warranties contained in Article IV hereof (as the same may be amended from time to time) shall be true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct) at the time of such request and on the effective date of such Facility Amount Increase, and (v) unless such increase is increasing the Commitment of, and with the consent of, an existing Lender, the Administrative Agent shall have provided its written consent to such increase (which consent shall not be unreasonably withheld or delayed). The effective date of the Facility Amount Increase shall be agreed upon by the Borrower and the Administrative Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall make Advances in an amount sufficient such that after giving effect to its advance each Lender shall have outstanding its Percentage of Advances. It shall be a condition to such effectiveness that (i) if any Advances are bearing interest at the Adjusted Eurodollar Rate on the date of such effectiveness, such Advances shall be deemed to be prepaid on such date and the Borrower shall pay any amounts owing to the Lenders pursuant to Section 2.10 hereof, provided, however, that if a Facility Amount Increase is made among the existing Lenders and the amount of the increase in each such Lender’s Commitment is on a pro rata basis in accordance with the existing Commitments of such Lenders on the date of such Facility Amount Increase, such Advances bearing interest at the Adjusted Eurodollar Rate shall not be deemed to be prepaid on such date and (ii) the Borrower shall not have terminated any portion of the Commitments pursuant to Section 2.06 hereof. The Borrower agrees to promptly pay any reasonable expenses of the Administrative Agent and the affected Lender(s) relating to any Facility Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender’s Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Commitment. For the avoidance of doubt, each Advance made under a Facility Amount Increase shall be subject to the same terms (including pricing) as an Advance under the existing Facility Amount.

Section 2.11.        Illegality; Inability to Determine Rates.

(a)          Notwithstanding any other provision in this Agreement, in the event of a Eurodollar Disruption Event, then the affected Lender shall promptly notify the Administrative Agent and the Borrower thereof, and such Lender’s obligation to make or maintain Advances hereunder based on the Adjusted Eurodollar Rate shall be suspended until such time as such Lender may again make and maintain Advances based on the Adjusted Eurodollar Rate.

(b)          Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Advances based on the Adjusted Eurodollar Rate pursuant to Section 2.11(a), such Lender shall use commercially reasonable efforts (subject to the customary practices of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Advances based on the Adjusted Eurodollar Rate; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c)          If, prior to the date of any Advance, either (i) the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for the applicable Advances, or (ii) the Required Lenders determine and notify the Administrative Agent that the Adjusted Eurodollar Rate with respect to such Advances does not adequately and fairly reflect the cost to such Lenders of funding such Advances (provided that each such Lender has generally made a similar determination with respect to its other borrowers under facilities bearing interest at an index based on the London interbank offered rate), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Advances based on the Adjusted Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

Section 2.12.       Rescission or Return of Payment. The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.13.       Past Due and Post Default Interest. The Borrower shall pay interest on all Obligations (other than amounts due under Section 15.04(a) and other Administrative Expenses) that are not paid when due for the period from the due date thereof until the date the same is paid in full at the Default Rate. Notwithstanding anything to the contrary contained herein, following the occurrence and during the continuance of an Event of Default or after acceleration, the Administrative Agent may, or at the direction of the Required Lenders shall, elect upon written notice to the Borrower to have the Borrower pay interest on all Obligations hereunder other than amounts due under Section 15.04(a) and other Administrative Expenses that are not paid when due at a fluctuating rate per annum equal to the Default Rate. Interest payable at the Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.14.        Payments Generally.

(a)          All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement, shall be paid by the Borrower to the Administrative Agent for account of the applicable recipient in Dollars, in immediately available funds, in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. The Administrative Agent and each Lender shall provide a statement of account of the Borrower and wire instructions to the Borrower and the Administrative Agent. Payments must be received by the Administrative Agent for account of the Lenders on or prior to 2:00 p.m. (New York time) on a Business Day; provided that, payments received by the Administrative Agent after 2:00 p.m. (New York time) on a Business Day will be deemed to have been paid on the next following Business Day.

(b)          Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of (i) with respect to any calculation of interest based on the Base Rate as determined in accordance with clause (a) or (b) of the definition thereof, 365 or 366 days, as applicable, or (ii) with respect to any other calculation of interest, 360 days for the actual number of days elapsed in computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s Interest shall be paid on such Advance. All computations made by a Lender or the Administrative Agent under this Agreement shall be conclusive absent manifest error.

Section 2.15.        Interest Elections.

(a)          Each Borrowing initially shall accrue Interest at the Alternative Rate as set forth in Section 2.02. Thereafter, the Borrower may elect to convert such Borrowing to a different Interest Rate as provided in this Section 2.15. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Advances comprising such Borrowing, and the Advances comprising each such portion shall be considered a separate Borrowing.

(b)          To make an election pursuant to this Section 2.15, the Borrower shall notify the Administrative Agent of such election by telephone or in writing by the time that a Notice of Borrowing would be required under Section 2.02 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)          Each telephonic and written Interest Election Request shall specify the following information:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii)        whether the resulting Borrowing is to be a Base Rate Advance or a LIBOR Advance.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.16.        Compensation; Breakage Payments. The Borrower agrees to compensate each Affected Person from time to time, on each Payment Date, following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts), in accordance with the Priority of Payments for all reasonable losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if any payment or prepayment of any Advance is not made on any date specified in a Notice of Prepayment given by the Borrower or (ii) as a consequence of any other default by any Borrower to repay its Advances when required by the terms of this Agreement. A certificate as to any amounts payable pursuant to this Section 2.16 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.17.        Defaulting Lenders.

(a)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with their Percentages of the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees. No Defaulting Lender shall be entitled to receive any Unused Line Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)          Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with their respective Percentages of the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01.        Conditions Precedent to Initial Advances. The obligation of each Lender to make its initial Advance hereunder shall be subject to the conditions precedent that the Administrative Agent shall have received on or before the date of such initial Advance the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(a)          each of the Facility Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b)          true and complete copies of the Constituent Documents of the Borrower as in effect on the Funding Effective Date;

(c)          true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings, if any, required in connection with the transactions contemplated by this Agreement (other than any Governmental Filings required to be filed by the Parent, or appropriate for it to file, under the Securities Exchange Act of 1934 and/or the Securities Act of 1933);

(d)          a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(e)          a certificate of a Responsible Officer of each of the Guarantors, the Servicer and the Originator, certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors, partners or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) no Default, Event of Default, Potential Servicer Termination Event, Servicer Termination Event, or default under the Purchase and Contribution Agreement has occurred and is continuing with respect to, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(f)          intentionally omitted;

(g)          UCC financing statements, under the UCC in all jurisdictions that the Administrative Agent deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement;

(h)          copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any transferor;

(i)          legal opinions (addressed to each of the Secured Parties) of (A) Platte Klarsfeld & Levine, LLP, counsel to the Borrower, the Servicer, and the Guarantors (other than Parent), O’Reilly & Mark, P.C., counsel to the Parent, covering such matters as the Administrative Agent and its counsel shall reasonably request, and (B) Chapman and Cutler LLP, counsel to the Backup Servicer, covering such matters as the Administrative Agent and its counsel shall reasonably request;

(j)          evidence reasonably satisfactory to it that the Collection Account shall have been established; and the Account Control Agreement shall have been executed and delivered by the Borrower, the Administrative Agent and the Account Bank, and shall be in full force and effect;

(k)          evidence that (x) all fees due and owing to the Administrative Agent and Backup Servicer, on or prior to the Funding Effective Date have been received or will be contemporaneous with closing; and (y) the reasonable and documented accrued fees and expenses of Troutman Sanders LLP, counsel to the Administrative Agent, and Chapman and Cutler LLP, counsel to Backup Servicer, in connection with the transactions contemplated hereby (to the extent invoiced prior to the Funding Effective Date and required to be paid by the Borrower hereunder), shall have been paid by the Borrower or will be contemporaneous with closing;

(l)          audited consolidated financial statements of Parent as of December 31, 2017, and the unaudited interim consolidated financial statements of Parent as of March 31, 2018, for the three (3) months then ended;

(m)          Delivery of such Collateral (including, for each initial Collateral Loan, the related Loan Note and Assignment of Note, Mortgage and Assignment of Mortgage executed in blank with respect to a First Lien Loan, executed assignment agreements, underwriting memo, appraisal report with respect to the related Project Property, and word or pdf copies of the principal credit agreement) in accordance with the provisions of Article XIII shall have been effected, and Administrative Agent shall have received a Custodial File Document Receipt Certificate that does not show any Exceptions, except for such Exceptions as Administrative Agent may approve in its sole discretion;

(n)          a certificate of a Responsible Officer of the Borrower, dated as of the Closing Date, to the effect that, in the case of each item of Collateral pledged to the Administrative Agent, on the Closing Date and immediately prior to the delivery thereof on the Closing Date:

(i)          the Borrower is the owner of such Collateral free and clear of any Liens, claims or encumbrances of any nature whatsoever except for (A) those which are being released on the Closing Date and (B) Permitted Liens;

(ii)         the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (i) above;

(iii)        the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests permitted by or granted pursuant to this Agreement;

(iv)        the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Administrative Agent; and

(v)         upon grant by the Borrower, the Administrative Agent has a first priority perfected security interest in the Collateral, except as permitted by this Agreement;

(o)          all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 (or its equivalent) for the Borrower, each Guarantor, and the Servicer;

(p)          a closing certificate from the Borrower substantially in the form set forth on Exhibit H hereto;

(q)          such other opinions, instruments, certificates and documents from the Borrower, the Servicer, and each Guarantor as the Administrative Agent or any Lender shall have reasonably requested;

(r)          copies of the United States Internal Revenue Service forms required by Section 15.03(g) of this Agreement; and

(s)          a statement of any pending or threatened litigation or legal actions against the Borrower, the Servicer, or any Guarantor (provided that in the case of Parent, such statement may be that there is no material pending or threatened litigation or legal actions against Parent).

Section 3.02.        Conditions Precedent to Each Borrowing. The obligation of each Lender to make each Advance to be made by it (including the initial Advance) on each Borrowing Date shall be subject to the fulfillment of the following conditions:

(a)          the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.02;

(b)          immediately after the making of such Advance on the applicable Borrowing Date, the Availability Test, the Interest Coverage Ratio Test, the Asset Coverage Ratio Test and each Collateral Quality Test shall be satisfied (as demonstrated on the Borrowing Base Calculation Statement attached to such Notice of Borrowing except for the Asset Coverage Ratio Test, which Borrower shall certify as of the last such date that such Asset Coverage Ratio was calculated);

(c)          each of the representations and warranties of the Borrower and the Servicer contained in this Agreement shall be true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct) as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(d)          no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(e)          with respect to each Loan being acquired with the proceeds of such Advance, the Custodian and the Administrative Agent shall have received a completed Custodial Delivery Certificate together with the Loan File, the contents of which shall be identified in the related Collateral Loan File Checklist, three (3) Business Days prior to such Borrowing Date; and

(f)          the Administrative Agent shall have received from the Custodian a Custodial File Document Receipt Certificate that does not show any Exceptions, except for such Exceptions as Administrative Agent may approve in its sole discretion.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.        Representations and Warranties of the Borrower. The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date (and, in respect of clause (i) below, each date such information is provided by or on behalf of it), as follows:

(a)          Due Organization. The Borrower is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)          Due Qualification and Good Standing. The Borrower is in good standing in the State of Delaware. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c)          Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law or (iii) implied covenants of good faith and fair dealing.

(d)          Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a material breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Loan Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except in the case of clauses (ii) and (iii) above, where such conflicts, contravention, breaches, violations or defaults could not reasonably be expected to have a Material Adverse Effect.

(e)          Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and has made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement, the other Facility Documents, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made, is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f)          Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied in all material respects with all Applicable Laws relating to the conduct of its business and its assets. The Borrower has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, (x) to the extent applicable, the Borrower is in compliance in all material respects with the regulations and rules promulgated by the U.S. Department of Treasury and/or administered by the U.S. Office of Foreign Asset Controls (“OFAC”), including U.S. Executive Order No. 13224, and other related statutes, laws and regulations (collectively, the “Subject Laws”), (y) the Borrower has adopted internal controls and procedures designed to ensure its continued compliance in all material respects with the applicable provisions of the Subject Laws and to the extent applicable, will adopt procedures consistent in all material respects with the PATRIOT Act and implementing regulations, and (z) to the knowledge of the Borrower (based on the implementation of its internal procedures and controls), no investor in the Borrower is a Person whose name appears on the “List of Specially Designated Nationals” and “Blocked Persons” maintained by the OFAC.

(g)          Location. The Borrower’s chief place of business and its chief executive office are located in the State of New York. The Borrower’s registered office and the jurisdiction of organization of the Borrower is the jurisdiction referred to in Section 4.01(a).

(h)          Investment Company Act. Neither the Borrower nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act and the Borrower is not a “covered fund” for purposes of the Volcker Rule and the transactions contemplated hereby do not create an “ownership interest” in the Borrower in favor of the Administrative Agent or the Lenders for purposes of the Volcker Rule. For purposes of this subclause (h), “covered fund” and “ownership interest” have the meanings set forth in the Volcker Rule.

(i)          Information and Reports. Each Notice of Borrowing, each Monthly Report and all other written information, reports, certificates and statements (other than projections and forward-looking statements) furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby are (when taken as a whole) true and correct in all material respects and does not omit to state a material fact necessary to make the statements contained therein when considered in their entirety not misleading as of the date such information is stated or certified. All projections and forward-looking statements furnished by or on behalf of the Borrower were prepared in good faith based upon assumptions believed to be reasonable at the time they were provided and that the actual results during the period or periods covered by such forward looking statements may differ from the actual results and such differences may be material.

(j)          ERISA. Neither the Borrower nor any member of the ERISA Group has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan.

(k)          Taxes. The Borrower has filed all income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person, other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established or are not yet delinquent.

(l)          Tax Status. For U.S. federal income tax purposes the Borrower is (i) disregarded as an entity separate from its owner and (ii) has not made an election under U.S. Treasury Regulation Section 301.7701-3 and is not otherwise treated as an association taxable as a corporation.

(m)          Collections. The Borrower (or the Servicer on behalf of the Borrower) has instructed all Obligors or related administrative and paying agents under the Loan Documents to remit all Collections directly to the Collection Account.

(n)          Plan Assets. The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA. The Borrower has not taken, or omitted to take, any action which would result in any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(o)          Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is and will be Solvent.

(p)          Broker Dealer. The Borrower is not a broker or dealer, as defined in sections 3(a)(4) and 3(a)(5) of the Exchange Act, a member of a national securities exchange, or a Person associated with a broker or dealer (as defined in section 3(a)(18) of the Exchange Act) except for business entities controlling or under common control with the Borrower.

(q)          Representations Relating to the Collateral. The Borrower hereby represents and warrants that:

(i)          it owns and has legal and beneficial title to all Collateral Loans and other Collateral free and clear of any Lien, claim or encumbrance of any person, other than Permitted Liens;

(ii)         other than Permitted Liens, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower or any mortgage (or assignment thereof) or other similar instrument in each case that includes a description of collateral covering the Collateral other than any financing statement or any mortgage (or assignment thereof) relating to the security interest granted to the Administrative Agent hereunder or that has been terminated; and the Borrower is not aware of any judgment, PBGC Liens or tax Lien filings against the Borrower;

(iii)        the Collateral constitutes Money, Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), uncertificated securities (as defined in Section 8-102(a)(18) of the UCC), Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC);

(iv)        the Collection Account constitutes a “deposit account” under 9-102 of the UCC;

(v)         this Agreement creates a valid, continuing and, upon Delivery of Collateral, filing of the financing statement referred to in clause (vii) and execution of the Account Control Agreement, perfected security interest (as defined in Section 1-201(37) of the UCC) in the Collateral in favor of the Administrative Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens, claims and encumbrances (other than Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(vi)        with respect to the interest and rights of the Administrative Agent in the Collateral pledged hereunder, the Borrower has received all consents and approvals required by the terms of the Loan Documents, for all Loans originated by Borrower;

(vii)       with respect to the Collateral that constitutes accounts or general intangibles, the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral granted to the Administrative Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all assets” filing). Such filing of a financing statement is sufficient to perfect such security interest under Applicable Law;

(viii)      each Mortgage relating to any Collateral Loan is a valid and subsisting first priority, perfected Lien of record on the related Project Property recorded in the appropriate jurisdictions subject only to, the exceptions to title set forth in the title insurance policy with respect to that Collateral Loan, which exceptions are generally acceptable to banking institutions in connection with their regular mortgage lending activities, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage or the value of the related Project Property;

(ix)         each Assignment of Mortgage is in recordable form, in favor of the Administrative Agent and in the possession of the Custodian and constitutes the legal, valid and binding assignment of such Mortgage by the applicable assignor thereof to the Borrower or its designee or is assigned in blank, and the applicable Mortgage and note are freely assignable by the applicable assignor thereof (including without the consent of the related Obligor);

(x)          with respect to each Collateral Loan, either a property profile report in form and substance acceptable to the Administrative Agent (that verifies the Lien position of the Borrower), or a lender’s title insurance policy, issued in standard form in the state in which the related Project Property is situated, in an amount at least equal to the Principal Balance of such Collateral Loan as of the date of acquisition thereof, plus, in respect of each Collateral Loan that is a Second Lien Loan, the amount of any obligation(s) secured by the senior Lien or Liens thereon, insuring the mortgagee’s interest under the related Collateral Loan as the holder of a valid first or, in the case of a Second Lien Loan, junior Lien of record on the related Project Property was effective on the date of the origination of such Collateral Loan, is effective on the date of each Loan and on each date the Borrowing Base is calculated (or deemed calculated) and remains in full force and effect. Such title policy is freely assignable and the assignment to the Borrower of the benefits of the mortgage title insurance, and the pledge of such benefits to the Administrative Agent, do not require the consent of or notification to the insurer. No claims have been made under such mortgage title insurance policies and neither the Borrower nor any prior holder of the related mortgage has done, by act or omission, anything that would impair the coverage of such mortgage title insurance policy;

(xi)         with respect to each Collateral Loan, the improvements on the related Project Property are covered by a valid and existing all-risk or fire and extended perils insurance policy with a generally acceptable carrier that provides for fire and extended coverage, and which provides for a recovery by the Servicer on behalf of the Borrower of applicable insurance proceeds relating to each such Collateral Loan. All such insurance policies are the valid and binding obligation of the insurer and contain a standard mortgagee clause naming the Borrower, and its successors and assigns, as mortgagee. All premiums due thereon have been paid. Such insurance policy requires prior notice to the insured of termination or cancellation, and no such notice has been received. Each Mortgage obligates the applicable Obligor thereunder to maintain all such insurance at the Obligor’s cost and expense, and upon the Obligor’s failure to do so, authorizes the applicable mortgagee, or the seller of the related Project Property and its assign, to obtain and maintain such insurance at the Obligor’s cost and expense and to seek reimbursement therefor from the Obligor;

(xii)        with respect to each Collateral Loan, if any related Project Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy in a form meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable carrier, to the extent required by law, or to the extent not so required, to the extent such flood insurance is available at commercially reasonable rates, is in effect with respect to each related Collateral Loan which provides for a recovery by the Servicer on behalf of the Borrower and the Administrative Agent of insurance proceeds relating to such Collateral Loan. All flood insurance policies are the valid and binding obligation of the insurer and contain a standard mortgagee clause naming the originator, its successors and assigns, as mortgagee. All premiums thereon have been paid. Such flood insurance policy requires prior notice to the insured of termination or cancellation, and no such notice has been received. The Mortgage obligates the Obligor thereunder to maintain all such flood insurance at the Obligor’s cost and expense, and upon the Obligor’s failure to do so, authorizes the applicable mortgagee, or the seller of the related Project Property and its assigns, to obtain and maintain such flood insurance at the Obligor’s cost and expense and to seek reimbursement therefor from the Obligor;

(xiii)       with respect to each Collateral Loan, there is no proceeding pending or threatened for the total or partial condemnation of any related Project Property, nor is such a proceeding currently occurring, and each Project Property is undamaged by waste, fire, earthquake, windstorm, flood, tornado or other casualty or earth movement;

(xiv)      with respect to each Mortgage constituting a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such Mortgage, and no fees or expenses are or will become payable by the Borrower or the Administrative Agent to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the related Obligor;

(xv)       neither the Borrower nor any Affiliate of the Borrower has taken any action with respect to any Collateral Loan or the related Project Property that could subject the Borrower, or its successors, assigns and creditors in respect of such Collateral Loan, including the Administrative Agent, to any liability under any Environmental Law, and neither the Borrower nor any Affiliate of the Borrower has received any actual notice of a material violation of any Environmental Law with respect to the related Project Property that was not disclosed in writing to the Administrative Agent. The Mortgage or other Loan Documents with respect to each Collateral Loan requires the related Obligor to comply with all applicable Environmental Laws;

(xvi)      the Project Property that secures each Collateral Loan consists of a fee simple estate in real property and is accurately and adequately described in the related Mortgage.

Section 4.02.        Representations and Warranties of the Servicer. The Servicer represents and warrants to each of the Secured Parties on and as of each Measurement Date (and in respect of clause (h) below, each date such information is provided by or on behalf of it), as follows:

(a)          Due Organization. The Servicer is a limited liability company duly organized and validly existing under the laws of the State of New York, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)          Due Qualification and Good Standing. The Servicer is in good standing in the State of New York. The Servicer is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents to which it is a party, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c)          Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Servicer of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law or (iii) implied covenants of good faith and fair dealing.

(d)          Non-Contravention. None of the execution and delivery by the Servicer of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Loan Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties, or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration of, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except in the case of clauses (ii) and (iii) above, where such conflicts, contravention, breaches, violations or defaults could not reasonably be expected to have a Material Adverse Effect.

(e)          Governmental Authorizations; Private Authorizations; Governmental Filings. The Servicer has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and has made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, and the performance by the Servicer of its obligations under this Agreement, the other Facility Documents, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made, is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f)          Compliance with Agreements, Laws, Etc. The Servicer has duly observed and complied in all material respects with all Applicable Laws, including the Securities Act and the Investment Company Act, relating to the conduct of its business and its assets. The Servicer has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, (x) to the extent applicable, the Servicer is in compliance in all material respects with Subject Laws, (y) the Servicer has adopted internal controls and procedures designed to ensure its continued compliance in all material respects with the applicable provisions of the Subject Laws and to the extent applicable, will adopt procedures consistent in all material respects with the PATRIOT Act and implementing regulations, once such regulations have been finalized, and (z) to the knowledge of the Servicer (based on the implementation of its internal procedures and controls), no investor in the Servicer is a Person whose name appears on the “List of Specially Designated Nationals” and “Blocked Persons” maintained by the OFAC.

(g)          Location of Records. The Servicer’s chief place of business, its chief executive office and the office in which the Servicer maintains its books and records are located in the State of New York. The Servicer’s registered office and the jurisdiction of organization of the Servicer is the jurisdiction referred to in Section 4.02(a).

(h)          Information and Reports. Each Notice of Borrowing, each Monthly Report and all other written information, reports, certificates and statements (other than projections and forward-looking statements) furnished by the Servicer to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby are (when taken as a whole) true and correct in all material respects and does not omit to state a material fact necessary to make the statements contained therein when considered in their entirety not misleading as of the date such information is stated or certified. All projections and forward-looking statements furnished by the Servicer were prepared in good faith based upon assumptions believed to be reasonable at the time they were provided and that the actual results during the period or periods covered by such forward looking statements may differ from the actual results and such differences may be material.

(i)          Taxes. The Servicer has filed all income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person, other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established or are not yet delinquent.

ARTICLE V

COVENANTS

Section 5.01.        Affirmative Covenants of the Borrower. The Borrower covenants and agrees that, until the date that all Obligations have been paid in full, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, and all Commitments hereunder have been terminated:

(a)          Compliance with Agreements, Laws, Etc. It shall (i) duly observe, comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply in all material respects with the terms and conditions of each Facility Document, its Constituent Documents and each Loan Document to which it is a party and (v) obtain, maintain and keep in full force and effect all material Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to carry out its business and the transactions contemplated to be performed by it under the Facility Documents, its Constituent Documents and the Loan Documents to which it is a party.

(b)          Enforcement. (i)  It shall not take any action, and will use commercially reasonable efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s material covenants or obligations under any instrument included in the Collateral, except in the case of (A) repayment of Collateral Loans, and (B) subject to the terms of this Agreement, (i) amendments to Loan Documents that govern Defaulted Loans or Ineligible Loans, (ii) amendments to Collateral Loans in accordance with the Credit and Collection Policies and the Servicing Standard, (iii) actions taken in connection with the work-out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Servicer to the extent not prohibited by this Agreement or as otherwise required hereby.

(c)          Except as provided for in this Agreement, it will not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons for the performance of actions and obligations to be performed by the Borrower or the Servicer hereunder. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect thereto. In the event of such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Borrower, and the Borrower will punctually perform, and cause the Servicer and such other Person to perform, all of its obligations and agreements contained in this Agreement or any such other agreement.

(d)          Further Assurances. It shall promptly upon the reasonable request of the Administrative Agent or the Required Lenders (through the Administrative Agent), at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Administrative Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of the Administrative Agent or the Required Lenders (through the Administrative Agent), the Borrower shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents. Subject to Section 7.02, and without limiting its obligation to maintain and protect the Administrative Agent’s first priority security interest in the Collateral, the Borrower authorizes the Administrative Agent to file or record financing statements (including financing statements describing the Collateral as “all assets” or the equivalent) and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as are necessary to perfect the security interests of the Administrative Agent under this Agreement under each method of perfection required herein with respect to the Collateral, provided, that the Administrative Agent does not hereby assume any obligation of the Borrower to maintain and protect its security interest under this Section 5.01 or Section 7.07. In addition, the Borrower will take such reasonable action from time to time as shall be necessary to ensure that all assets (including the Collection Account, but excluding all Excluded Amounts) of the Borrower constitute “Collateral” hereunder. Subject to the foregoing, the Borrower will, and, upon the reasonable request of the Administrative Agent shall, at the Borrower’s expense, take such other action (including executing and delivering or authorizing for filing any required UCC financing statements) as shall be necessary to create and perfect a valid and enforceable first-priority security interest on all Collateral acquired by the Borrower as collateral security for the Obligations and will in connection therewith deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 3.01 on the Funding Effective Date or as the Administrative Agent or the Required Lenders (through the Administrative Agent) shall have reasonably requested.

(e)          Financial Statements; Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender) with a copy to the Backup Servicer:

(i)          within one hundred twenty (120) days after the end of each fiscal year of (A) Originator, its audited consolidated balance sheet and related line item profit and loss statements as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (with comparative statements beginning in second year of operation), reported on by an independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Originator, and each of its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (B) Borrower, its unaudited management-prepared consolidated balance sheet and related line item profit and loss statements as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (with comparative statements beginning in second year of operation), in accordance with GAAP consistently applied;

(ii)         within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrower, its unaudited consolidated balance sheet and related line item profit and loss statements as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, in each case, to the extent produced, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (with comparative statements beginning in second year of operation), all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and each of its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)        by no later than one hundred twenty (120) days after written request by Administrative Agent, the Borrower shall deliver to the Administrative Agent an agreed upon procedures audit report in form and substance satisfactory to the Administrative Agent in its sole discretion covering such matters as are set forth on Schedule 7 hereto;

(iv)        as soon as possible, and in any event within two Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any Default or Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(v)         on each Monthly Reporting Date, together with each Monthly Report delivered in accordance with Section 8.06, a Borrowing Base Calculation Statement as of the Collection Period then ended;

(vi)        promptly after the occurrence of any ERISA Event, notice of such ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event;

(vii)       promptly after the occurrence of any change in the Borrower’s taxpayer identification number, notice of such change on an IRS Form W-9;

(viii)      as soon as possible and in any event at least two (2) Business Days prior to doing so, the Borrower shall provide notice of any change in its chief place of business, its chief executive office or the office in which the Borrower maintains its books and records;

(ix)         as soon as commercially practicable and in any event on each Monthly Reporting Date, a Compliance Certificate in the form attached hereto as Exhibit J calculating the Availability Test, the Interest Coverage Ratio Test, and each Collateral Quality Test, and certifying compliance with the Asset Coverage Ratio Test;

(x)          written notice of any amendment, consent, waiver or other modification with respect to a Loan Document (other than with respect to a Defaulted Loan or an Ineligible Loan) shall be delivered to the Administrative Agent by no later than ten (10) Business Days after entering into any such agreement; provided, however that any amendment, consent, waiver or other modification that would constitute a Material Modification shall be subject to Section 5.02(t);

(xi)         promptly after the Borrower’s knowledge thereof, (i) notice of any occurrence which causes any Collateral Loan to become a Defaulted Loan, and (ii) notice of any proceedings pending or threatened (A) asserting an Insolvency Event has occurred with respect to the Obligor of a Collateral Loan or (B) wherein the Obligor of a Collateral Loan, or any other Person or Governmental Authority has alleged that such Loan or the Loan Documents with respect to such Loan are illegal or unenforceable;

(xii)        with the financial statements delivered pursuant to Section 5.01(d)(i) above and within five (5) Business Days of the request of the Administrative Agent, a statement of any pending or threatened material litigation, governmental, arbitration or legal actions against the Borrower or Guarantor;

(xiii)       within five (5) Business Days of knowledge thereof, notice of any material pending or threatened litigation, governmental, arbitration or legal actions against the Borrower or any Guarantor; and

(xiv)      from time to time such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of the Availability Test, the Interest Coverage Ratio Test, the Asset Coverage Ratio Test and each Collateral Quality Test) as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request if reasonably available to the Borrower.

(f)          Access to Records and Documents; Audit Rights. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent (including any consultants, accountants, lawyers and appraisers)) to, upon reasonable advance notice (which, so long as no Event of Default shall have occurred and be continuing, shall not be less than five (5) Business Days) and during normal business hours, (x) conduct evaluations and appraisals of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base, and (y) visit and inspect and make copies thereof at reasonable intervals of (i) of its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Loan Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Loan Documents, in each case all as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred and is continuing, each Person entitled to so visit, inspect, evaluate and appraise the Borrower’s records under this clause (f) may only exercise its rights under this clause (f) twice during any fiscal year of the Borrower (it being understood that the Borrower shall be responsible for all costs and expenses for one such visit, inspection, evaluation or appraisal per year prior to the occurrence of an Event of Default). The Administrative Agent and each Lender agrees to use commercially reasonable efforts to coordinate with each other Lender in exercising their respective rights under this clause (f) with a view to minimizing duplication of effort and expense by the Borrower.

(g)          Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely to (i) acquire Loans which shall be Collateral Loans hereunder, (ii) fund the commitments of such previously-acquired Collateral Loans, (iii) replenish funds expended by the Borrower to acquire Loans, (iv) pay costs and expenses directly connected with the transactions contemplated herein, and (v) on any Payment Date, to pay any amount due and payable pursuant to Section 9.01(a)(ii) on such Payment Date so long as the conditions precedent to such Borrowing are satisfied. Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X.

(h)          Bank Accounts. Borrower and Parent shall maintain their primary depository and disbursement accounts with Administrative Agent.

(i)          Opinions as to Collateral. On or before each five (5) year anniversary of the Closing Date until the Final Maturity Date, the Borrower shall furnish to the Administrative Agent an opinion of counsel, addressed to the Borrower, the Lenders and the Administrative Agent, relating to the continued perfection of the security interest granted by the Borrower to the Administrative Agent hereunder.

(j)          No Other Business. The Borrower shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, originating, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans and the other Collateral in connection therewith and entering into and performing its obligations under the Facility Documents, any applicable Loan Documents and any other agreements contemplated by this Agreement, and shall not engage in any activity or take any other action that would cause the Borrower to be subject to U.S. Federal or material state or local income tax on a net income basis.

(k)          Tax Matters. The Borrower shall (and each Lender hereby agrees to) treat the Advances as debt for U.S. federal income tax purposes and will take no contrary position, except to the extent required by law. Assuming that such treatment is correct, the Borrower shall at all times maintain its status as an entity disregarded as an entity separate from its owner for U.S. federal income tax purposes. The Borrower shall at all times ensure that its owners are and will remain United States persons as defined by Section 7701(a)(30) of the Code. Notwithstanding any contrary agreement or understanding, the Borrower, the Administrative Agent and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law.

(l)          Collections. The Borrower (or the Servicer on behalf of the Borrower) shall direct all Obligors or related administrative and paying agents under the Loan Documents to remit all Collections directly to the Collection Account. Any payment by an Obligor in respect of any indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

(m)          Payments. The Borrower shall ensure all Collections are applied solely in accordance with the provisions of this Agreement. The Borrower shall pay all Obligations due and owing to any party under any Facility Document when such Obligation is due and payable.

(n)          Certain Environmental Covenants. With respect to any real property it may acquire pursuant to any foreclosure proceeding or otherwise, the Borrower shall:

(i)          comply in all material respects with Environmental Laws, and obtain, be in material compliance with and maintain all Governmental Authorizations relating to the Management (as defined in the definition of “Environmental Laws”) or release of hazardous substances required by Environmental Laws and file when due all notifications required by Environmental Laws in connection with its ownership or use of any real estate or the operation of its business;

(ii)         transport or arrange for the transport of all Hazardous Materials generated by the Obligor’s business in compliance with Environmental Laws to storage, treatment, recycling and disposal facilities permitted or authorized to handle such Hazardous Materials by the Governmental Authorities with jurisdiction thereof;

(iii)        not arrange for the disposal (as defined under CERCLA) of any Hazardous Material removed from the premises of third parties nor become the operator (as defined under CERCLA) of any such third-party premises;

(iv)        not Release or allow the Release of any Hazardous Materials other than as allowed by Environmental Laws, at, upon, under, from or within the property owned or occupied by the Borrower or any third-party location at which the Borrower conducts its business and for which Borrower is responsible, including any Project Property (any such event being hereinafter referred to as a “Hazardous Discharge”);

(v)         notify the Administrative Agent within five (5) Business Days of any Hazardous Discharge, any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at any property owned or occupied by the Borrower; any demand letter or complaint, order, claim, penalty assessment, citation or other notice; any suit or other proceeding, administrative, civil or criminal, at law or in equity, pending or threatened against the Borrower (collectively referred to as an “Environmental Complaint”) received from or filed by the Borrower or any person or entity, including any Governmental Authority, with respect to any alleged violation of any Environmental Law or with respect to Management of Hazardous Materials or any other environmental matter in connection with the Borrower’s ownership or use of any real estate or the conduct of its business, which Hazardous Discharge or Environmental Complaint, if determined adversely to the Borrower, would have a material adverse effect on any Project Property or the operations or condition, financial or otherwise, of the Borrower. The Borrower shall forward a copy of such Environmental Complaint together with written notice to the Administrative Agent describing in reasonable detail the facts and circumstances giving rise to the Hazardous Discharge or Environmental Complaint; and

(vi)        promptly investigate, remediate and otherwise fully address any such Hazardous Discharge to the extent required by Environmental Laws and to the satisfaction of applicable Governmental Authorities.

(o)          Third Party Lender Agreement. Borrower shall comply in a timely manner with all of its obligations and agreements under each Third Party Lender Agreement.

(p)          Negotiable Collateral. The Borrower shall cause the original of each Loan Note to be delivered to the Custodian as provided in the Custodial Agreement. Subject to the Custodial Agreement, in the event that any other Collateral, including proceeds, is evidenced by or consists of collateral readily negotiable, and if and to the extent that perfection or priority of Administrative Agent’s security interest is dependent on or enhanced by possession, Borrower, immediately shall endorse and deliver physical possession of such negotiable collateral to the Custodian.

(q)          Records. The Borrower shall maintain accurate and materially complete records regarding all Collateral Loans; provided that in no event shall such records fail to comply with the requirements of the SBA Rules and Regulations.

(r)          Due Diligence. The Borrower shall cooperate fully with the Administrative Agent and each Lender in connection with the Administrative Agent’s and each Lender’s due diligence, from time to time, with respect to property proposed by Borrower as Collateral and the Collateral Loans. Administrative Agent and each Lender shall be entitled to procure such appraisals, brokers’ price opinions, Lien search reports: tax filing reports, title reports, evaluations or other reports, certifications or information as it may require in connection with its evaluation or re-evaluation of any Collateral.

(s)          Bailee. Until delivery thereof pursuant to the Custodial Agreement, the Borrower shall hold the Loan Notes and the Loan Documents (except for the Loan Notes which shall be held by the Custodian as bailee for the Administrative Agent), as bailee and agent for the Administrative Agent, and the SBA, as their interests may appear.

(t)          Delivery of Loan File. Upon each origination by the Originator of a Loan to be acquired by the Borrower, the Borrower shall deliver to the Custodian (with a copy to the Administrative Agent) the related Custodial Delivery Certificate together with the Loan File, the contents of which shall be identified in the related Collateral Loan File Checklist, in each case in accordance with the Custodial Agreement.

(u)          SBA Compliance. The Borrower shall promptly deliver to the Administrative Agent the results of all SBA compliance audits and any material correspondence received or sent by the Borrower with respect to the Collateral Loans unless the SBA has prohibited the delivery of any such audits or correspondence.

Section 5.02.        Negative Covenants of the Borrower. The Borrower covenants and agrees that until the date that all Obligations have been paid in full, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, and all Commitments hereunder have been terminated:

(a)          Restrictive Agreements. It shall not enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon its ability to (i) create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents or (ii) perform its obligations under the Facility Documents.

(b)          Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except (i) as expressly permitted by Section 10.01 of this Agreement (including in connection with the repayment in full of the Obligations), (ii) as reasonably necessary in the determination of the Borrower for the Borrower not to be a “covered fund” under the Volcker Rule, or (iii) with the prior written consent of the Required Lenders.

(c)          Amendments to Constituent Documents, etc. Without the consent of the Administrative Agent, (i) it shall not amend or modify its Constituent Documents or take any action inconsistent with its Constituent Documents and (ii) it will not amend, modify or waive any term or provision in any Facility Document (other than in accordance with its terms, including any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders).

(d)          ERISA. Neither it nor any member of the ERISA Group shall establish any Plan or Multiemployer Plan.

(e)          Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time or on the equity interests in respect of the Borrower, except for Permitted Liens.

(f)          Margin Requirements. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X.

(g)          Restricted Payments. Except as permitted pursuant to Section 5.01(g) and, Section 5.02(o), it shall not make, directly or indirectly, any Restricted Payment (whether in the form of cash or other assets) or incur any obligation (contingent or otherwise) to do so.

(h)          Changes to Filing Information. It shall not change its name, its chief place of business, its chief executive office, the office in which the Borrower maintains its principal books and records or its jurisdiction of organization, unless it gives ten (10) days’ prior written notice to the Administrative Agent and takes all actions necessary to protect and perfect the Administrative Agent’s perfected security interest in the Collateral and promptly files appropriate amendments to all previously filed financing statements that are necessary to continue to perfect the security interests of the Administrative Agent under this Agreement under each method of perfection required herein with respect to the Collateral (and shall provide copy of such amendments to the Administrative Agent).

(i)          Transactions with Affiliates. Except as permitted or required under the Facility Documents, it shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including, without limitation, sales of Defaulted Loans and other Collateral Loans) unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale at par shall be deemed to comply with this provision).

(j)          Investment Company Restriction. It shall (i) not become required to register as an “investment company” under the Investment Company Act and (ii) ensure that the transactions contemplated hereby do not either (x) cause the Borrower to be a “covered fund” for purposes of the Volcker Rule or (y) create an ownership interest in the Borrower in favor of the Administrative Agent or the Lenders for purposes of the Volcker Rule. For purposes of this subclause (j), “covered fund” and “ownership interest” have the meanings set forth in the Volcker Rule.

(k)          Subject Laws. It shall not utilize directly or indirectly the proceeds of any Advance for the benefit of any Person controlling, controlled by, or under common control with any other Person, whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or otherwise in violation of any Subject Laws.

(l)          No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or assert any claim against any present or future Lender, by reason of the payment of any Taxes levied or assessed upon any part of the Collateral.

(m)          Indebtedness; Guarantees; Securities. It shall not incur or assume or guarantee any indebtedness, obligations (including contingent obligations) or other liabilities, or issue any additional securities, whether debt or equity, in each case other than (i) pursuant to or as expressly permitted by or contemplated by this Agreement or (ii) pursuant to customary indemnification and expense reimbursement and similar provisions under the Loan Documents or otherwise in the ordinary course of business as is customary for Special Purpose Entities. The Borrower shall not acquire any Loans or other property other than as expressly permitted hereunder; it being understood and agreed that the Borrower shall be permitted to acquire Loans from its Affiliates and from unaffiliated third parties.

(n)          Validity of this Agreement. It shall not (i) take any action to permit or fail to take any action that would cause the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement (except in accordance with its terms) and (ii) take any action that would permit the Lien of this Agreement not to constitute a valid first priority security interest in the Collateral (subject to Permitted Liens).

(o)          Priority of Payments. It shall not pay any distributions other than in accordance with the Priority of Payments (it being understood that any amounts paid to the Borrower pursuant to the Priority of Payments may be distributed to Originator, who may in turn further distribute such amounts at its discretion).

(p)          Subsidiaries. It shall not have or permit the formation of any subsidiaries.

(q)          Name. It shall not conduct business under any name other than its own.

(r)          Employees. It shall not have any employees (other than officers and directors to the extent they are employees).

(s)          Title to Project Property. The Borrower shall not take title to any Project Property, in foreclosure or otherwise, except as contemplated by this Agreement.

(t)          Changes to Loan Documents. If any amendment, consent, waiver or other modification with respect to a Loan Document (other than with respect to a Defaulted Loan or an Ineligible Loan) would constitute a Material Modification, then the Borrower shall not cause or vote in favor of any such Material Modification without providing the Administrative Agent with a copy of such proposed Material Modification and obtaining the written consent of the Administrative Agent and the Required Lenders (such consent not to be unreasonably withheld or delayed).

(u)          Non-Petition. The Borrower shall not be party to any agreements under which it has any material obligations or liability (direct or contingent) without using commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for customary service contracts and engagement letters entered into with Permitted Agents in connection with the Loans and the Loan Documents.

(v)         Hedging Agreements. The Borrower shall not enter into any interest rate hedging agreements other than interest rate caps and shall at all times be a party to interest rate hedging agreements pursuant to interest rate cap agreements on terms reasonably acceptable to the Administrative Agent.

Section 5.03.        Affirmative Covenants of the Servicer. The Servicer covenants and agrees that until the date that all Obligations have been paid in full, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, and all Commitments hereunder have been terminated:

(a)          Compliance with Agreements, Laws, Etc. It shall (i) duly observe, comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply in all material respects with the terms and conditions of each Facility Document, Constituent Document and each Loan Document to which it is a party, and (v) obtain, maintain and keep in full force and effect all material Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to carry out its business and the transactions contemplated to be performed by it under the Facility Documents, the Constituent Documents and the Loan Documents to which it is a party.

(b)          Enforcement.

(i)          It shall not take any action, and will use commercially reasonable efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (1) amendments to Loan Documents that govern Defaulted Loans or Ineligible Loans, (2) amendments to Collateral Loans in accordance with the Credit and Collection Policies and the Servicing Standard, and (3) actions taken in connection with the work-out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Servicer to the extent not prohibited by this Agreement or as otherwise required hereby.

(ii)         It will not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons for the performance of actions and obligations to be performed by the Servicer hereunder. Notwithstanding any such arrangement, the Servicer shall remain primarily liable with respect thereto. In the event of such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Servicer, and the Servicer will punctually perform all of its obligations and agreements contained in this Agreement or any such other agreement.

(c)          Further Assurances. It shall promptly at the Borrower’s expense, execute and deliver such further instruments and take such further action as reasonably requested by Administrative Agent in writing in order to maintain and protect the Administrative Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (subject to Permitted Liens). The Servicer shall promptly take, at the reasonable request of Administrative Agent and at the Borrower’s expense, such further action necessary to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents. In addition, the Servicer will take such reasonable action from time to time as shall be necessary to ensure that all assets (including all Collection Accounts, but excluding all Excluded Amounts) of the Borrower constitute “Collateral” hereunder. Subject to the foregoing, the Servicer will at the reasonable request of Administrative Agent and at the Borrower’s expense, take such other action (including executing and delivering or authorizing for filing any required UCC financing statements) as shall be necessary to create and perfect a valid and enforceable first-priority security interest on all Collateral acquired by the Borrower as collateral security for the Obligations.

(d)          Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent) to, upon reasonable advance notice (which, so long as no Event of Default shall have occurred and be continuing, shall not be less than five (5) Business Days) and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Loan Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Loan Documents, in each case all as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred, each Person entitled to so visit and inspect the Servicer’s records under this paragraph (d) may only exercise its rights under this paragraph (d) twice during any fiscal year of the Servicer (it being understood that the Borrower shall be responsible for all costs and expenses for each such visit).

(e)          Audit Rights. It will permit the Administrative Agent and any Lender (or any representatives thereof (including any consultants, accountants, lawyers and appraisers)) to conduct evaluations and appraisals of the Borrower’s or the Servicer’s computation of the Borrowing Base and the assets included in the Borrowing Base no more than twice during any fiscal year of the Servicer. The Borrower shall pay the reasonable and documented fees and expenses of any representatives retained by the Administrative Agent or any Lender to conduct any such evaluation or appraisal; provided that (i) the Borrower shall not be required to pay such fees and expenses for each such evaluation or appraisal and (ii) such evaluation or appraisal shall not be duplicative of the report required under Section 8.08.

(f)          SBA Compliance. The Servicer shall promptly deliver to the Administrative Agent the results of all SBA compliance audits and any material correspondence received or sent by the Servicer with respect to the Collateral Loans unless the SBA has prohibited the delivery of any such audits or correspondence.

Section 5.04.        Negative Covenants of the Servicer. The Servicer covenants and agrees that until the date that all Obligations have been paid in full, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, and all Commitments hereunder have been terminated:

(a)          Restrictive Agreements. It shall not enter into or suffer to exist or become effective any agreement that prohibits or expressly limits or imposes any material condition upon its ability to perform its obligations under the Facility Documents.

(b)          Validity of this Agreement. It shall not (i) take any action to permit or fail to take any action that would cause the validity or effectiveness of this Agreement against Servicer to be impaired, or cause the lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement (except in accordance with its terms) and (ii) except as permitted by this Agreement, take any action that would directly cause the lien of this Agreement not to constitute a valid first priority security interest in the Collateral (subject to Permitted Liens).

(c)          Liquidation; Merger; Disposition of Assets. The Servicer shall not enter into any merger, liquidation, or sale of substantially all of its assets without the prior written consent of the Administrative Agent.

(d)          Changes to Loan Documents. If any amendment, consent, waiver or other modification with respect to a Loan Document (other than with respect to a Defaulted Loan or an Ineligible Loan) would constitute a Material Modification, then the Servicer shall not cause or vote in favor of any such Material Modification to occur without providing the Administrative Agent and the Required Lenders with a copy of such proposed Material Modification and obtaining the written consent of the Administrative Agent and the Required Lenders (such consent not to be unreasonably withheld or delayed).

Section 5.05.        Certain Undertakings Relating to Separateness. (a) Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement, the Borrower shall conduct its business and operations separate and apart from that of any other Person (including the Originator and any of its Affiliates) and in furtherance of the foregoing:

(a)          The Borrower shall maintain its accounts, financial statements, books, accounting and other records, and other Borrower documents separate from those of any other Person, provided that the Borrower may be consolidated with the Originator solely for tax and accounting purposes.

(b)          The Borrower shall not commingle or pool any of its funds or assets with those of any Affiliate or any other Person (other than as expressly contemplated herein with respect to the Excluded Amounts), and it shall hold all of its assets in its own name, except as otherwise permitted or required under the Facility Documents.

(c)          The Borrower shall conduct its own business in its own name and, for all purposes, shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person.

(d)          The Borrower shall pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due.

(e)          The Borrower has observed, and shall observe all (i) limited liability company formalities and (ii) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence, and shall preserve its existence, and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its limited liability company agreement in a manner that would adversely affect the existence of the Borrower as a bankruptcy-remote special purpose entity.

(f)           The Borrower shall not (i) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person, or (ii) control the decisions or actions respecting the daily business or affairs of any other Person except as permitted by or pursuant to the Facility Documents.

(g)          The Borrower shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person; provided that the assets of the Borrower may be consolidated into the Originator for accounting purposes and included in consolidated financial statements of the Originator.

(h)          The Borrower shall not identify itself as a division of any other Person.

(i)            The Borrower shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

(j)           The Borrower shall not use its separate existence to perpetrate a fraud in violation of Applicable Law.

(k)          The Borrower shall not, in connection with the Facility Documents, act with an intent to hinder, delay or defraud any of its creditors in violation of Applicable Law.

(l)           The Borrower shall maintain an arm’s length relationship with its Affiliates and the Servicer.

(m)         Except as permitted by or pursuant to the Facility Documents, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person.

(n)          Except as provided in the Facility Documents, the Borrower shall not acquire any securities or debt instruments of the Originator, its Affiliates or any other Person.

(o)          The Borrower shall not make loans or advances to any Person, except for the Collateral Loans and as permitted by or pursuant to the Facility Documents.

(p)          The Borrower shall make no transfer of its assets except as permitted by or pursuant to the Facility Documents.

(q)          The Borrower shall file its own tax returns separate from those of any other Person or entity, except to the extent that the Borrower is not required to file tax returns under applicable law or is not permitted to file its own tax returns separate from those of any other Person.

(r)          The Borrower shall not acquire obligations or securities of its members.

(s)          The Borrower shall use separate stationery, invoices and checks.

(t)          The Borrower shall correct any known misunderstanding regarding its separate identity.

(u)          The Borrower shall maintain adequate capital in light of its contemplated business operations.

(v)         The Borrower shall at all times be organized as a special purpose entity with organizational documents substantially similar in all material respects to those in effect on the Closing Date.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01.        Events of Default. “Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)          a default by the Borrower in the payment, when due and payable, of any Interest on the Advances owing hereunder, Unused Line Fees, or fees due to the Administrative Agent pursuant to the Administrative Agent Fee Letter, and such default is not cured within two (2) Business Days after the occurrence of such default; or

(b)          the failure to reduce the outstanding Advances to $0 on the Final Maturity Date; or

(c)          the Borrower becomes an investment company required to be registered under the Investment Company Act, or Parent fails to be in material compliance with the Investment Company Act; or

(d)          the failure of any representation or warranty of the Borrower, the Servicer, or any Guarantor made in this Agreement, in any other Facility Document, Notice of Borrowing, Monthly Report, Borrowing Base Calculation Statement or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct in each case in all material respects when the same shall have been made and such failure shall remain uncured (to the extent such failure may be cured); or

(e)          a default in any material respect in the performance, or breach in any material respect, of any covenant, obligation or agreement of the Borrower contained in Sections 5.01(a) (with respect to the Borrower’s existence), 5.01(j) or 5.02; or

(f)          except as otherwise provided in this Section 6.01, (i) a failure by the Borrower or the Servicer to deliver (or cause to be delivered) any Monthly Report, Borrowing Base Calculation Statement, quarterly financial report pursuant to Section 5.01(d)(ii) or notice of a Default or Event of Default pursuant to Section 5.01(d)(iv) when due and such default is not cured within three (3) Business Days; (ii) a default in the performance, or breach in a covenant by the Borrower with respect to the management and distribution of funds received with respect to the Collateral Loans and such default is not cured within two (2) Business Days; (iii) a failure by the Borrower to deliver (or cause to be delivered) any material information requested by the Administrative Agent or the Required Lenders pursuant to Section 5.01(d)(xiv) within three (3) Business Days of such request; or (iv) a default in any material respect in the performance, or breach in any material respect, of any other covenant or other agreement of the Borrower under this Agreement or the other Facility Documents (other than failure to comply with any Concentration Limitation); or

(g)          the Borrower incurs any Indebtedness other than the Obligations, or the Parent or any of its Affiliates incur any other Indebtedness relating to SBA Loans other than the Obligations and the Sterling Bank Facility;

(h)          the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $100,000 against the Originator or Servicer, or $15,000 against the Borrower (exclusive of any amounts fully covered by insurance), and the Borrower or the Originator shall not have either (x) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within thirty (30) days from the date of entry thereof; or

(i)          an Insolvency Event relating to the Borrower, Servicer, or any Guarantor occurs; or

(j)          any change to the Credit and Collection Policies that has a material adverse effect on the interests and rights and remedies of the Administrative Agent or the Lenders without the prior written consent of the Administrative Agent in its sole discretion; or

(k)          any Facility Document to which the Borrower, the Servicer or the Originator is a party shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Servicer or the Originator, as the case may be, (ii) the Borrower, the Servicer, the Originator, or any of their Affiliates shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part (other than in respect of a de minimis amount of Collateral), cease to be a first priority perfected security interest of the Administrative Agent except for Permitted Liens; or

(l)          the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower, unless in each case either such Lien would not be reasonably expected to have a Material Adverse Effect or a reserve has been established therefor in accordance with GAAP and such action is being diligently contested in good faith by appropriate proceedings (except to the extent that the amount secured by such Lien exceeds $100,000 in which case such Lien shall be deemed to have a Material Adverse Effect); or

(m)          a Change of Control occurs without the written consent of the Administrative Agent; or

(n)          the Borrower ceases to have a valid ownership interest in all of the Collateral (subject to Permitted Liens) or the Administrative Agent shall fail to have a first priority perfected security interest in any part of the Collateral (other than in respect of a de minimis amount of Collateral and subject to Permitted Liens), which failure was not directly caused by the Administrative Agent, the Lenders or any of their agents; or

(o)          the Borrower shall assign or attempt to assign any of its rights, obligations, or duties under the Facility Documents without the prior written consent of each Lender; or

(p)          the Interest Coverage Ratio Test shall not be satisfied as of any Determination Date occurring on or after the sixth Determination Date after the Closing Date; or

(q)          the Availability Test shall not be satisfied, or the Asset Coverage Ratio Test shall not be satisfied for greater than five (5) continuous business days (it being understood that any time when the Asset Coverage Ratio Test is not satisfied, Borrower shall not be permitted to request any Advances under this Agreement); or

(r)          the suspension, loss, revocation, or failure to renew or file for renewal of any legally required registration, approval, license, permit, or franchise now held or hereafter acquired by the Borrower or the Servicer or the issuance of any stay order, cease and desist order or similar judicial or non-judicial sanction prohibiting the collection of the Collateral Loans, in each case only to the extent that the same is reasonably likely to result in a Material Adverse Effect; or

(s)          the Borrower, the Servicer, or any Guarantor (i) defaults in making any payment required to be made under any agreement for borrowed money, and such default is not cured within the relevant cure period or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto); or

(t)          (i) one or more acts (including any failure(s) to act) by the Borrower, the Servicer, or the Originator occurs that constitutes fraud in the performance of services comparable to those contemplated to be provided by the Borrower, the Servicer or the Originator in the Facility Documents or (ii) the Borrower, the Servicer or the Originator or any senior officer of the Borrower, the Servicer or the Originator is indicted on charges of, or convicted of, a felony criminal offense related to the business of the Borrower, the Servicer or the Originator; or

(u)          a Key Man Event shall have occurred; or

(v)         any Collateral Quality Test shall not be satisfied; or

(w)          the Custodian is terminated by the Borrower without the written consent of the Administrative Agent or resigns and a successor Custodian acceptable to the Administrative Agent is not appointed within the applicable notice period set forth in the Custodial Agreement; or

(x)          the Borrower or Servicer shall not deliver any Loan Note to the Custodian pursuant to the Custodial Agreement by the close of business on the tenth Business Day after the funding date of any Collateral Loan; or

(y)          the Borrower, Originator or Servicer shall lose, or have any material limitation imposed upon, its authority to process, close, service, collect enforce or liquidate any Loans; or

(z)          the Parent shall have Adjusted Net Investment Income of less than $0 in any fiscal quarter; or

(aa)         a Servicer Termination Event shall occur.

Section 6.02.        Remedies upon an Event of Default. (a) Upon a Responsible Officer of the Borrower obtaining knowledge of the occurrence of an Event of Default, the Borrower shall notify the Administrative Agent in accordance with Section 5.01(d)(iv).

(a)          Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC (which rights shall be cumulative), the Administrative Agent shall, at the request of, or may with the consent of, the Required Lenders, by notice to the Borrower, do any one or more of the following: (1) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, and (2) declare the principal of and the accrued interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (f) of Section 6.01, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.

(b)          The Borrower hereby agrees that it will, at the Borrower’s expense and at the direction of the Administrative Agent, (i) assemble all or any part of the Collateral as directed by the Administrative Agent and make the same available to the Administrative Agent at a place to be designated by the Administrative Agent and (ii) without notice except as specified below, sell the Collateral or any part thereof at a public or private sale in accordance with Applicable Law, subject to the terms of the applicable Third Party Lender Agreement and the rights of the SBA and CDC to receive notice of such sale and, if applicable, be given the option to purchase any Loans subject to such sale thereunder. The Borrower agrees that, to the extent notice of sale shall be required by law, ten (10) days’ notice to the Borrower of any sale hereunder shall be sufficient notice, and the Borrower agrees that such notice shall constitute reasonable notification. All cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied pursuant to Section 9.01(a)(ii).

If the Administrative Agent elects to sell the Collateral in whole or in part, at a public or private sale (subject to the terms of the applicable Third Party Lender Agreement and the rights of the SBA and CDC to receive notice of such sale and, if applicable, be given the option to purchase any Loans subject to such sale thereunder), the Borrower or any of its Affiliates or assignees shall have the right of first refusal to repurchase the Collateral, in whole but not in part, prior to such sale at a purchase price that is equal to the amount of the Obligations as of the date of such proposed sale. Such right of first refusal shall terminate not later than 1:00 p.m. (New York time) on the fifth Business Day following the Business Day on which the Borrower receives notice of the Administrative Agent’s election to sell such Collateral.

If none of the Borrower or any of its Affiliates or assignees elects to exercise its right of first refusal, the Administrative Agent may sell such Collateral or portion thereof. For the avoidance of doubt, the Borrower or its Affiliates or assignees may participate in any public or private sale of the Collateral directed by the Administrative Agent.

(c)          In addition, upon the occurrence and during the continuation of an Event of Default, following written notice by the Administrative Agent (provided in its sole discretion or at the direction of the Required Lenders) of the exercise of control rights with respect to the Collateral, which notice shall be delivered to the Borrower (with a copy to the Backup Servicer): (w) the Borrower’s power to consent to modifications to and direct the acquisition, sales and other dispositions of Collateral Loans will be immediately suspended, (x) the Borrower will be required to obtain the consent of the Administrative Agent before agreeing to any modification of any Collateral Loan or before causing the Borrower to acquire, sell or otherwise dispose of any Collateral Loan, and (y) the Borrower will sell or otherwise dispose of any Collateral Loan as directed by the Administrative Agent in its sole discretion, subject to the terms of the applicable Third Party Lender Agreement and the rights of the SBA and CDC to receive notice of such sale and, if applicable, be given the option to purchase any Loans subject to such sale thereunder.

(d)          Upon the occurrence and during the continuation of an Event of Default, following written notice by the Administrative Agent (provided in its sole discretion or at the direction of the Required Lenders), the Administrative Agent may appoint a third party to manage, administer, collect or service the Collateral in accordance with Applicable Law and the Servicing Standard on terms and conditions to be agreed upon between the Administrative Agent and such third party. In the event the Administrative Agent exercises any such right, the Borrower shall cooperate with the Administrative Agent in effecting such termination and transition of servicing responsibilities of the Borrower under this Agreement to such other Person (including the continuation of such servicing until such transition is completed).

(e)          Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, any Lender or any of the Secured Parties of their rights hereunder or any other Facility Document shall not release the Borrower from any of its duties or responsibilities with respect to the Collateral. The Secured Parties, the Administrative Agent and each Lender shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower hereunder.

Section 6.03.        Servicer Termination Events. “Servicer Termination Event”, wherever used herein, means any one of the following events (whatever the reason for such Servicer Termination Event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)          the occurrence of an Event of Default; or

(b)          except as otherwise provided in this Section 6.03, (i) a failure by the Servicer to deliver (or cause to be delivered) any Monthly Report or Borrowing Base Calculation Statement when due and such default is not cured within three (3) Business Days (ii) a default in the performance or breach in a covenant by the Servicer with respect to the management and distribution of funds received with respect to the Collateral Loans; or (iii) a default in any material respect in the performance, or breach in any material respect, of any other covenant or other agreement of the Servicer under this Agreement or the other Facility Documents, or the failure of any representation or warranty of the Servicer made in this Agreement, in any other Facility Document or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct in each case in all material respects when the same shall have been made; or

(c)          an Insolvency Event relating to the Servicer occurs; or

(d)          (1) any Facility Document to which the Servicer is a party shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Servicer or (2) the Servicer or any of its Affiliates shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder; or

(e)          (i) one or more acts (including any failure(s) to act) by the Servicer or the Originator occurs that constitutes fraud in the performance of services comparable to those contemplated to be provided by the Servicer or the Originator in the Facility Documents or (ii) the Servicer or the Originator or any senior officer of the Servicer or the Originator is indicted on charges of, or convicted of, a felony criminal offense related to the business of the Servicer or the Originator; or

(f)          the Servicer shall lose, or have any material limitation imposed upon, its authority to process, close, service, collect enforce or liquidate any Loans.

Section 6.04.        Remedies upon a Servicer Termination Event.

Upon a Responsible Officer of the Borrower or Servicer obtaining knowledge of the occurrence of a Servicer Termination Event, each of the Borrower and the Servicer shall notify each other and the Administrative Agent, specifying the specific Servicer Termination Event(s) that occurred as well as all other Servicer Termination Events that are then known to be continuing.

Upon the occurrence and during the continuance of a Servicer Termination Event, the Administrative Agent, by written notice to the Servicer (with a copy to the Backup Servicer and the Custodian) (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement in accordance with Section 11.08 and have a successor Servicer appointed pursuant to Section 11.08 hereto.

ARTICLE VII

PLEDGE OF COLLATERAL; RIGHTS OF THE ADMINISTRATIVE AGENT

Section 7.01.        Grant of Security. (a) The Borrower hereby grants, pledges, transfers and collaterally assigns to the Administrative Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(a)          all Loans and Loan Documents (listed, as of the Closing Date, in Schedule 3), both now and hereafter owned, including all collections and other proceeds thereon or with respect thereto;

(b)          the Borrower Account and the Collection Account and all money and all investment property (including all securities, all security entitlements with respect to the Borrower Account and the Collection Account and all financial assets carried in the Borrower Account and the Collection Account) from time to time on deposit in or credited to the Borrower Account and the Collection Account;

(c)          all interest, dividends, stock dividends, stock splits, distributions and other money or property of any kind distributed in respect of the Collateral Loans of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of its Collateral Loans;

(d)          each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such Facility Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Administrative Agent under this Agreement;

(e)          all Cash or Money in possession of the Borrower or delivered to the Administrative Agent (or any bailee of the foregoing);

(f)          all accounts, chattel paper, deposit accounts, documents, equipment, financial assets, general intangibles, instruments, inventory, investment property, letter-of-credit rights and other supporting obligations of the Borrower whether or not relating to the foregoing (in each case as defined in the UCC);

(g)          all other property of the Borrower and all property of the Borrower which is delivered to the Administrative Agent (or the Custodian subject to the Lien of the Administrative Agent) by or on behalf of the Borrower (whether or not constituting Eligible Loans);

(h)          all security interests, Liens, collateral, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(i)          all Proceeds of any and all of the foregoing.

provided, however, that the term “Collateral” shall exclude all Excluded Amounts.

(j)          All terms used in this Section 7.01 that are defined in the UCC but are not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC.

Section 7.02.        Release of Security Interest. If and only if all Obligations have been paid in full and all Commitments have been terminated, the Administrative Agent, for itself and on behalf of the Secured Parties, shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Administrative Agent’s security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately terminate and the Administrative Agent, for itself and on behalf of the other Secured Parties, shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower and the Servicer.

Section 7.03.        Rights and Remedies. The Administrative Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or its designees shall, at and in accordance with the written direction of the Administrative Agent (or the Required Lenders acting through the Administrative Agent), (i) instruct the Borrower to deliver or cause to be delivered any or all of the Collateral, the Loan Documents and any other documents relating to the Collateral to the Administrative Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings; (iii) take control of the Proceeds of any such Collateral; (iv) subject to the provisions of the applicable Loan Documents, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Loan Documents; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) make copies of or, if necessary, remove from the Borrower’s, the Servicer’s and their respective agents’ place of business all books, records and documents relating to the Collateral; (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor; or (xii) instruct the Borrower to cause an Assignment of Mortgage in favor of the Administrative Agent to be recorded in the applicable recording office with respect to the related Project Property for each Collateral Loan and take any other action necessary to perfect the interests of the Administrative Agent in the Collateral.

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), it shall execute all documents and agreements which are necessary or appropriate to have the Collateral be assigned to the Administrative Agent or its designee. For purposes of taking the actions described in clauses (i) through (xii) of this Section 7.03 the Borrower hereby irrevocably appoints the Administrative Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid, with power of substitution), in the name of the Administrative Agent or in the name of the Borrower or otherwise, for the use and benefit of the Administrative Agent (for the benefit of the Secured Parties), but at the cost and expense of the Borrower and, except as permitted by applicable law, without notice to the Borrower.

Section 7.04.        Remedies Cumulative. Each right, power, and remedy of the Administrative Agent and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Administrative Agent or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05.        Loan Documents.

(a)          The Borrower hereby agrees that, to the extent not prohibited by the terms of the Loan Documents or the SBA Rules and Regulations as applicable, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of the Administrative Agent, promptly forward to the Administrative Agent all material information and notices which it receives under or in connection with the Loan Documents relating to the Collateral, and (ii) upon the written request of the Administrative Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Loan Documents relating to the Collateral only in accordance with the direction of the Administrative Agent.

(b)          The Borrower shall, in accordance with Section 5.01(s) and Article XIII and the Custodial Agreement, promptly following its origination of any Collateral Loan, deliver to the Custodian the Loan File including all originals of the principal underlying documentation with respect to such Collateral Loan (e.g., loan or credit agreement, mortgage or deed of trust, primary security agreement and guarantees, etc.).

(c)          From time to time, the Borrower shall forward to the Custodian additional documents evidencing any assumption, modification, consolidation or extension of the related Collateral Loan in accordance with the terms of the Custodial Agreement. Any additional documentation delivered to the Custodian pursuant to the previous sentence shall be preceded or accompanied by a Collateral Loan File Checklist duly completed by the Borrower with a copy to the Administrative Agent.

(d)          With respect to any Loan File, if the Borrower cannot deliver, or cause to be delivered, any of the documents and/or instruments required to be delivered to the Custodian pursuant to the Custodial Agreement and as set forth in this Section 7.05 at the time they are required to be delivered, solely because of a delay caused by the public recording office where such document or instrument has been delivered for recordation, the delivery requirements set forth in this Section 7.05 shall be deemed to have been satisfied as to such non-delivered document or instrument if an unrecorded copy of such non-delivered document or instrument (certified by the Borrower, a title company, an escrow agent or an attorney to be a true and complete copy of the original thereof submitted for recording) is delivered to the Custodian, and a photocopy thereof, with evidence of recording thereon, is delivered to the Custodian upon receipt by the Borrower.

Section 7.06.        Borrower Remains Liable.

(a)          Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Loan Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b)          No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, and the transactions contemplated hereby and thereby, including under any Loan Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.

Section 7.07.        Protection of Collateral. The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary to secure the rights and remedies of the Secured Parties hereunder and to:

(a)          grant security more effectively on all or any portion of the Collateral;

(b)          maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature of the Lien or carry out more effectively the purposes hereof;

(c)          perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary as a result of changes in law or regulations);

(d)          enforce any of the Collateral or other instruments or property included in the Collateral;

(e)          preserve and defend title to the Collateral and the rights therein of the Administrative Agent and the Secured Parties in the Collateral against the claims of all third parties; and

(f)          pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.

The Borrower hereby designates the Administrative Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 7.07. Such designation shall not impose upon the Administrative Agent, or release or diminish, the Borrower’s obligations under this Section 7.07 or Section 5.01(c). The Borrower further authorizes the Administrative Agent or its counsel to file UCC- 1 financing statements that name the Borrower as debtor and the Administrative Agent as secured party and that describe “all assets in which the debtor now or hereafter has rights” as the Collateral in which the Administrative Agent has a grant of security hereunder and any amendments or continuation statements that may be necessary or desirable.

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01.        Collection of Money. Except as otherwise expressly provided herein, the Administrative Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Administrative Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Administrative Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement. The Collection Account shall be established and maintained under the Account Control Agreement with the Administrative Agent. The Collection Account may contain any number of subaccounts for the convenience of the Administrative Agent or as required by the Borrower for convenience in administering the Collection Account or the Collateral.

Section 8.02.        Collection Account.

(a)          In accordance with this Agreement, the Borrower shall, on or prior to the Closing Date, establish a single, segregated trust account in the name “NBL SPV I, LLC Collection Account, subject to the Lien of the Administrative Agent”, which shall be designated as the “Collection Account”, which shall be maintained at the Account Bank in accordance with the Account Control Agreement and which shall be subject to the Lien of the Administrative Agent. The Borrower shall instruct all account debtors on all Loans to pay directly to the Collection Account. The Borrower shall deposit or cause to be deposited in immediately available funds all Interest Collections and Principal Collections received by the Borrower into the Collection Account (unless simultaneously reinvested in additional Collateral Loans in accordance with Article X). All Monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Account Bank as part of the Collateral and shall be applied to the purposes herein provided.

(b)          At any time when reinvestment is permitted pursuant to Article X, the Borrower may withdraw funds on deposit in the Collection Account and reinvest such funds in additional Loans, in each case in accordance with the requirements of Article X.

Section 8.03.        Reserved.

Section 8.04.        Reserved.

Section 8.05.        Delivery of Report, Notices, Etc. Documents and notices required to be delivered by the Borrower or the Servicer pursuant this Agreement may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower or the Servicer posts such documents or notices, or provides a link thereto on the Servicer’s website or otherwise delivers such documents or notices via email in accordance with Section 15.02.

Section 8.06.        Accountings.

(a)          The Servicer shall compile and provide (or cause to be compiled and provided) to the Administrative Agent and the Backup Servicer a loan data file (the “Data File”) for the Collection Period ending on the Monthly Report Determination Date (containing such information agreed upon by the Servicer and the Administrative Agent). The Servicer shall, based on such Data File and the information contained in its collateral database, compile and provide (or cause to be compiled and provided) to the Administrative Agent, the Backup Servicer and each Lender a monthly report on a settlement basis (each, a “Monthly Report”) (containing such information agreed upon by the Servicer and the Administrative Agent including, without limitation, a listing of all Collateral, Collections (broken down by principal, interest and other sources and including detail of payments of principal and interest made by each Obligor), charge-offs, delinquencies and updated remaining balance information) on each Monthly Reporting Date. As used herein, the “Monthly Report Determination Date” with respect to any Collection Period will be the last day of the previous Collection Period. The Monthly Report delivered for any Collection Period shall contain the information with respect to the Collateral Loans included in the Collateral set forth on Schedule 2 hereto including a Borrowing Base Calculation Statement, and shall be determined as of the Monthly Report Determination Date applicable to such Monthly Report.

(b)          In addition, the Servicer shall provide together with each Data File a copy of each amendment, modification or waiver under any Loan Document for each Collateral Loan that constitutes a Material Modification, together with each other amendment, modification or waiver under any Loan Document for each Collateral Loan that, in the Servicer’s reasonable judgment, are material in relation to the related Obligor, in each case that became effective during the Collection Period ending on the Monthly Report Determination Date for the immediately prior Monthly Report (or, in respect of the first Monthly Report, from the Closing Date) together with a listing of each Collateral Loan with respect to which one of the foregoing amendments, modifications or waivers is being provided.

(c)          The Borrower shall maintain all necessary records and reports with respect to the Collateral and provide such reports to the Administrative Agent and the Lenders in respect of the management and administration of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent and the Lenders may reasonably request. For the avoidance of doubt, such information may include additional information that is required for compliance with the requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel II or Basel III.

(d)          Failure to Provide Accounting. If the Backup Servicer shall not have received any accounting provided for in this Section 8.06 on the first Business Day after the date on which such accounting is due to the Backup Servicer, the Backup Servicer shall notify the Servicer who shall use all reasonable efforts to obtain such accounting by the Monthly Reporting Date.

(e)          Backup Servicer Protections. In reviewing the Monthly Report, and other information and statements required hereunder, the Backup Servicer shall have the rights, protections, and immunities provided to it under Article XIV.

Section 8.07.        Release of Collateral.

(a)          If no Event of Default has occurred and is continuing, the Borrower may, by delivery of a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent at least one Business Day prior to the settlement date for any sale of any item of Collateral certifying that the sale of such security is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01, direct the Administrative Agent to release or cause to be released such item from the Lien of this Agreement and, upon receipt of such certificate, the Administrative Agent shall deliver any such item (or certify to the Custodian that it has released such item from the Lien of this Agreement in the form of Exhibit E to this Agreement), if in physical form, duly endorsed to the broker or purchaser designated in such certificate against receipt of the sales price therefor as specified by the Servicer in such certificate; provided that the Administrative Agent may deliver any such item in physical form for examination in accordance with street delivery custom.

(b)         Subject to the terms of this Agreement, the Administrative Agent shall, upon the receipt of a certificate of the Borrower, by delivery of a certificate of a Responsible Officer of the Borrower, deliver any Collateral as instructed in such certificate, and execute such documents or instruments as are presented by the Borrower or the Servicer and are reasonably necessary to release or cause to be released such security from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

(c)          As provided in Section 8.02(a), the Administrative Agent shall deposit any proceeds received by it from the disposition of Collateral in the Collection Account, unless simultaneously applied to the purchase of additional Loans as permitted under and in accordance with the requirements of this Article VIII.

(d)          The Administrative Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower or the Servicer on its behalf, at such time as there are no Commitments outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been satisfied, release any remaining Collateral from the Lien of this Agreement.

(e)          Any security, Loan or amounts that are released pursuant to Section 8.07(a) or (b) shall automatically be released from the Lien of this Agreement.

Section 8.08.        Reports by Independent Accountants. Upon the written request of Administrative Agent, the Borrower or the Servicer will cause a firm of nationally recognized independent public accountants acceptable to the Administrative Agent in its sole discretion (together with its successors, the “Independent Accountants”) to furnish to the Administrative Agent (with a copy to the Backup Servicer) in accordance with attestation standards established by the American Institute of Certified Public Accountants by no later than 120 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2018), a report, to the effect that such accountants have either verified, compared, or recalculated each of the following items to applicable system or records of the Borrower, relating to such fiscal year to the effect that (i) such firm has applied certain agreed-upon procedures set forth on Schedule 7 hereto, and (ii) based on such examination, such firm is of the opinion that each Monthly Report that was delivered in connection with a Monthly Reporting Date for such year was prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report (including, with respect to any such exceptions, an explanation of how each such exception arose and reflecting the input/explanation of the Servicer thereto).

Section 8.09.        Collection Account Details. The account number of the Collection Account is set forth on Schedule 6.

Section 8.10.        Power of Attorney. The Borrower hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth herein) in this Agreement during the continuance of a Default or an Event of Default, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Facility Document. Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request. For the avoidance of doubt, the power of attorney granted by the Borrower pursuant to this Section 8.10 supersedes any other power of attorney or similar rights granted by the Borrower to any other party (including, without limitation, the Servicer) under this Agreement, any other Facility Document or any other agreement; provided that, the Servicer may continue to exercise its rights under this Agreement until the Servicer has received notice of the Administrative Agent’s exercise of its power of attorney hereunder.

ARTICLE IX

APPLICATION OF MONIES

Section 9.01.        Disbursements of Monies from Collection Account.

(a)          Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, on each Payment Date or Business Day, as applicable, amounts on deposit in the Collection Account shall be applied in accordance with the following priorities (the “Priority of Payments”) as set forth in the related Monthly Report:

(i)          On each Payment Date prior to the occurrence and continuance of an Event of Default, Interest Collections on deposit in the Collection Account, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be applied in the following order of priority:

(A)         to the Custodian and Backup Servicer, to pay any accrued and unpaid amounts due and owing on such date pursuant to the Custodial Agreement, the Backup Servicer Fee Letter, this Agreement, and the other Facility Documents;

(B)         to the Servicer, to pay accrued and unpaid Servicing Fees and all other expenses (including indemnities) incurred by the Servicer in connection with the services provided under this Agreement and as further described in Sections 11.03, 11.06, and 11.08; provided that, unless the Backup Servicer shall become the Successor Servicer, the amount applied under this clause (B) for such Payment Date in respect of expenses and indemnities shall not exceed the Servicer Expense Cap for such Payment Date;

(C)         to each Lender to pay accrued and unpaid Interest and Unused Line Fees that are due and owing to each such Lender on such date and to the payment of Administrative Expenses;

(D)         to each Lender to pay accrued and unpaid fees, costs and expenses (including attorneys’ fees) and any amounts payable to each such Lender under Sections 2.09, 2.16 and 15.03;

(E)         if the Availability Test is not satisfied as of the related Determination Date, to each Lender to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Availability Test is satisfied (on a pro forma basis as at such Determination Date);

(F)         to the payment or application of amounts referred to in clauses (A) and (D) above, to the extent not paid in full pursuant to applications under such clauses; and

(G)         remainder to the Borrower.

(ii)         On each Payment Date prior to the occurrence and continuance of an Event of Default, Principal Collections on deposit in the Collection Account that are received on or before the related Determination Date and that are not designated for reinvestment by the Servicer will be applied, except for any such Principal Collections that will be used to settle binding commitments (entered into prior to the related Determination Date) for the purchase of Loans, in the following order of priority:

(A)        to the payment of unpaid amounts under clauses (A) through (F) in clause (i) above (in the same order of priority specified therein and subject to any limitations set forth therein), to the extent not paid in full thereunder;

(B)        during the Reinvestment Period and so long as the Availability Test is not satisfied, to each Lender to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Availability Test is satisfied (on a pro forma basis as at such Determination Date);

(C)         after the Reinvestment Period, to each Lender to pay the Advances of such Lender (pro rata, based on each Lender’s Percentage) until the Advances are paid in full;

(D)        to the payment of amounts referred to in clause (F) of clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder;

(E)         during the Reinvestment Period, and so long as the Availability Test is satisfied, at the discretion of the Borrower or the Servicer on its behalf, to be applied in any combination of the following: (1) to the Collection Account for the purpose of acquiring additional Loans, and/or (2) to prepay the Advances; and

(F)         the remainder to the Borrower.

(iii)        On each Business Day following the occurrence and continuance of an Event of Default, Collections on deposit in the Collection Account shall be applied in the following order of priority:

(A)         to the payment of unpaid amounts under clause (A) in clause (i) above;

(B)         to the payment of unpaid amounts under clause (B) in clause (i) above or, if a Successor Servicer has been appointed, to any Successor Servicer, to pay accrued and unpaid servicing fees and all other expenses (including indemnities) incurred by such Successor Servicer in connection with the services provided under this Agreement and as further described in Sections 11.03, 11.06 and 11.08 and the Backup Servicer Fee Letter;

(C)         (i) to each Lender to pay accrued and unpaid Interest and Unused Line Fees due to each such Lender until such amounts are paid in full and (ii) to the payment of any other Administrative Expenses to the extent not paid in full;

(D)        to each Lender, the Custodian, and the Backup Servicer to pay accrued and unpaid fees, costs and expenses (including attorneys’ fees) and any amounts payable to each such Lender under Sections 2.09, 2.16 and 15.03 until such amounts are paid in full;

(E)         to each Lender to pay the Advances of such Lender (pro rata, based on each Lender’s Percentage) until the Advances are paid in full;

(F)         to the payment or application of any other amounts due and payable to the Lenders, the Custodian, or the Backup Servicer under the Facility Documents; and

(G)         the remainder to the Borrower.

(b)          If on any Payment Date the amount available in the Collection Account is insufficient to make the full amount of the disbursements required by the Priority of Payments, the Borrower shall cause disbursements to be made in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

ARTICLE X

SALE OF LOANS; PURCHASE OF ADDITIONAL LOANS

Section 10.01.      Sales of Loans.

(a)          Subject to the satisfaction of the conditions set forth herein, the Borrower may sell any Collateral Loan, Defaulted Loan, or Ineligible Loan if such sale meets the requirements set forth below (provided that prior to such discretionary sale, the Borrower shall demonstrate that the requirements set forth below are met by submitting to the Lenders completed forms of “Borrowing Base Certificate,” “Compliance Certificate,” “Compliance Calculation Sheet” and “Excess Concentration Amount” as set forth in the forms of Monthly Report (Schedule 2 to this Agreement) as of the date of such discretionary sale after giving effect thereto):

(i)          no Default or Event of Default is continuing or would result upon giving effect thereto (unless, in the case of such a Default, such Default will be cured upon giving effect to such sale and the application of the proceeds thereof);

(ii)         upon giving effect thereto and the application of the proceeds thereof, the Availability Test, the Interest Coverage Ratio Test, the Asset Coverage Ratio Test and each Collateral Quality Test is satisfied;

(iii)        if such sale is to an Affiliate of the Borrower, such sale is made for a purchase price at least equal to par value and on material terms no less favorable to the Borrower and the Secured Parties than would be the case if such Person were not such an Affiliate;

(iv)        such sale is made for Cash;

(v)         in the reasonable judgment of the Borrower, there is no adverse selection of such Loans to be sold; and

(vi)        if such sale is of a First Lien Loan, such sale is in accordance with the provisions of the Third Party Lender Agreement and the SBA and the CDC have been notified of such sale within the applicable notice period set forth in the Third Party Lender Agreement and any purchase option period exercisable by the SBA has expired.

Notwithstanding anything above that would otherwise prohibit the sale of a Loan after the occurrence or during the continuance of a Default or an Event of Default, if the Borrower entered into an agreement to sell any such Loan prior to the occurrence and continuance of such Default or an Event of Default, but such sale did not settle prior to the occurrence of such Default or an Event of Default, then the Borrower shall be permitted to consummate such sale notwithstanding the occurrence and continuance of such Default or an Event of Default, provided that such sale was not entered into in contemplation of the occurrence of such Default or Event of Default.

(b)          Terms of Sales. All sales of Collateral Loans and other property of the Borrower under the provisions above in this Section 10.01 must be exclusively for Cash.

(c)          Sale of Second Lien Loans to CDCs. The foregoing limitations shall not apply to the sale of Second Lien Loans sold to any CDC in order to issue any debenture that will be used to refinance such Second Lien Loan so long as such Second Lien Loans are sold for Cash for a purchase price no less than the fair market value thereof.

Section 10.02.      Purchase of Additional Loans. On any date during the Reinvestment Period, if no Event of Default has occurred and is continuing, the Servicer on behalf of the Borrower may, if each of the conditions specified in this Section 10.02 and Section 10.04 are met, invest Collections, accrued interest received with respect to any Collateral Loan to the extent used to pay for accrued interest on additional Loans and other amounts on deposit in the Collection Account in additional Loans purchased pursuant to the Purchase and Contribution Agreement, provided, that no Loan may be purchased unless each of the following conditions are satisfied as of the date the Servicer commits on behalf of the Borrower to make such purchase, in each case after giving effect to such purchase and all other sales or purchases previously or simultaneously committed to:

(a)          such Loan is an Eligible Loan; and

(b)          the Availability Test, Interest Coverage Ratio Test, the Asset Coverage Ratio Test and each Collateral Quality Test is satisfied.

Section 10.03.         Substitution and Transfer of Loans.

(a)          Substitutions. The Borrower may (including in connection with any retransfer of a Loan to the Originator under the Purchase and Contribution Agreement) replace any Collateral Loan with another Loan (a “Substitute Loan”), subject to the satisfaction of the conditions set forth below.

(b)          Conditions to Substitution. No substitution of a Collateral Loan with a Substitute Loan shall occur unless each of the following conditions is satisfied as of the date of such substitution (as certified to the Administrative Agent by the Borrower (or the Servicer on behalf of the Borrower)):

(i)          each Substitute Loan satisfies the Eligibility Criteria on the date of substitution;

(ii)         after giving effect to any such substitution, the Availability Test, Interest Coverage Ratio Test, the Asset Coverage Ratio Test and each Collateral Quality Test is satisfied;

(iii)        100% of the proceeds from the sale of the Loan(s) to be replaced in connection with such substitution are either applied by the Borrower to acquire the Substitute Loan(s) or deposited in the Collection Account;

(iv)        no Default or Event of Default has occurred and is continuing (before or after giving effect to such substitution);

(v)         there is no adverse selection, impacting the interest of the Secured Parties, by the Borrower or Servicer with regard to such Collateral Loans to be substituted or the Substitute Loans;

(vi)        the Borrower and, if the Servicer is an Affiliate of the Borrower or the Originator, the Servicer (on behalf of the Borrower) shall agree to pay the legal fees and expenses of the Administrative Agent in connection with any such substitution (including, but not limited to, expenses incurred in connection with the release of the Lien of the Administrative Agent on behalf of the Secured Parties in connection with such sale, substitution or repurchase);

(vii)       the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any such substitution and shall deliver to the Custodian, pursuant to the terms of the Custodial Agreement, the Loan Documents for any Substitute Loans;

(viii)      upon confirmation of the delivery of a Substitute Loan for each applicable Collateral Loan being substituted for, each applicable Collateral Loan being substituted for shall be removed from the Collateral and the applicable Substitute Loan(s) shall be included in the Collateral;

(ix)         the Borrower shall deliver to the Administrative Agent on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date; and

(x)          the Concentration Limitations are satisfied.

Section 10.04.      Conditions Applicable to All Sale, Substitution and Purchase Transactions.

(a)          Any transaction effected under this Article X or in connection with the acquisition of additional Loans shall be conducted on an arm’s length basis and, if effected with a Person that is an Affiliate of the Originator, shall be on material terms no less favorable to the Borrower and the Secured Parties than would be the case if such Person were not such an Affiliate or as otherwise expressly permitted under the Facility Documents.

(b)          Upon each acquisition by the Borrower of a Loan, (i) all of the Borrower’s right, title and interest to such Loan shall be subject to the Lien granted to the Administrative Agent pursuant to this Agreement and (ii) such Loan and all Loan Documents shall be delivered to the Administrative Agent (or the Custodian on its behalf, pursuant to the terms of the Custodial Agreement, as applicable).

(c)          Upon the sale or substitution of a Collateral Loan pursuant to this Article X, the Administrative Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release and transfer to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Administrative Agent, for the benefit of the Secured Parties in, to and under such Collateral Loan being sold or being substituted for, as applicable. The Administrative Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Borrower, execute such documents and instruments of transfer as may be prepared by the Servicer, on behalf of the Borrower, and take other such actions as shall reasonably be requested by the Servicer on behalf of the Borrower to effect the release and transfer of such Collateral Loan being sold or substituted for pursuant to this Article X.

(d)          For the avoidance of doubt, the restrictions set forth in Sections 10.01 and 10.04 shall not apply to the sale of Warranty Loans.

ARTICLE XI

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 11.01.      Designation of the Servicer.

(a)          Initial Servicer. The servicing, administering and collection of the Collateral shall be conducted in accordance with this Section 11.01 by the Servicer hereunder. Servicer is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities, of Servicer pursuant to the terms hereof. The Servicer and the Borrower hereby acknowledge that each of the Secured Parties is a third party beneficiary of the obligations taken by the Servicer hereunder.

(b)          Subcontracts. The Servicer may, with the prior written consent of the Administrative Agent, subcontract with any other Person for back office, servicing and administrative functions or collecting the Collateral; provided that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be subject to the provisions hereof.

Section 11.02.      Duties.

(a)          Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with Applicable Law and the Servicing Standard. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i)          supervising the Collateral, including communicating with Obligors, executing amendments, providing consents and waivers, exercising voting rights, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Borrower;

(ii)         preparing and submitting claims to Obligors on each Collateral Loan;

(iii)        maintaining all necessary servicing records with respect to the Collateral as set forth in Section 8.06;

(iv)        maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(v)         promptly delivering to the Administrative Agent and each Lender, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent or each Lender may from time to time reasonably request relating to Servicer’s obligations under this Agreement;

(vi)        identifying each Collateral Loan clearly and unambiguously in its servicing records to reflect that such Collateral Loan is owned by the Borrower and that the Borrower is pledging a security interest therein to the Administrative Agent (for the benefit of the Secured Parties) pursuant to this Agreement;

(vii)       notifying the Administrative Agent and each Lender of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Collateral Loan (or portion thereof) of which it has actual knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(viii)      maintaining the perfected security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral;

(ix)         with respect to each Collateral Loan, making copies of the Loan Documents available for inspection by the Administrative Agent, upon reasonable notice, at the offices of the Servicer during normal business hours;

(x)          directing the acquisition, sale or substitution of Collateral in accordance with Article X;

(xi)         providing assistance to the Borrower with respect to the purchase and sale of Loans;

(xii)        instructing the Obligors and the administrative agents on the Collateral Loans to make payments directly into the Collection Account;

(xiii)       preparing the Monthly Reports in the manner and at the times required hereunder and making payments in accordance with the Priority of Payments and cooperating with the Backup Servicer in its duties hereunder in the manner and at the times required hereunder;

(xiv)      tracking the receipt and daily allocation to the Collection Account with respect to Collections and the outstanding balance therein, and any withdrawals therefrom and, on each Business Day as of the close of business on the preceding Business Day;

(xv)       assisting and reasonably cooperating with the Independent Accountants appointed by the Borrower in the preparation by such accountants of the reports required under Section 8.08; and

(xvi)      complying with such other duties and responsibilities as required of the Servicer by this Agreement.

It is acknowledged and agreed that the Borrower possesses only such rights with respect to the enforcement of rights and remedies with respect to the Collateral Loans and the underlying assets securing such Collateral Loans under the Loan Documents as have been transferred to the Borrower with respect to the related Collateral Loan, and therefore, for all purposes under this Agreement, the Servicer shall perform its administrative and management duties hereunder only to the extent that it has the right to do so.

(b)         Exercise of Remedies Not Release. Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, each Lender and the Secured Parties of their rights hereunder or any other Facility Document shall not release the Borrower from any of its duties or responsibilities with respect to the Collateral. The Secured Parties, the Administrative Agent and each Lender shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(c)          Cooperation with Backup Servicer. The Servicer shall perform the duties and take the actions required by it under Article XIV in the manner and at the times set forth therein and shall cooperate with the Backup Servicer in its performance of its duties hereunder.

Section 11.03.      Liability of a Successor Servicer; Indemnification of the Servicer Persons.

(a)          A Successor Servicer and any of its Affiliates, employees, shareholders, members, partners, assigns, representatives or agents (each such individual or entity, a “Servicer Person”) shall not be liable to the Borrower, any Lender, the Administrative Agent, the Lead Arranger, the Backup Servicer or any other Person for any liability, loss (including amounts paid in settlement), damages, judgments, costs, expenses (including reasonable attorneys’ fees and expenses, accountant’s fees and expenses and the fees and expenses of other experts), demands, charges or claims (collectively, the “Damages”) incurred by reason of any act or omission or alleged act or omission performed or omitted by such Servicer Person, or for any decrease in the value of the Collateral or any other losses suffered by any party; provided, however, that a Servicer Person shall be liable for any Damages that arise by reason of any act or omission constituting bad faith, willful misconduct, or gross negligence by any Servicer Person in the performance of or reckless disregard of the Servicer’s duties hereunder or by any breach of the representations and warranties of the Servicer expressly set forth in this Agreement.

(b)          The Servicer may rely in good faith upon, and will incur no Damages for relying upon, (i) any authoritative source customarily used by firms performing services similar to those services provided by the Servicer under this Agreement, and (ii) the advice of nationally recognized counsel, accountants or other advisors as the Servicer determines reasonably appropriate in connection with the services provided by the Servicer under this Agreement.

(c)          In no event shall the Servicer be liable for special, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) even if the Servicer has been advised of the likelihood of such damages and regardless of the form of such action.

(d)          Each Servicer Person shall be held harmless and be indemnified by the Borrower for any Damages suffered by virtue of any acts or omissions or alleged acts or omissions arising out of the activities of such Servicer Person in the performance of the obligations of the Servicer under this Agreement or as a result of this Agreement, or the Borrower’s ownership interest in any portion of the Collateral Obligations, except to the extent any such Damage arises as a result of any breach of the representations and warranties of the Servicer set forth in this Agreement. All amounts payable pursuant to this Section 11.03 shall be payable in accordance with the Priority of Payments.

Section 11.04.      Authorization of the Servicer.

The Borrower hereby authorizes the Servicer to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the pledge of the Collateral Loans by the Borrower to the Administrative Agent, on behalf of the Secured Parties, hereunder, to collect all amounts due under any and all Collateral Loans, including, without limitation, endorsing its name on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Loans and, after the delinquency of any Collateral Loan and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Servicer could have done if it owned such Collateral Loan. The Borrower shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its collateral management duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Servicer be entitled to make the Secured Parties, the Administrative Agent, the Backup Servicer, any Successor Servicer or any Lender a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the Administrative Agent’s consent. Following the occurrence and continuance of an Event of Default (unless otherwise waived by the Lenders in accordance with Section 15.01), the Administrative Agent (acting in its sole discretion or at the direction of the Required Lenders) may provide notice to the Servicer (with a copy to the Backup Servicer and the Custodian) that the Secured Parties are exercising their control rights with respect to the Collateral in accordance with Section 6.02.

Section 11.05.      Realization Upon Defaulted Loans.

(a)          Generally. The Servicer will use reasonable efforts consistent with the Servicing Standard, this Agreement, the SBA 504 Loan Program (as applicable) and the Loan Documents to exercise (on behalf of the Borrower and the Secured Parties) available remedies (which may include liquidating, foreclosing upon or repossessing, as applicable, or otherwise comparably converting the ownership of any related property) with respect to any Defaulted Loan. The Servicer will comply with the Servicing Standard, the SBA 504 Loan Program (as applicable), the Loan Documents and Applicable Law in realizing upon such related property, and employ practices and procedures, including reasonable efforts to collect all outstanding obligations of Obligors, consistent with the Servicing Standard and the Loan Documents. Without limiting the generality of the foregoing, the Servicer may cause the sale of any such related property to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Collateral Loan, the related property, the sale price of the related property and certifying that such sale price is the fair market value of such related property. The Servicer will remit to the Collection Account the recoveries received in connection with the sale or disposition of related property relating to any Defaulted Loan hereunder.

(b)          Notices to the CDC and SBA. With respect to any Defaulted Loan, the Borrower shall, or shall cause the Originator to, provide notice to the SBA and the applicable CDC of (i) any material default under such Loan or the Lien created by such Loan within such period as required by the SBA 504 Loan Program or as set forth in the related Third Party Lender Agreement and (ii) any intent to commence legal proceedings or liquidate the related Project Property (not including sending a demand letter) to the extent required under the SBA 504 Loan Program.

(c)          Foreclosure on Related Project Properties. (i) The Servicer shall either foreclose upon or otherwise comparably effect the ownership in the name of the Borrower for the benefit of the Administrative Agent of Project Properties relating to Defaulted Loans as to which no satisfactory arrangements can be made for collection of delinquent payments that are due after the applicable due date or are Charged-Off Loans; provided, however that the Servicer shall ensure that a notice described in Section 11.05(b) above shall have been given to the SBA and the applicable CDC no less than sixty (60) days or such other period as set forth in the related Third Party Lender Agreement prior to the commencement of any foreclosure action. In connection with such foreclosure or other conversion, the Servicer shall exercise foreclosure procedures with the same degree of care and skill in their exercise or use, as it would exercise or use under the circumstances in the conduct of its own affairs. The Borrower shall be responsible for all costs and expenses, including liquidation expenses, in connection with such foreclosure or other action. Promptly upon acquisition of any REO Property, the Borrower shall execute (or cause to be executed) such Mortgage and other documentation with respect to its interest in such REO Property, and to the extent, if any, required by SBA Rules and Regulations, obtain and deliver or cause to be delivered to Administrative Agent and each Lender, an appraisal that is compliant with the requirements of FIRREA, a mortgagee policy of title insurance, environmental report, engineering report or other documentation as Administrative Agent or such Lender may reasonably request in connection therewith. The Servicer and the Borrower shall provide the Administrative Agent, the SBA, and CDC with all notices and documents required in connection with the foreclosure of a Project Property as set forth in any Loan Document or as required by the SBA 504 Loan Program, as applicable.

(i)          Notwithstanding anything herein to the contrary, the Servicer shall not, on behalf of itself or the Administrative Agent, initiate foreclosure proceedings, obtain title to a Project Property by deed in lieu of foreclosure or otherwise, have a receiver of rents appointed with respect to any Project Property, or take any other action with respect to any Project Property, if, as a result of any such action, the Borrower or the Administrative Agent would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Project Property within the meaning of CERCLA or any other Environmental Law, unless (as evidenced by an officer’s certificate to such effect delivered, on or prior to the date thereof, to the Administrative Agent): (A) (i) the Servicer, within one month of such determination, has received the results of a search by a commercial vendor, such as InfoMap Technologies, Inc., of certain government databases of known hazardous waste sites, registered underground storage tanks and other reported environmental conditions at or in the vicinity of the related Project Property, and (ii) with respect to any Project Property that is an office, retail, manufacturing, industrial or mixed-use property or any other Project Property which, based on any documents in the related Loan Documents or the search of the government database described in clause (i) above, reasonably appears to present a material risk of environmental contamination on such Project Property, the Servicer has previously received (and provided to the Administrative Agent) a Phase I environmental site assessment (or an update thereof) in respect of such Project Property prepared within the six months preceding such determination by an entity that regularly conducts Phase I environmental site assessments, and (B) the Servicer, after reviewing the results of the search of such government database and/or the information set forth in such Phase I environmental site assessment (or update thereof) or other information available to it, has no knowledge that such Project Property contains any material environmental or Hazardous Material risks; provided, however, if, within a reasonable period of time following the Administrative Agent’s receipt of such Phase I environmental site assessment, the Administrative Agent provides the Servicer with written notice describing the reasonable basis for which it disagrees with the Servicer’s assessment that no material environmental or hazardous waste risks exist with respect to such Property, then (1) the Servicer shall not acquire or take any other such action which would cause the Borrower or the Administrative Agent to become the “owner” or “operator” of such Project Property, without the prior written consent of the Administrative Agent, and (2) if prior to the Servicer’s receipt of such notice from the Administrative Agent, the Servicer has already acquired or taken such other action with respect to such Project Property, such that the Borrower or the Administrative Agent is deemed to be the “owner” or “operator” thereof, then such Project Property shall be deemed not to be an Eligible Loan for all purposes of this Agreement or any other Facility Document, as of the first date so acquired and the Originator shall be required to repurchase such Loan pursuant to the Sale and Contribution Agreement.

(ii)         If, after reviewing the results of the search of such government database and/or the information set forth in such Phase I environmental site assessment (or update thereof) or other information available to it with respect to such Project Property, the Servicer has knowledge that a Project Property with respect to which it is contemplating (i) acquiring, on behalf of the Borrower, in foreclosure or by deed in lieu of foreclosure or (ii) taking any other action which would cause the Borrower or the Administrative Agent to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Project Property within the meaning of CERCLA or any Environmental Law, contains any material environmental or Hazardous Material risks, it shall not, unless the Administrative Agent shall have otherwise consented thereto, acquire such Project Property.

(iii)        The Servicer shall determine when all proceeds that it expects to recover from or on account of a Defaulted Loan that has been liquidated have been recovered in accordance with the Credit and Collection Policy (a “Liquidated Collateral Loan”). The Servicer shall use its reasonable best efforts (consistent with the Servicing Standard) to liquidate each Defaulted Loan (whether through Collections, sale, liquidation or otherwise) prior to such Defaulted Loan becoming a Liquidated Collateral Loan.

Section 11.06.      Servicing Compensation; Payment of Certain Expenses by Borrower.

(a)          As compensation for its servicing and collateral management activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fees to the extent of funds available therefor pursuant to the Priority of Payments, as applicable.

(b)          The Servicer (if the Servicer is an Affiliate of the Borrower) will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with the production of reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fees.

Section 11.07.      The Servicer Not to Resign; Assignment. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that the performance of its duties hereunder is or becomes impermissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced by an opinion of counsel to such effect delivered to the Administrative Agent and each Lender. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 11.08.

Section 11.08.      Appointment of Successor Servicer.

(a)          Upon the resignation of the Servicer pursuant to Section 11.07 or the occurrence and continuance of a Servicer Termination Event, the Administrative Agent may (with the consent of the Required Lenders and, if required under the SBA 504 Loan Program, the SBA) at any time appoint a successor servicer to the Servicer under this Agreement (the “Successor Servicer”), which, for the avoidance of doubt may be the Backup Servicer, the Administrative Agent or any Lender, and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent. No assignment of this Agreement by the Servicer shall be made unless such assignment is consented to in writing by the Borrower and the Administrative Agent (with notice to the Backup Servicer) and, if required under the SBA 504 Loan Program, the SBA, provided, however, that nothing herein shall be construed to restrict the ability of the Administrative Agent to replace the Servicer as servicer of the Collateral upon the occurrence of a Servicer Termination Event pursuant to this Section 11.08 or any obligations of the Servicer in connection with such provisions.

(b)          Upon its appointment (the “Assumption Date”), the Successor Servicer shall be the successor in all respects to the servicing functions of Servicer under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto (subject to any limitations set forth in this Article XI), and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided that the Successor Servicer shall not (i) be deemed to have assumed or to become liable for, or otherwise have any liability for, any duties, responsibilities, actions performed, breaches, defaults, claims, obligations or liabilities of the terminated Servicer or any other predecessor Servicer arising before the Assumption Date, (ii) have any obligation to pay any taxes required to be paid by the terminated Servicer or any other predecessor Servicer (provided that the Successor Servicer shall pay any income taxes for which it is liable), (iii) have any liability for any failure to perform its duties as Servicer, or any loss or damages arising from such failure, that results from the actions (or inaction) of the terminated Servicer or any other predecessor Servicer on or before the Assumption Date, (iv) have any obligation to perform advancing or repurchase obligations, if any, of the Borrower, the terminated Servicer, or any other predecessor Servicer unless it elects to do so in its sole discretion, (v) have any obligation to pay any of the fees and expenses of any other party to the transaction contemplated by this Agreement or any Facility Document, (vi) have any liability with respect to any of the representations and warranties of the Servicer under this Agreement, (vii) have any obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder or in the exercise of any of its rights and powers, if, in its reasonable judgment, it shall believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it and (viii) have any obligation to file or record any financing statements or other documents in order to perfect or continue any security interests contemplated by this Agreement unless it has been directed by the Administrative Agent to make such filing or recordation. The indemnification obligations of the Successor Servicer, upon becoming a Successor Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances.

(c)          The Servicer agrees to cooperate and use its commercially reasonable efforts in effecting the transition of the responsibilities and rights of servicing of the Collateral, including, without limitation, the transfer to the Successor Servicer for the administration by it of all cash amounts that shall at the time be held by the Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Collateral and the delivery to the Successor Servicer in an orderly and timely fashion of all files and records with respect to the Collateral and a computer data file in readable form containing all information necessary to enable the Successor Servicer to service the Collateral. In addition, the Servicer agrees to cooperate and use its commercially reasonable efforts in providing, at the expense of the Servicer, the Successor Servicer with reasonable access (including at the premises of the Servicer) to the employees of the Servicer, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Successor Servicer to assume the servicing functions hereunder and under this Agreement and to maintain a list of key servicing personnel and contact information.

(d)          Notwithstanding the Successor Servicer’s assumption of, and its agreement to perform and observe, all duties, responsibilities and obligations of the Servicer under this Agreement arising on and after the Assumption Date, the Successor Servicer shall not be deemed to have assumed or to become liable for, or otherwise have any liability for, any duties, responsibilities, obligations or liabilities of the initial Servicer or any other predecessor Successor Servicer arising under the terms of this Agreement, arising by operation of law or otherwise with respect to the period ending on the Assumption Date, including, without limitation, any liability for, any duties, responsibilities, obligations or liabilities of the initial Servicer or any other predecessor Successor Servicer arising on or before the Assumption Date under this Agreement, regardless of when the liability, duty, responsibility or obligation of the initial Servicer or any other predecessor Servicer therefor arose, whether provided by the terms of this Agreement arising by operation of law or otherwise, and in no case will the Successor Servicer have any liability for any failure to perform its duties as Servicer, or any loss or damages arising from such failure, that results from the actions (or inaction) of the initial Servicer or any other predecessor Successor Servicer on or before the Assumption Date.

(e)          The Successor Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Successor Servicer hereunder.

(f)          Notwithstanding anything contained in this Agreement or any Facility Document to the contrary, the Successor Servicer is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Collateral Loans (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, except to the extent that it knows such records or work product to be incorrect, and such Successor Servicer shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer or any other predecessor Servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Servicer making or continuing any Errors (collectively, “Continued Errors”), such Successor Servicer shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Servicer agrees to use commercially reasonable efforts to prevent further Continued Errors. In the event that the Successor Servicer becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use its commercially reasonable efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. The Successor Servicer shall be entitled to recover its costs thereby expended in accordance with the Priority of Payments.

(g)          The Servicer will, upon the request of the Successor Servicer, provide the Successor Servicer with a power of attorney providing that the Successor Servicer is authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do so or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination or to perform the duties of the Servicer under this Agreement.

(h)          The Successor Servicer shall not be liable for an action or omission to act hereunder, except for its own willful misconduct, gross negligence or bad faith. Under no circumstances will the Successor Servicer be liable for indirect, special, consequential or incidental damages, such as loss of use, revenue or profit. In no event shall the Successor Servicer be liable to the Borrower for any bad debts or other defaults by Obligors.

(i)          Except as set forth herein, the Successor Servicer shall have no duty to review any information regarding the Servicer, including any financial statements or the information set forth herein.

(j)          If the Successor Servicer is prevented from fulfilling its obligations hereunder as a result of government actions, regulations, fires, strikes, accidents, acts of God or other causes beyond the control of such party, the Successor Servicer shall use commercially reasonable efforts to resume performance as soon as reasonably possible, and the Successor Servicer’s obligations shall be suspended for a reasonable time during which such conditions exist. Except as set forth herein, the Backup Servicer shall have no duty to review any information regarding the Servicer, including any financial statements or the information set forth herein.

ARTICLE XII

THE ADMINISTRATIVE AGENT

Section 12.01.      Authorization and Action.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or any other Facility Document to which the Administrative Agent is a party (if any) as duties on its part to be performed or observed. The Administrative Agent shall not have or be construed to have any other duties or responsibilities in respect of this Agreement and the transactions contemplated hereby, regardless of whether a Default or Event of Default has occurred and is continuing. As to any matters not expressly provided for by this Agreement or the other Facility Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 15.01); provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Applicable Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner. Except as expressly set forth in the Facility Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity.

If the Administrative Agent has been requested or directed by the Required Lenders to take any action pursuant to any provision of this Agreement or any other Facility Document, the Administrative Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any Facility Document shall otherwise be construed to require the Administrative Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expense or liability, unless it is provided indemnity acceptable to it against any such expenditure, risk, cost, expense or liability. For the avoidance of doubt, the Administrative Agent shall not have any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any Facility Document or Loan Document unless and until directed by the Required Lenders.

Neither the Administrative Agent nor any officer, agent or representative thereof shall be personally liable for any action taken by any such person in accordance with any notice given by the Required Lenders (or the Administrative Agent on their behalf) pursuant to the terms of this Agreement or any other Facility Document even if, at the time such action is taken by any such person, the Required Lenders or persons purporting to be the Required Lenders are not entitled to give such notice, except where the Responsible Officer of the Administrative Agent has actual knowledge (without any duty of inquiry or investigation on its part) that such Required Lenders or persons purporting to be the Required Lenders are not entitled to give such notice. If any dispute or disagreement shall arise as to the allocation of any sum of money received by the Administrative Agent hereunder or under any Facility Document, the Administrative Agent shall have the right to deliver such sum to a court of competent jurisdiction and therein commence an action for interpleader.

Section 12.02.      Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each other Facility Document by or through one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The exculpatory provisions of Section 12.01 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Administrative Agent.

Section 12.03.      Administrative Agent’s Reliance, Etc.

(a)          Neither the Administrative Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including, without limitation, counsel for the Borrower or the Servicer or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents or any Loan Documents on the part of the Borrower or any other Person or to inspect the property (including the books and records) of the Borrower; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Collateral, this Agreement, the other Facility Documents, any Loan Document or any other instrument or document furnished pursuant hereto or thereto or for the validity, perfection, priority or enforceability of the Liens on the Collateral; and (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any written or oral notice, request, consent, certificate (including for the avoidance of doubt, the Borrowing Base Certificate), instruction or waiver, report, statement, opinion, direction or other instrument (which may be delivered in person or by telephone, telecopier, email, cable or telex, if acceptable to it) believed by it to be genuine and believed by it to be signed or sent by the proper party or parties. The Administrative Agent shall not have any liability to the Borrower or any Lender or any other Person for the Borrower’s or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b)          The Administrative Agent shall not be liable for the actions of omissions of any other agent (including without limitation concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other agent with the terms or requirements of this Agreement, any Facility Documents or any Loan Documents, or their duties thereunder. The Administrative Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including, without limitation, each Notice of Borrowing received hereunder). The Administrative Agent shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders, as applicable). The Administrative Agent shall not be liable for any error of judgment made in good faith unless it shall be proven by a court of competent jurisdiction that the Administrative Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Facility Documents or Loan Documents shall obligate the Administrative Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. The Administrative Agent shall not be liable for any indirect, special or consequential damages (including but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. The Administrative Agent shall not be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of the Administrative Agent, or unless and to the extent written notice of such matter is received by the Administrative Agent at its address in accordance with Section 15.02. Any permissive grant of power to the Administrative Agent hereunder shall not be construed to be a duty to act. The Administrative Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. The Administrative Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, reckless disregard or grossly negligent performance or omission of its duties.

(c)          The Administrative Agent shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(d)          The delivery of reports, and other documents and information to the Administrative Agent hereunder or under any other Facility Document is for informational purposes only and the Administrative Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Administrative Agent is hereby authorized and directed to execute and deliver the other Facility Documents to which it is a party. Whether or not expressly stated in such Facility Documents, in performing (or refraining from acting) thereunder, the Administrative Agent shall have all of the rights, benefits, protections and indemnities that are afforded to it in this Agreement.

(e)          Each Lender acknowledges that except as expressly set forth in this Agreement, the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Secured Party as to any matter. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, and made its own decision to enter into this Agreement and the other Facility Documents to which it is a party. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. The Administrative Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower which may come into the possession of the Administrative Agent.

In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Facility Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Facility Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral as permitted by, but only in accordance with, the terms of the applicable Facility Document or if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Facility Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

(f)          Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Advances hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(g)          Each Lender acknowledges and agrees that the Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Advance after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

Section 12.04.      Indemnification. Each of the Lenders agrees to indemnify and hold the Administrative Agent and the Backup Servicer (in such capacity and in its capacity as Successor Servicer if it is so appointed) harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 15.04 or otherwise) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorney’s fees and expenses) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Facility Document or any Loan Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Facility Document or any Loan Document including in connection with any action, claim or suit brought to enforce the Backup Servicer’s right to indemnification; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct; and provided, further, that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (for purposes hereof, “Agent Liabilities”) unless such Agent Liabilities are imposed on, incurred by, or asserted against the Administrative Agent as a result of any action taken, or not taken, by the Administrative Agent at the direction of the Administrative Agent or such Lender or Lenders, as the case may be, in accordance with the terms and conditions set forth in this Agreement (it being understood and agreed that the Administrative Agent shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement at the request or direction of any of the Lenders (or other Persons authorized or permitted under the terms hereof to make such request or give such direction) pursuant to this Agreement or any of the other Facility Documents, unless such Lenders shall have provided to the Administrative Agent security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable and documented attorney’s fees and expenses) and Agent Liabilities which might reasonably be incurred by it in compliance with such request or direction, whether such indemnity is provided under this Section 12.04 or otherwise). The rights of the Administrative Agent and obligations of the Lenders under or pursuant to this Section 12.04 shall survive the termination of this Agreement, and the earlier removal or resignation of the Administrative Agent hereunder.

Section 12.05.      Successor Administrative Agent. Subject to the terms of this Section 12.05, the Administrative Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent. If the Administrative Agent shall resign then the Required Lenders, in consultation with the Borrower, shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation the Administrative Agent may appoint a successor agent. Any resignation of the Administrative Agent shall be effective upon the appointment of a successor agent pursuant to this Section 12.05. After the effectiveness of the retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it, its sub-agents and their respective Related Parties while it was the Administrative Agent under this Agreement and under the other Facility Documents. Any Person (i) into which the Administrative Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Administrative Agent shall be a party, or (iii) that may succeed to the corporate trust properties and assets of the Administrative Agent substantially as a whole, shall be the successor to the Administrative Agent under this Agreement without further act of any of the parties to this Agreement. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

Section 12.06.      Administrative Agent’s Capacity as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 12.07.      Proceedings.

(a)          In case of the pendency of any bankruptcy, insolvency, receivership or other similar proceeding or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and, in the case of each of clauses (a) and (b) of this paragraph, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

(b)          The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the other Secured Parties all or any portion of the Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Each Lender hereby agrees that, except as otherwise provided in any Facility Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Facility Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of the Collateral.

ARTICLE XIII

THE CUSTODIAN

Section 13.01.      Custodial Agreement.

(a)          Initial Custodian. The role of Custodian with respect to the Collateral Loans shall be conducted by the Person designated as Custodian under the Custodial Agreement or as approved by the Administrative Agent from time to time in accordance with Section 13.03. As of the Closing Date, U.S. Bank National Association is the Custodian.

(b)          Custodial Agreement. The Borrower shall maintain in full force and effect the Custodial Agreement. No material amendment, modification, or supplement may be made to the Custodial Agreement without the prior written consent of the Administrative Agent. The Borrower shall provide the Administrative Agent with at least five (5) Business Days’ written notice of any proposed amendment to the Custodial Agreement. In no event shall the Borrower consent to any amendment, modification, supplement or termination of the Custodial Agreement without the prior written consent of the Administrative Agent.

Section 13.02.      Duties of Custodian.

(a)          Duties. The Borrower shall ensure that the duties of the Custodian pursuant to the Custodial Agreement shall be substantially as follows:

(i)          The Custodian shall take and maintain the Loan Documents delivered by the Borrower pursuant to Section 7.05 and the Custodial Agreement in accordance with the terms and conditions of the Custodial Agreement.

(ii)         With respect to any Collateral Loan, pursuant to the terms of the Custodial Agreement, within two (2) Business Days of its receipt of the Loan Documents and Collateral Loan File Checklist (or such other period of time as the Custodian, the Administrative Agent and the Borrower shall agree to), the Custodian shall deliver to the Borrower, with a copy to the Administrative Agent, a Custodial File Document Receipt Certificate in respect of all Collateral Loans to be added to this Agreement and the Custodial Agreement; provided, however, that if additional documents are subsequently delivered to the Custodian pursuant to Section 7.05(c) and the Custodial Agreement, the Custodian shall deliver to the Borrower, with a copy to the Administrative Agent, an updated Custodial File Document Receipt Certificate together with the updated Asset Schedule and Exception Report attached thereto.

(iii)        The Custodial Agreement shall provide that the delivery of each Custodial File Document Receipt Checklist to the Borrower shall be the Custodian’s representation that, other than the Exceptions listed as part of the Asset Schedule and Exception Report attached thereto: (A) all documents identified in the related Custodial Delivery Certificate in respect of each Collateral Loan have been delivered and are in the possession of the Custodian as part of the Loan File for such Collateral Loan, and (B) all such documents have been reviewed by the Custodian and (1) appear on their face to be regular (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Originator), (2) have been executed, (3) relate to such Collateral Loan and (D) satisfy the Review Procedures set forth in the Custodial Agreement, which shall be substantially in the form of Schedule 10 attached hereto unless otherwise consented to by the Administrative Agent in writing. Each Asset Schedule and Exception Report delivered by the Custodian to the Borrower with a copy to the Administrative Agent shall supersede and cancel the Asset Schedule and Exception Report previously delivered by the Custodian to the Borrower under the Custodial Agreement and shall replace the then existing Asset Schedule and Exception Report to be attached to the Custodial File Document Receipt Certificate. In no event shall the Custodian list any Collateral Loan on an Asset Schedule and Exception Report if the Custodian has not yet reviewed the related Loan File.

(iv)        The Custodial Agreement shall provide that on each Monthly Reporting Date, the Custodian shall deliver to the Administrative Agent and the Borrower a Custodial File Document Receipt Certificate together with the Asset Schedule and Exception Report attached thereto for each Collateral Loan subject to the Custodial Agreement and setting forth the Exceptions for all of the Collateral Loans for which the Custodian holds a Loan File pursuant to the Custodial Agreement.

(v)         All Loan Documents shall be (i) if in physical form, (A) kept in fire resistant vaults, rooms or cabinets at the Document Custodian Facilities, (B) placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access, (C) clearly segregated from any other documents or instruments maintained by the Custodian, and (ii) if delivered in electronic format, saved onto disks and/or onto the Custodian’s secure computer system, and maintained in a manner so as to permit retrieval and access.

(vi)        In performing its duties, the Custodian shall use a similar degree of care and attention as it employs with respect to similar collateral that it holds as Custodian for others.

(vii)       In no event shall the Custodian be liable for special, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) even if the Custodian has been advised of the likelihood of such damages and regardless of the form of such action.

(viii)      The Custodian may assume the genuineness of any such Financing Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each such Financing Document it may receive is what it purports to be.

Section 13.03.      Custodian Removal. The Borrower shall not remove the Custodian without the prior written consent or the written direction of the Administrative Agent. Upon any removal of the Custodian in accordance with the prior sentence, the Borrower shall consult with the Administrative Agent in appointing a qualified successor satisfactory to the Administrative Agent to act as custodian under the Custodial Agreement and cause such successor custodian to execute and deliver an agreement accepting such appointment in form and content reasonably satisfactory to the Administrative Agent and the Borrower, in each case within the applicable notice period set forth in the Custodial Agreement.

Section 13.04.      Access to Certain Documentation and Information Regarding the Collateral; Audits.

(a)          The Borrower and the Custodian shall provide to the Administrative Agent access to the Loan Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge (but, with respect to the Custodian, at the expense of the Borrower) but only (i) upon two Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Borrower’s and Custodian’s normal security and confidentiality procedures; provided that the Administrative Agent may, and shall upon request of any Lender, permit each Lender to be included on any such review, and shall use commercially reasonable efforts to schedule any review on a day when Lenders desiring to participate in such review may be included. From time to time at the discretion of the Administrative Agent, the Administrative Agent may review the Borrower’s collection and administration of the Collateral in order to assess compliance by the Borrower with Article XI and may conduct an audit of the Collateral, and Loan Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed within a reasonable period of time.

(b)          Without limiting the foregoing provisions of Section 13.04(a), from time to time on request of the Administrative Agent, the Custodian shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct a review of the Loan Documents and all other documentation regarding the Collateral. Such reviews shall be at the expense of the Borrower.

ARTICLE XIV

THE BACKUP SERVICER

Section 14.01.      Designation of the Backup Servicer. The role of Backup Servicer with respect to the Collateral Loans shall be conducted by the Person designated as Backup Servicer hereunder from time to time in accordance with this Section 14.01. Until the Administrative Agent shall give to U.S. Bank National Association a Backup Servicer Termination Notice, U.S. Bank National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Backup Servicer pursuant to the terms hereof.

Section 14.02.      Duties of the Backup Servicer.

(a)          Prior to each Monthly Reporting Date, the Backup Servicer shall review the Monthly Report to ensure that it is complete on its face and, based solely on the information provided on the related Data File, that the following items in such Monthly Report have been accurately calculated, if applicable, and reported: (i) Aggregate Principal Balance, (ii) Borrowing Base, (iii) Excess Concentration Amount, (iv) Availability and the Availability Test, (v) Charged-Off Loan Ratio, (vi) Defaulted Loan Ratio, (viii) Interest Coverage Ratio, (ix) Modified Loan Ratio, (x) completion of Priority of Payments pursuant to Section 9.01(a), (xi) completion of fields in the loan list per the form of the Monthly Report and (xii) other information as may be mutually agreed upon by the Backup Servicer and the Administrative Agent. Nothing herein shall prevent the Servicer from delivering the Monthly Report to the Administrative Agent in order to comply with the Servicer’s delivery obligations hereunder if the Backup Servicer has not completed its review on a timely basis.

(b)          The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer or the Borrower and shall have no liability for any action taken or omitted by the Servicer (including any successor to the Servicer) or the Borrower. The Backup Servicer may act through its agents, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any willful misconduct or gross negligence on the part of such agents, attorneys or custodians acting for and on behalf of the Backup Servicer. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement.

(c)          The Backup Servicer is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Data File, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer. The Backup Servicer shall have no liability for any errors in the content of such Data File, and, except as specifically provided herein, shall not be required to verify, recompute, reconcile or recalculate any such information or data. Without limiting the generality of any terms of the foregoing, the Backup Servicer shall have no liability for any failure, inability or unwillingness on the part of the Servicer to provide accurate and complete information on a timely basis to the Backup Servicer, or otherwise on the part of any such party to comply with the terms of this Agreement or other Facility Document, and shall have no liability for any inaccuracy or error in the performance or observance on the Backup Servicer’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

Section 14.03.      Fees of Backup Servicer.

(a)          For the performance of its backup servicing duties hereunder, the Backup Servicer shall be entitled to the fees and expenses set forth in the Backup Servicer Fee Letter. The Backup Servicer shall invoice the Borrower on a monthly basis for such fees and expenses. Payment shall be made by the Borrower to the extent funds are available for that purpose in accordance with the Priority of Payments.

(b)          In the event the Borrower fails to make timely payment of fees and expenses for services performed by the Backup Servicer under this Agreement, the Backup Servicer shall give the Administrative Agent and the Servicer written notice of such nonpayment. The Administrative Agent may elect to pay the Backup Servicer all then past due servicing fees and expenses owed to the Backup Servicer, and the Borrower agrees to reimburse the Administrative Agent therefor in accordance with the Priority of Payments.

Section 14.04.      Assumption of Servicing Duties.

(a)          Upon written notification by the Administrative Agent to the Backup Servicer and the Servicer exercising its right under and in accordance with Section 11.08 to appoint a Successor Servicer and the approval of the SBA if required by the SBA 504 Loan Program, which notice shall be binding upon the Backup Servicer, requesting the Backup Servicer to become Successor Servicer under this Agreement, the Backup Servicer shall become Successor Servicer under this Agreement in accordance with Section 11.08. Within forty-five (45) Business Days following the aforesaid notice of Administrative Agent, the Backup Servicer will commence the performance of such servicing duties as Successor Servicer in accordance with the terms and conditions of this Agreement.

(b)          The Backup Servicer will have the right to assign its obligations hereunder with the prior written consent of the Administrative Agent and the Required Lenders, which consent shall not be unreasonably withheld. In addition, the Backup Servicer may execute any of its duties under this Agreement (both as Backup Servicer and as Successor Servicer) by or through agents; provided that the Backup Servicer shall remain primarily liable for the due performance of its duties hereunder.

Section 14.05.      Indemnity. The Servicer agrees to indemnify the Backup Servicer and each of its Affiliates and the officers, directors, employees, members and agents thereof, forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable and documented attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Backup Servicer Indemnified Amounts”) to the extent awarded against or incurred by, any such indemnified party as a result of a Servicer breach occurring prior to the effective date of the removal of the Servicer hereunder, excluding, however, Backup Servicer Indemnified Amounts to the extent resulting from (A) gross negligence, willful misconduct or bad faith on the part of such Indemnified Party, (B) a claim brought by the Servicer against an indemnified party for breach of such indemnified party’s obligations hereunder or under any other Facility Document as to which such breach shall have been found to exist by final order of a court of competent jurisdiction, or (C) any action or inaction of the Backup Servicer occurring following the effective date of the removal of the Servicer hereunder except to the extent any such action or inaction of the Backup Servicer arises out of or resulted from the action or inaction of the Servicer prior to the effective date of its removal. The provisions of this Section 14.05 shall survive termination of this Agreement.

Section 14.06.      Additional Provisions Applicable to Backup Servicer. Notwithstanding anything to the contrary in this Agreement, in the event that the Backup Servicer becomes the Successor Servicer pursuant to Section 11.08, the following provisions shall be deemed applicable to the Backup Servicer as Successor Servicer:

(a)          the Backup Servicer’s duties as Successor Servicer pursuant to Section 11.02(a)(viii) shall be limited solely to maintaining the perfection of Liens on the Collateral Loans in favor of the Administrative Agent on behalf of the Secured Parties by preparing and filing or recording continuation statements and other documents or instruments as directed by the Administrative Agent;

(b)          the Backup Servicer shall not be required to deliver the agreed-upon procedures report pursuant to Section 8.08 unless the costs and expenses of the Backup Servicer in obtaining such report shall be paid by the Borrower in accordance with the Priority of Payments (which the Borrower hereby agrees to pay) or by one or more Agents or Lenders in its or their sole discretion;

(c)          the Backup Servicer as Successor Servicer shall be entitled to receive at least five Business Days’ written notice prior to any inspection of its premises pursuant to Section 5.01(e), and such visits will occur no more than twice per year so long as the Backup Servicer is not in default as Successor Servicer;

(d)          in the event that the Backup Servicer merges into another Person or conveys or transfers its assets to a third party and the surviving entity assumes the duties of the Backup Servicer hereunder, this Agreement shall remain in force, and the terms hereof shall govern the relationship between the Borrower and the successor to the Backup Servicer;

(e)          the indemnification obligations of the Backup Servicer upon becoming Successor Servicer hereunder are expressly limited to those instances of willful misconduct, gross negligence or bad faith of the Backup Servicer as Successor Servicer; and

(f)          the Backup Servicer as Successor Servicer shall have no duties with respect to Sections 11.02(a)(x) and (xi) hereof.

Section 14.07.      Resignation of the Backup Servicer. Notwithstanding the provisions above, the Backup Servicer may resign, either as Backup Servicer or as Successor Servicer, upon ninety (90) days prior written notice to the Administrative Agent and the Borrower: provided, however, such resignation shall not become effective until there is a replacement Successor Servicer or Backup Servicer in place that is acceptable to the Administrative Agent, and, unless an Event of Default shall have occurred and be continuing, the Borrower, in each case in their sole discretion. Upon the resignation of the Backup Servicer, the Administrative Agent shall appoint a successor Backup Servicer (subject to the previous sentence) and if it does not do so within thirty days of the Backup Servicer’s resignation, the Backup Servicer may petition a court of competent jurisdiction for the appointment of a successor.

Section 14.08.      Limitation of Liability of the Backup Servicer. Notwithstanding anything contained herein to the contrary, this Agreement has been executed by U.S. Bank National Association, not in its individual capacity, but solely as the Backup Servicer, and in no event shall U.S. Bank National Association have any liability for the representations, warranties, covenants, agreements or other obligations of the other parties hereto or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the party responsible therefor.

ARTICLE XV

MISCELLANEOUS

Section 15.01.      No Waiver; Modifications in Writing.

(a)          No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement, and any consent to any departure by any party to this Agreement from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)          No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Servicer, the Administrative Agent and the Majority Lenders, provided that:

(i)          any Fundamental Amendment shall require the written consent of all Lenders; and

(ii)         no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Backup Servicer, the Successor Servicer or the Custodian hereunder without the prior written consent of the Administrative Agent, the Backup Servicer, the Successor Servicer or the Custodian, as the case may be.

(c)          Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 15.02.       Notices, Etc.

(a)          Except where telephonic instructions are authorized herein to be given (and subject to paragraph (b) below), all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail (if the recipient has provided an email address in Schedule 5), and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 15.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 15.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or email addresses) indicated in Schedule 5, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 5.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

(c)          The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of any materials or information provided by or on behalf of the Borrower through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)          Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 15.03.      Taxes.

(a)          Any and all payments by the Borrower under this Agreement shall be made, in accordance with this Agreement, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto, excluding: (A) any net income (however denominated) taxes, capital taxes, or similar taxes in lieu thereof, branch profits taxes and franchise taxes, in each case imposed (i) in the case of any Secured Party, by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located, or (ii) in the case of any Secured Party or any Lender, by any jurisdiction solely by reason of such Secured Party or such Lender having any other present or former connection with such jurisdiction (other than a connection arising solely from entering into, receiving any payment under or enforcing its rights under this Agreement or any other Facility Document); (B) any U.S. federal withholding taxes imposed under FATCA; and (C) any interest, penalties and additions to tax attributable to any of the foregoing (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law (or by the interpretation or administration thereof) to deduct any Taxes from or in respect of any sum payable by it hereunder or under any other Facility Document to any Secured Party, (i) the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 15.03) such Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law. The obligation of the Borrower to make any additional payments in respect of any deduction or withholding of Taxes as set forth in this Section 15.03 shall be subject to the Secured Party’s compliance with the conditions in Section 15.03(g).

(b)          In addition, the Borrower agrees, to timely pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by the Borrower hereunder or under any other Facility Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or under any other Facility Document (hereinafter referred to as “Other Taxes”).

(c)          The Borrower agrees to indemnify each of the Secured Parties for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 15.03) paid by any Secured Party in respect of the Borrower, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. Payments by the Borrower pursuant to this indemnification shall be made promptly following the date the Secured Party makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. Such certificate shall be presumed to be correct absent manifest error. The Borrower’s indemnification obligation pursuant to this Section 15.03(c) shall include any costs or expenses of the Secured Party in defending a claim or bringing any claim to enforce Borrower’s indemnification obligation.

(d)          The Borrower shall not be required to indemnify any Secured Party, or pay any additional amounts to any Secured Party, in respect of United States federal withholding tax or United States federal backup withholding tax to the extent that (i) the obligation to withhold amounts with respect to United States federal withholding or backup withholding tax was imposed pursuant to a law in effect on the date such Lender became a party to this Agreement (or acquired its interest herein) or, with respect to payments to a new lending office designated by a Lender (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to an Advance; provided that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Secured Party would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the transferor Lender or the Lender making the designation of such New Lending Office, if any, would have been entitled to receive in the absence of such transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Secured Party to comply with paragraphs (g) or (h) below.

(e)          Promptly after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to the Administrative Agent).

(f)          If any payment is made by the Borrower to or for the account of any Secured Party after deduction for or on account of any Taxes or Other Taxes, and an indemnity payment or additional amounts are paid by the Borrower pursuant to this Section 15.03, then, if such Secured Party in its sole discretion exercised in good faith determines that it is entitled to a refund of such Taxes or Other Taxes, such Secured Party shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, apply for such refund and reimburse to the Borrower such amount of any refund received (net of reasonable out-of-pocket expenses incurred, including taxes) as such Secured Party shall determine in its sole discretion to be attributable to the relevant Taxes or Other Taxes; provided that in the event that such Secured Party is required to repay such refund to the relevant taxing authority, the Borrower agrees to return the refund to such Secured Party. Notwithstanding anything to the contrary in this Section 15.03(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 15.03(f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(g)          Each Secured Party and each Participant that is a U.S. person as that term is defined in Section 7701(a)(30) of the Code (a “U.S. Person”) hereby agrees that it shall, no later than the Funding Effective Date or, in the case of a Secured Party or a Participant which becomes a party hereto pursuant to Section 15.06, the date upon which such Secured Party becomes a party hereto or participant herein (and from time to time thereafter upon the reasonable request of the Borrower and/or the Administrative Agent (as applicable)), deliver to the Borrower and the Administrative Agent, if applicable, two accurate, complete and signed copies of U.S. Internal Revenue Service Form W-9 or successor form, certifying that such Secured Party or Participant is on the date of delivery thereof entitled to an exemption from United States backup withholding tax. Each Secured Party or Participant that is not a U.S. Person (a “Non-U.S. Lender”) shall, no later than the date on which such Secured Party becomes a party hereto or a participant herein pursuant to Section 15.06 (and from time to time thereafter upon the reasonable request of the Borrower and/or the Administrative Agent (as applicable)), deliver to the Borrower and the Administrative Agent two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto and such other properly completed and executed documentation prescribed by Applicable Law, in each case claiming complete exemption from U.S. federal withholding tax with respect to payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender provides the appropriate certification pursuant to Exhibit I that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall notify the Borrower and the Administrative Agent in the event such certification is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or participant herein and on or before the date, if any, such Non-U.S. Lender designates a New Lending Office. In addition, each Non-U.S. Lender shall deliver such forms as promptly as practicable after receipt of a written request therefor from the Borrower or an Agent. Notwithstanding any other provision of this Section 15.03, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 15.03(g) that such Non-U.S. Lender is not legally able to deliver. Each Secured Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(h)          If any Secured Party requires the Borrower to pay any additional amount to such Secured Party or any taxing Governmental Authority for the account of such Secured Party or to indemnify such Secured Party pursuant to this Section 15.03, then such Secured Party shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Lender determines, in its sole discretion, that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 15.03 in the future and (ii) would not subject such Secured Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Secured Party. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(i)          Nothing in this Section 15.03 shall be construed to require any Secured Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(j)          Compliance with FATCA. Each Secured Party shall deliver to the Borrower and the Administrative Agent, as applicable, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or an Agent such documentation prescribed by Applicable Law or FATCA (including as prescribed by Section 1571(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or an Agent as may be necessary for the Borrower and the Administrative Agent, as applicable, to comply with their obligations under FATCA and to determine that such Secured Party has complied with such Secured Party’s obligations under FATCA or to determine the amount to deduct and withhold from any payment. Solely for purposes of this Section 15.03(j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Section 15.04.      Costs and Expenses; Indemnification.

(a)          The Borrower agrees to promptly pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Backup Servicer in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including the reasonable fees and disbursements of outside counsel for the Administrative Agent and the Backup Servicer, costs of any independent accountants performing agreed upon procedures audits, UCC filing fees and all other related fees and expenses in connection therewith; and in connection with any modification or amendment of this Agreement or any other Facility Document. Further, the Borrower shall pay on demand (A) all reasonable and documented out-of-pocket costs and expenses (including all reasonable fees, expenses and disbursements of legal counsel and any auditors, accountants, consultants or appraisers or other professional advisors and agents engaged by the Administrative Agent and the Lenders) incurred by the Administrative Agent in the preparation, execution, delivery, filing, recordation, administration, performance or enforcement of this Agreement or any other Facility Document or any consent, amendment, waiver or other modification relating thereto, (B) all reasonable and documented out-of-pocket costs and expenses of creating, perfecting, releasing or enforcing the Administrative Agent's security interests in the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and title insurance premiums, and (C) all reasonable costs and expenses incurred by the Administrative Agent and the Backup Servicer (including in its capacity as Successor Servicer) in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Administrative Agent and the Lenders or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Administrative Agent and the Lenders; provided that in each case, there shall be a single primary counsel to the Administrative Agent and the Lenders and a single local counsel to the Administrative Agent and the Lenders in each relevant jurisdiction (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses among the Administrative Agent and the Lenders, in which case each such similarly conflicted group of Persons may retain its own counsel). The undertaking in this Section shall survive repayment of the Obligations, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Administrative Agent are intended to constitute expenses of administration under any applicable bankruptcy law.

(b)          The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, expenses, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever, (including the reasonable and documented fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Loan Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated) (collectively, the “Liabilities”), including any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document, any Loan Document or any of the transactions contemplated hereby or thereby; (ii) any breach of any covenant by the Borrower or the Servicer contained in any Facility Document; (iii) any representation or warranty made or deemed made by the Borrower or the Servicer contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is false or misleading; (iv) the Management of any Hazardous Materials or any failure by the Borrower or the Servicer to comply with any Applicable Law (including Environmental Law) or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Administrative Agent (for the benefit of the Secured Parties) a perfected security interest in all of the Collateral free and clear of all Liens other than Permitted Liens; (vi) any action or omission, not expressly authorized by the Facility Documents, by the Borrower or any Affiliate of the Borrower which has the effect of reducing or impairing the Collateral or the rights of the Administrative Agent or the Secured Parties with respect thereto; (vii) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time; (viii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) of an Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on any Collateral Loan (or the Loan Documents evidencing such Collateral Loan) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from any related property; (ix) the commingling of Collections on the Collateral at any time with other funds; (x) any failure by the Borrower to give reasonably equivalent value to the applicable seller, in consideration for the transfer by such seller to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code; (xi) the failure of the Borrower, the Servicer or any of their respective agents or representatives to remit to the Collection Account, within one Business Day of receipt, Collections on the Collateral Loans remitted to the Borrower, the Servicer or any such agent or representative as provided in this Agreement; and (xii) any Default or Event of Default; provided, that (x) the Borrower shall not be liable (A) for any Liability or losses arising due to the deterioration in the credit quality or market value of the Collateral Loans or other Collateral hereunder to the extent that such credit quality or market value was not misrepresented in any material respect by the Borrower or any of its Affiliates or (B) to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s fraud, bad faith, gross negligence or willful misconduct; provided, further, this Section 15.04(b) shall not apply with respect to taxes, levies, imposts, deductions, charges and withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto, or additional sums described in Sections 2.09, 2.16 or 15.03, other than any taxes, levies, imposts, deductions, charges and withholdings that represent Liabilities arising from a claim under any Section of this Agreement other than Sections 2.09, 2.16 or 15.03.

(c)          Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, on demand, from and against any and all Liabilities (calculated without duplication of Liabilities paid by the Borrower pursuant to Section 15.04(b) above) awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Servicer in violation of the Facility Documents, including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Facility Documents to which it is a party, any Monthly Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its duties or obligations in accordance with this Agreement or (iv) any litigation, proceedings or investigation against the Servicer, excluding, however, (a) Losses to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, and (b) Losses constituting Federal, state or local income or franchise taxes or any other Tax imposed on or measured by income (or any interest or penalties with respect thereto or arising from a failure to comply therewith) required to be paid by such Indemnified Party in connection herewith to any taxing authority. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

Section 15.05.      Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 15.06.      Assignability.

(a)          Each Lender may, with the written consent of the Administrative Agent and the Borrower (in each case not to be unreasonably withheld or delayed), assign to an assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its outstanding Advances or interests therein owned by it, together with ratable portions of its Commitment); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that:

(i)          the Borrower’s consent to any such assignment shall not be required if the assignee is a Permitted Assignee with respect to such assignor;

(ii)         the Borrower’s consent to any such assignment pursuant to this Section 15.06(a) shall not be required if an Event of Default shall have occurred and is continuing (and not been waived by the Lenders in accordance with Section 15.01);

(iii)        no assignment shall be made to a natural person;

(iv)        no assignment shall be made to (x) a Borrower or any of its Affiliates or Subsidiaries or (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y);

(v)         except in the case of an assignment to a Lender or an Affiliate of a Lender or a Permitted Assignee or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Advances of any class, the amount of the Commitment or Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(vi)        each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one class of Commitments or Advances;

(vii)       the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including Federal and state securities laws; and

(viii)      in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

The parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance and the applicable tax forms required by Section 15.03(g) and (j), together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders. Notwithstanding any other provision of this Section 15.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

(b)          The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.

(c)          (i) Any Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) each Participant shall have agreed to be bound by this Section 15.06(c) and Sections 14.09(b) and 14.15 and (E) each Participant shall have a short term rating of at least “A-2/P2” by S&P and Moody’s, respectively. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any Fundamental Amendment. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 15.06(f) with respect to any Participant. Sections 2.09, 2.16 and 15.03 shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that no Participant shall be entitled to any amount under Sections 2.09, 2.16 or 15.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred.

(d)          In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as nonfiduciary agent for the Borrower shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Advances or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. An Advance may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Advance may be effected only by the registration of such participation on the Participant Register. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          The Administrative Agent, on behalf of and acting solely for this purpose as the nonfiduciary agent of the Borrower, shall maintain at its address specified in Section 15.02 or such other address as the Administrative Agent shall designate in writing to the Lenders, a copy of this Agreement, the Administrative Questionnaire and each signature page hereto and each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the aggregate outstanding principal amount of the outstanding Advances maintained by each Lender under this Agreement (and any stated interest thereon). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register and in accordance with this Section 15.06.

(f)          Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender hereunder, and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”) and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”). Each Lender represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is a Qualified Purchaser and a QIB. Each Lender further agrees that it shall not assign, or grant any participations in, any of its Advances or its Commitment to any Person unless such Person is a Qualified Purchaser and a QIB.

(g)          Replacement of Lenders. If a Lender (i) is a Defaulting Lender, (ii) is a Non-Consenting Lender, or (iii) requests payment of amounts payable pursuant to Section 2.09 or 15.03 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.09(c) or Section 15.03(h), respectively, then, in addition to any other rights and remedies that any Person may have, the Borrower may, at its sole expense and effort, by notice to the applicable Lender within 180 days after such event (with a copy of such notice concurrently delivered to the Administrative Agent), require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.09 or Section 15.03) and obligations under the Facility Documents to one or more Eligible Assignees specified by the Borrower within twenty (20) days after the Borrower’s notice, provided, however, that (A) such assignment does not conflict with Applicable Law, (B) in the case of any such assignment resulting from a claim for compensation under Section 2.09 or 15.03, such assignment will result in a reduction in such compensation or payments thereafter, and (C) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. The Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such assignment if any member of the affected Lender fails to execute same. The affected Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Facility Documents, including all principal, interest and fees through the date of assignment (including any amounts under Section 2.16 as if the Advances owing to it were prepaid rather than assigned).

(h)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. No assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 15.07.      Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, except the conflict of law PRINCIPLES thereof which would have the effect of applying the law of any other jurisdiction.

Section 15.08.      Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 15.09.      Confidentiality. Each Secured Party agrees to keep confidential all non-public information provided to it by the Borrower or the Servicer with respect to the Borrower, its Affiliates, the Collateral or any other information furnished to any Secured Party pursuant to this Agreement or any other Facility Document (collectively, the “Borrower Information”); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) in connection with this Agreement and the other Facility Documents and not for any other purpose, (x) to any Secured Party or any Affiliate of a Secured Party, or (y) any of their respective Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information, (b) subject to an agreement to comply with the provisions of this Section (or other provisions at least as restrictive as this Section), (i) to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, (ii) to any actual or bona fide prospective Permitted Assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement and (iii) as reasonably required by any direct or indirect contractual counterparties or professional advisors thereto, to any swap or derivative transaction relating to the Borrower and its obligations, (c) as required by Applicable Law to be disclosed to any Governmental Authority purporting to have jurisdiction over any Secured Party or any of its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law, (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative, (f) in connection with the exercise of any remedy hereunder or under any other Facility Document, (g) with the written consent of the Borrower, (h) that was in its possession or known by such Secured Party or any of its Affiliates without restriction prior to receipt from the Borrower, (i) that was rightfully disclosed to such Secured Party by a third party not known by such Secured Party to be under any obligation of confidentiality to the Borrower or (j) that was independently developed by such Secured Party or any of its Affiliates without any use of Borrower Information. In addition, each Secured Party may disclose the existence of this Agreement and the Facility Amount available hereunder to market data collectors, similar service providers to the lending industry and service providers to the Secured Parties in connection with the administration and management of this Agreement and the other Facility Documents.

Section 15.10.      Merger. This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders taken as a whole incorporate the entire agreement between the parties thereto concerning the subject matter thereof and such Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 15.11.      Survival. All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.09, 2.12, 2.16, 15.03, 15.04, 15.09, 15.16, and 15.18 and this Section 15.11 shall survive the termination of this Agreement in whole or in part and the payment in full of the principal of and interest on the Advances.

Section 15.12.      Submission to Jurisdiction; Waivers; Service of Process; Etc. Each party hereto hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of New York County in the State of New York, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;

(b)          consents that any such action or proceeding may be brought in any court described in Section 15.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 15.02 or at such other address as may be permitted thereunder;

(d)          agrees that nothing herein shall affect the right to effect service of process, summons, notices and documents in any other manner permitted by applicable law; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, indirect, punitive or consequential damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement).

Section 15.13.      Waiver of Jury Trial. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or any other Facility Document or for any counterclaim therein or relating thereto.

Section 15.14.      Third Party Beneficiary. The Custodian is an express third party beneficiary hereunder

Section 15.15.      Waiver of Setoff. Each of the Borrower and the Servicer hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 15.16.      PATRIOT Act Notice. Each Lender and each of the Administrative Agent and the Backup Servicer hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender in order to assist such Lender in maintaining compliance with the PATRIOT Act.

Section 15.17.      Legal Holidays. In the event that the date of any prepayment, any Payment Date or the Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any date of prepayment, any Payment Date or the Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 15.18.      Non-Petition.

(a)          The Servicer, each Lender, and the Backup Servicer each hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under federal or state bankruptcy or similar laws until at least one year and one day, or if longer the applicable preference period then in effect plus one day, after the payment in full of the Advances and the termination of all Commitments.

(b)          The provisions of this Section 15.18 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 15.18 and the Administrative Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, winding up or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws or any similar laws. The provisions of this Section 15.18 shall survive the termination of this Agreement.

Section 15.19.      No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. The Borrower, the Servicer and the Originator (collectively, solely for purposes of this paragraph, the “Credit Parties”) each agree that nothing in the Facility Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Facility Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Facility Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

Section 15.20.      Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(a)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)          the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NBL SPV I, LLC, as Borrower

By:
Name:
Title:

SMALL BUSINESS LENDING, LLC, as Servicer

By:
Name:
Title:

S-1

Capital One, N.A., as Administrative Agent

By:
	Name:	Brian Talty
	Title:	Senior Vice President

Capital One, N.A., as Lender

By:
	Name:	Brian Talty
	Title:	Senior Vice President

S-2

U.S. Bank National association, as Backup Servicer

By:
Name:
Title:

S-3